As filed with the Securities and Exchange Commission on September 30, 2015

File No. 811-02611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 51	☒

Invesco Exchange Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

11 Greenway Plaza, Suite 1000

Houston, TX 77046-1173

(Address of Principal Executive Offices) (Zip Code)

(713) 626-1919

(Registrant’s Telephone Number, Including Area Code)

JOHN M. ZERR, ESQ.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Seba Kurian, Esquire Invesco Advisers, Inc. 11 Greenway Plaza, Suite 1000 Houston, Texas 77046	E. Carolan Berkley, Esquire Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103-7018

INVESCO EXCHANGE FUND

PART A

INFORMATION REQUIRED IN A PROSPECTUS

Invesco Exchange Fund (the “Fund”) is an open-end diversified management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and formed on December 4, 1975 under the Uniform Limited Partnership Act of California. The Fund commenced business as an investment company on December 13, 1976. Effective September 30, 2015, the Fund was reorganized as a Delaware statutory trust.

This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Fund that an investor should know. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 847-2424. The Statement of Additional Information has been filed with the Securities and Exchange Commission (“SEC”) and is available along with other related materials at the SEC’s internet web site (http://www.sec.gov).

This Prospectus is dated September 30, 2015.

Item 1.	Front and Back Cover Pages

Omitted pursuant to General Instruction B.2. of Form N-1A.

Item 2.	Risk/Return Summary: Investment Objectives/Goals

Omitted pursuant to General Instruction B.2. of Form N-1A.

Item 3.	Risk/Return Summary: Fee Table

Omitted pursuant to General Instruction B.2. of Form N-1A.

Item 4.	Risk/Return Summary: Investments, Risks, and Performance

Omitted pursuant to General Instruction B.2. of Form N-1A.

Item 5.	Management.

Invesco Advisers, Inc. (the “Adviser”) is the Fund’s investment adviser.

Information about the current persons jointly and primarily responsible for the day to day management of the Fund’s portfolio is shown below:

Name	Title with Adviser	Date Began Managing the Fund
Anthony Munchak	Portfolio Manager	2010
Glen Murphy	Portfolio Manager	2010
Francis Orlando	Portfolio Manager	2010

Item 6.	Purchase and Sale of Fund Shares.

The Fund does not currently offer its shares for purchase. Shareholders may redeem shares at any time without charge by the Fund at the next determined net asset value per share on any business day by submitting a written request in proper form to the Fund’s transfer agent.

Item 7.	Tax Information.

The Fund intends to elect to be treated and qualify each year as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). Distributions from the Delaware statutory trust to shareholders will be reported on Form 1099 and will be comprised of investment income and net short-term capital gain (generally taxable as ordinary income) and net long-term capital gains (generally taxable as long-term capital gains). The Fund intends to distribute sufficient amounts of its investment income quarterly and net capital gain at least annually to satisfy the distribution requirements applicable to RICs under the Code to avoid liability for federal income and excise tax, but no assurances can be given that all or a portion of such liability will be avoided. All distributions of income and gains will be made in cash and may not be reinvested in additional shares of the Fund.

Item 8.	Financial Intermediary Compensation.

Not applicable, as the Fund does not currently offer its shares for purchase and does not pay financial intermediaries for the sale of the Fund’s shares.

Item 9.	Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.

The Fund’s principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. The Fund’s investment objective may be changed by the Board of Trustees (the “Board”) without shareholder approval.

Under normal market conditions, the Fund seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. The Fund does not intend to engage to any significant degree in active or frequent trading of portfolio securities. The Fund’s portfolio turnover is reported in its financial statements. The Fund may, however, for defensive purposes, temporarily invest all or a portion of its assets in other types of securities, including investment grade bonds, preferred stocks and money market obligations such as government securities, certificates of deposit and commercial paper. In taking a temporary defensive position, the Fund would temporarily not be pursuing and may not achieve its investment objective. The foregoing policies may not be changed without approval of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act. The Fund’s temporary investments may consist of U.S. Treasury Bills and U.S. Treasury Bonds, both issued by and supported by the full faith and credit of the United States Government, and commercial paper rated P-1, if by Moody’s Investors Service, Inc., or A-1 if by Standard & Poor’s and repurchase agreements with domestic banks and broker-dealers.

Capital gains taxes will be considered in determining the sale of portfolio securities. However, sales will be effected whenever believed to be in the best interests of the shareholders, even though capital gains may be recognized.

The Fund is subject to market risk. Market risk is the possibility that the market values of securities owned by the Fund will decline. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. Investments in common stocks and convertible securities generally are affected by changes in the stock markets, which fluctuate substantially over time, sometimes suddenly and sharply. The financial markets in general are subject to volatility and may at times experience periods of extreme volatility and uncertainty, which may affect all investment securities, including equity securities, fixed income or debt securities and derivative instruments. During such periods, fixed income or debt securities of all credit qualities may become illiquid or difficult to sell at a time and a price acceptable to the Fund. The markets for other securities in which the Fund may invest may not function properly, which may affect the value of such securities, and such securities may become illiquid. New or proposed laws may have an impact on the Fund’s investments and the Fund’s investment adviser is unable to predict what effect, if any, such legislation may have on the Fund.

A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available under Item 16 in the Fund’s Statement of Additional Information.

Item 10.	Management, Organization and Capital Structure.

The Adviser is an indirect wholly owned subsidiary of Invesco Ltd. The Adviser is located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309. The Adviser, a successor in interest to multiple investment advisers, has been an investment adviser since 1976.

The Fund retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. Under an investment advisory agreement between the Adviser and the Fund (the “Advisory Agreement”), the Fund pays the Adviser a monthly fee calculated at the annual rate of 0.30% of average daily net assets of the Fund. For the fiscal year ended December 31, 2014, advisory fees paid by the Fund equaled 0.30% of the Fund’s average daily net assets after fee waivers. The Adviser received approximately $267,695 (0.37 % of average net assets) in both advisory and administrative service fees from the Fund during the fiscal year ended December 31, 2014.

The Adviser has entered into a Master Intergroup Sub-Advisory Contract (the “Sub-Advisory Agreement”) with certain affiliates to serve as Sub-Advisers to the Fund, pursuant to which these affiliated Sub-Advisers may be appointed by the Adviser from time to time to provide discretionary investment management services, investment advice, and/or order execution services to the Fund. Each of these affiliated Sub-Advisers is a registered investment adviser under the Investment Advisers Act of 1940. Each Sub-Adviser is an indirect wholly owned subsidiary of Invesco Ltd. None of the affiliated Sub-Advisers currently provide sub-advisory services to the Fund.

The only fees payable to the Sub-Advisers under the Sub-Advisory Agreement are for providing discretionary investment management services. For such services, the Adviser will pay each Sub-Adviser a fee, computed daily and paid monthly, equal to (i) 40% of the monthly compensation that the Adviser receives from the Fund, multiplied by (ii) the fraction equal to the net assets of the Fund as to which such Sub-Adviser shall have provided discretionary investment management services for that month divided by the net assets of the Fund for that month. Pursuant to the Sub-Advisory Agreement, this fee is reduced to reflect contractual or voluntary fee waivers or expense limitations by the Adviser, if any, in effect from time to time. In no event shall the aggregate monthly fees paid to the Sub-Advisers under the Sub-Advisory Agreement exceed 40% of the monthly compensation that the Adviser receives from the Fund pursuant to its advisory agreement with the Fund, as reduced to reflect contractual or voluntary fees waivers or expense limitations by the Adviser, if any.

Investment decisions for the Fund are made by investment management teams at the Adviser. The following individuals are jointly and primarily responsible for the day to day management of the Fund’s portfolio:

•	Anthony Munchak, Portfolio Manager, who has been responsible for the Fund since 2010 and has been associated with Invesco and/or its affiliates since 2000.

•	Glen Murphy, Portfolio Manager, who has been responsible for the Fund since 2010 and has been associated with Invesco and/or its affiliates since 1995.

•	Francis Orlando, Portfolio Manager, who has been responsible for the Fund since 2010 and has been associated with Invesco and/or its affiliates since 1987.

Item 20 in the Fund’s Statement of Additional Information provides additional information about the portfolio managers’ compensation structure, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Fund.

The Board as a whole and the Independent Trustees, who comprise more than 75% of the Board, voting separately, determined that the terms of the advisory agreements described above are fair and reasonable and approved the advisory arrangements as being in the best interests of the Fund and its shareholders. A discussion regarding the basis for the Board’s approval of such advisory arrangements was included in the Fund’s Semiannual Report covering the six-month period ended June 30, 2015 and made available to shareholders in August 2015.

The Adviser and the Fund have entered into a Master Administrative Services Agreement (“Administrative Services Agreement”) pursuant to which the Adviser may perform or arrange for the provision of certain accounting and other administrative services to the Fund which are not required to be performed by the Adviser under the Advisory Agreement. The Adviser received approximately $50,000 (0.07% of average net assets) in administrative services fees from the Fund during the fiscal year ended December 31, 2014. The Administrative Services Agreement provides that it will remain in effect and continue from year to year only if such continuance is specifically approved at least annually by the Board, including the Independent Trustees, by votes cast in person at a meeting called for such purpose. Under the Administrative Services Agreement, the Adviser is entitled to receive from the Fund reimbursement of its costs or such reasonable compensation as may be approved by the Board. Currently, the Adviser is reimbursed for the services of the Fund’s principal financial officer and her staff and any expenses related to fund accounting services.

Other operating expenses paid by the Fund include transfer agency fees, custodial fees, audit, legal and accounting fees, the costs of reports and proxies to shareholders, trustees fees, and all other business expenses not specifically assumed by the Adviser. For the fiscal year ended December 31, 2014, the Fund’s other operating expenses were 0.23% of average net assets.

The Adviser has contractually agreed, through at least June 30, 2016, to waive the advisory fee payable by the Fund in an amount equal to 100% of the net advisory fees the Adviser receives from the affiliated money market funds on investments by the Fund of uninvested cash in such affiliated money market funds. For the fiscal year ended December 31, 2014, the Adviser waived advisory fees of $1,152.

Item 11.	Shareholder Information.

The Fund will determine its net asset value as of the close of each business day on the New York Stock Exchange (the “Exchange”). The Fund’s net assets equal the value of its portfolio securities, plus all cash and other assets (including dividends and interest accrued but not collected) less all liabilities (including accrued expenses). The Fund’s portfolio securities are valued by using prices as of the close of trading on the Exchange and valuing portfolio securities (i) for which market quotations are readily available at such market quotations (for example, using the last reported sale price for securities listed on a securities exchange or using the mean between the last reported bid and asked prices on unlisted securities) and (ii) for which market quotations are not readily available and any other assets at their fair value as determined in good faith in accordance with procedures established by the Board. In cases where a security is traded on more than one exchange, the security is valued on the exchange designated as the primary market. Securities with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value. See the financial statements and notes thereto in the Fund’s Annual Report.

The Fund does not currently offer its shares for purchase. Shareholders may redeem shares at any time, without charge by the Fund, at the next determined net asset value per share by submitting a written request in proper form to the Fund’s transfer agent, Invesco Investment Services, Inc., P.O. Box 219078, Kansas City, Missouri 64121-9078. The request for redemption should indicate the number of shares or dollar amount to be redeemed, and the shareholder’s account number. The redemption request must be signed by all persons in whose names the shares are registered. After receipt of the redemption request in proper order by the Fund’s transfer agent, Invesco Investment Services, Inc., redemptions are required to be priced at the next determined net asset value per share and payment for shares redeemed will be made within seven days thereafter. “Proper order” means that all necessary information and documentations related to the redemption request have been provided to the Funds’ transfer agent, if applicable. If your request is not in proper order, the Funds’ transfer agent may require additional documentation in order to redeem your shares. Redemptions are not made on days during which the Exchange is closed. The right of redemption may be suspended and the payment therefor may be postponed for more than seven days during any period when (a) the Exchange is closed for other than customary weekends or holidays; (b) the SEC determines trading on the Exchange is restricted; (c) the SEC determines an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Fund to fairly determine the value of its net assets; or (d) the SEC, by order, so permits.

The shares redeemed may be paid in cash or securities, at the option of the Fund and will ordinarily be paid in whole or in part in securities. Such securities may be illiquid and difficult or impossible for a shareholder to sell at a time and a price acceptable to a shareholder. The Fund’s valuation will determine the quantity of securities tendered. The Fund will select securities for tender in redemptions based on tax or investment considerations.

While there is no charge when shares are redeemed or repurchased through the Fund or through Invesco Distributors, Inc., an affiliate of the Adviser, dealers may make a charge for effecting a repurchase. Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.

Shareholders may exchange shares of the Fund for Class Y shares of another Invesco Fund. Shareholders may not exchange shares of another Invesco Fund for shares of the Fund. An exchange is the purchase of shares in one fund which is paid for with the proceeds from a redemption of shares of another fund effectuated on the same day. Any gain on the transaction may be subject to federal income tax. Accordingly, the process for redemptions of Fund shares discussed above will apply. Before requesting an exchange, review the prospectus of the Invesco Fund you wish to acquire. All exchanges are subject to the limitations set forth in the prospectuses of the applicable Invesco Funds. If you wish to exchange shares of the Fund for those of another Invesco Fund, you must consult the prospectus of the Invesco Fund whose shares you wish to acquire to determine whether the fund is offering shares to new investors and whether you are eligible to acquire shares of that fund.

The following conditions apply to all exchanges: Shares must have been held for at least one day prior to the exchange and if you have physical share certificates, you must return them to the Fund’s transfer agent in order to effect the exchange. Under unusual market conditions, the Fund may delay the exchange of shares for up to five business days if it determines that it would be materially disadvantaged by the immediate transfer of exchange proceeds. The exchange privilege is not an option or right to purchase shares.

Because shares of the Fund are not available for additional investments, the Fund is not susceptible to the “market-timing” or “short-term trading” practices that affect other continuously offered Invesco Funds. Therefore, the “market timing” and “short term trading” policies applicable to other Invesco Funds are not currently applied to the Fund. If in the future the Fund offers additional shares for purchase, it is expected that those policies would be applied to the Fund and the Fund’s prospectus would be updated to describe those policies.

Tax Matters

The following is a summary of certain additional tax considerations generally affecting the Fund and its shareholders. No attempt is made to present a detailed explanation of the tax treatment of the Fund or its shareholders, and the discussion here is not intended as a substitute for careful tax planning.

This “Tax Matters” section is based on the Code and applicable regulations in effect on the date hereof. Future legislative, regulatory or administrative changes, including provisions of current law that sunset and thereafter no longer apply, or court decisions may significantly change the tax rules applicable to the Fund and its shareholders. Any of these changes or court decisions may have a retroactive effect.

This is for general information only and not tax advice. All investors should consult their own tax advisors as to the federal, state, local and foreign tax provisions applicable to them.

Taxation of the Fund. The Fund intends to elect and qualify each year as a “regulated investment company” (sometimes referred to as a regulated investment company, RIC or fund) under Subchapter M of the Code. If the Fund qualifies, the Fund will not be subject to federal income tax on the portion of its investment company taxable income (i.e., generally, taxable interest, dividends, net short-term capital gains and other taxable ordinary income net of expenses without regard to the deduction for dividends paid) and net capital gain (i.e., the excess of net long-term capital gains over net short-term capital losses) that it distributes to shareholders.

Qualification as a regulated investment company. In order to qualify for treatment as a regulated investment company, the Fund must satisfy the following requirements:

•	Distribution Requirement – the Fund must distribute an amount equal to the sum of at least 90% of its investment company taxable income and 90% of its net tax-exempt income, if any, for the tax year (certain distributions made by the Fund after the close of its tax year are considered distributions attributable to the previous tax year for purposes of satisfying this requirement).

•	Income Requirement – the Fund must derive at least 90% of its gross income from dividends, interest, certain payments with respect to securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including, but not limited to, gains from options, futures or forward contracts) derived from its business of investing in such stock, securities or currencies and net income derived from qualified publicly traded partnerships (QPTPs).

•	Asset Diversification Test – The Fund must satisfy the following asset diversification test at the close of each quarter of the Fund’s tax year: (1) at least 50% of the value of the Fund’s assets must consist of cash and cash items, U.S. Government securities, securities of other regulated investment companies, and securities of other issuers (as to which the Fund has not invested more than 5% of the value of the Fund’s total assets in securities of an issuer and as to which the Fund does not hold more than 10% of the outstanding voting securities of the issuer); and (2) no more than 25% of the value of the Fund’s total assets may be invested in the securities of any one issuer (other than U.S. Government securities or securities of other regulated investment companies) or of two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses, or, collectively, in the securities of QPTPs.

In some circumstances, the character and timing of income realized by the Fund for purposes of the Income Requirement or the identification of the issuer for purposes of the Asset Diversification Test is uncertain under current law with respect to a particular investment, and an adverse determination or future guidance by the Internal Revenue Service (IRS) with respect to such type of investment may adversely affect the Fund’s ability to satisfy these requirements. In other circumstances, the Fund may be required to sell portfolio holdings in order to meet the Income Requirement, Distribution Requirement, or Asset Diversification Test, which may have a negative impact on the Fund’s income and performance. In lieu of potential disqualification, the Fund is permitted to pay a tax for certain failures to satisfy the Asset Diversification Test or Income Requirement, which, in general, are limited to those due to reasonable cause and not willful neglect.

The Fund may use “equalization accounting” (in lieu of making some cash distributions) in determining the portion of its income and gains that has been distributed. If the Fund uses equalization accounting, it will allocate a portion of its undistributed investment company taxable income and net capital gain to redemptions of Fund shares and will correspondingly reduce the amount of such income and gains that it distributes in cash. However, the Fund intends to make cash distributions for each taxable year in an aggregate amount that is sufficient to satisfy the Distribution Requirement without taking into account its use of equalization accounting. If the IRS determines that the Fund’s allocation is improper and that the Fund has under-distributed its income and gain for any taxable year, the Fund may be liable for federal income and/or excise tax.

If for any taxable year the Fund does not qualify as a regulated investment company, all of its taxable income (including its net capital gain) would be subject to tax at regular corporate rates without any deduction for dividends paid to shareholders, and the dividends would be taxable to the shareholders as ordinary income (or possibly as qualified dividend income) to the extent of the Fund’s current and accumulated earnings and profits. Failure to qualify as a regulated investment company thus would have a negative impact on the Fund’s income and performance. Subject to savings provisions for certain inadvertent failures to satisfy the Income Requirement or Asset Diversification Test which, in general, are limited to those due to reasonable cause and not willful neglect, it is possible that the Fund will not qualify as a regulated investment company in any given tax year. Even if such savings provisions apply, the Fund may be subject to a monetary sanction of $50,000 or more. Moreover, the Board reserves the right not to maintain the qualification of the Fund as a regulated investment company if it determines such a course of action to be beneficial to shareholders.

Capital loss carryovers. The capital losses of the Fund, if any, do not flow through to shareholders. Rather, the Fund may use its capital losses, subject to applicable limitations, to offset its capital gains without being required to pay taxes on or distribute to shareholders such gains that are offset by the losses. If the Fund has a “net capital loss” (that is, capital losses in excess of capital gains), the excess (if any) of the Fund’s net short-term capital losses over its net long-term capital gains is treated as a short-term capital loss arising on the first day of the Fund’s next taxable year, and the excess (if any) of the Fund’s net long-term capital losses over its net short-term capital gains is treated as a long-term capital loss arising on the first day of the Fund’s next taxable year. Any such net capital losses of the Fund that are not used to offset capital gains may be carried forward indefinitely to reduce any future capital gains realized by the Fund in succeeding taxable years. The amount of capital losses that can be carried forward and used in any single year is subject to an annual limitation if there is a more than 50% “change in ownership” of the Fund. The Fund undertakes no obligation to avoid or prevent an ownership change, which can occur in the normal course of shareholder redemptions.

Deferral of late year losses. The Fund may elect to treat part or all of any “qualified late year loss” as if it had been incurred in the succeeding taxable year in determining the Fund’s taxable income, net capital gain, net short-term capital gain, and earnings and profits. The effect of this election is to treat any such “qualified late year loss” as if it had been incurred in the succeeding taxable year, which may change the timing, amount, or characterization of Fund distributions (see, “Taxation of Fund Distributions – Capital gain dividends” below). A “qualified late year loss” includes:

(i)	any net capital loss incurred after October 31 of the current taxable year, or, if there (i) is no such loss, any net long-term capital loss or any net short-term capital loss incurred after October 31 of the current taxable year (“post-October capital losses”), and

(ii)	the sum of (1) the excess, if any, of (a) specified losses incurred after October 31 of the current taxable year, over (b) specified gains incurred after October 31 of the current taxable year and (2)

the excess, if any, of (a) ordinary losses incurred after December 31 of the current taxable year, over (b) the ordinary income incurred after December 31 of the current taxable year.

The terms “specified losses” and “specified gains” mean ordinary losses and gains from the sale, exchange, or other disposition of property (including the termination of a position with respect to such property), foreign currency losses and gains, and losses and gains resulting from holding stock in a passive foreign investment company (PFIC) for which a mark-to-market election is in effect. The terms “ordinary losses” and “ordinary income” mean other ordinary losses and income that are not described in the preceding sentence. Special rules apply to a fund with a fiscal year ending in November or December that elects to use its taxable year for determining its capital gain net income for excise tax purposes.

Undistributed capital gains. The Fund may retain or distribute to shareholders its net capital gain for each taxable year. The Fund currently intends to distribute net capital gains. If the Fund elects to retain its net capital gain, the Fund will be taxed thereon (except to the extent of any available capital loss carryovers) at the highest corporate tax rate (currently 35%). If the Fund elects to retain its net capital gain, it is expected that the Fund also will elect to have shareholders treated as if each received a distribution of its pro rata share of such gain, with the result that each shareholder will be required to report its pro rata share of such gain on its tax return as long-term capital gain, will receive a refundable tax credit for its pro rata share of tax paid by the Fund on the gain and will increase the tax basis for its shares by an amount equal to the deemed distribution less the tax credit.

Federal excise tax. To avoid a 4% non-deductible excise tax, the Fund must distribute by December 31 of each year an amount equal to at least: (1) 98% of its ordinary income for the calendar year, (2) 98.2% of capital gain net income (the excess of the gains from sales or exchanges of capital assets over the losses from such sales or exchanges) for the one-year period ended on October 31 of such calendar year (or, at the election of a regulated investment company having a taxable year ending November 30 or December 31, for its taxable year), and (3) any prior year undistributed ordinary income and capital gain net income. The Fund may elect to defer to the following year any net ordinary loss incurred for the portion of the calendar year which is after the beginning of the Fund’s taxable year. Also, the Fund will defer any “specified gain” or “specified loss” which would be properly taken into account for the portion of the calendar after October 31. Any net ordinary loss, specified gain, or specified loss deferred shall be treated as arising on January 1 of the following calendar year. Generally, the Fund may make sufficient distributions to avoid liability for federal income and excise tax, but can give no assurances that all or a portion of such liability will be avoided. In addition, under certain circumstances temporary timing or permanent differences in the realization of income and expense for book and tax purposes can result in the Fund having to pay an excise tax.

Foreign income tax. Investment income received by the Fund from sources within foreign countries may be subject to foreign income tax withheld at the source, and the amount of tax withheld generally will be treated as an expense of the Fund. The United States has entered into tax treaties with many foreign countries that entitle the Fund to a reduced rate of, or exemption from, tax on such income. Some countries require the filing of a tax reclaim or other forms to receive the benefit of the reduced tax rate; whether or when the Fund will receive the tax reclaim is within the control of the individual country. Information required on these forms may not be available such as shareholder information; therefore, the Fund may not receive the reduced treaty rates or potential reclaims. Other countries have conflicting and changing instructions and restrictive timing requirements which may cause the Fund not to receive the reduced treaty rates or potential reclaims. Other countries may subject capital gains realized by the Fund on sale or disposition of securities of that country to taxation. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Fund’s assets to be invested in various countries is not known. Under certain circumstances, the Fund may elect to pass-through foreign tax credits to shareholders, although it reserves the right not to do so.

Taxation of Fund Distributions. The Fund anticipates distributing substantially all of its investment company taxable income and net capital gain for each taxable year. Distributions by the Fund will be treated in the manner described regardless of whether such distributions are paid in cash or reinvested in additional shares of the Fund (or of another Fund). The Fund will send you information annually as to the federal income tax consequences of distributions made (or deemed made) during the year.

Distributions of ordinary income. The Fund receives income generally in the form of dividends and/or interest on its investments. The Fund may also recognize ordinary income from other sources, including, but not limited to, certain gains on foreign currency-related transactions. This income, less expenses incurred in the operation of the Fund, constitutes the Fund’s net investment income from which dividends may be paid to you. If you are a taxable investor, distributions of net investment income generally are taxable as ordinary income to the extent of the Fund’s earnings and profits. A portion of the income dividends paid to you by the Fund may be qualified dividends eligible to be taxed at reduced rates.

Capital gain dividends. Taxes on distributions of capital gains are determined by how long the Fund owned the investments that generated them, rather than how long a shareholder has owned his or her shares. In general, the Fund will recognize long-term capital gain or loss on the sale or other disposition of assets it has owned for more than one year, and short-term capital gain or loss on investments it has owned for one year or less. Distributions of net capital gain (the excess of net long-term capital gain over net short-term capital loss) that are properly reported by the Fund to shareholders as capital gain dividends generally will be taxable to a shareholder receiving such distributions as long-term capital gain. Long-term capital gain rates applicable to individuals are taxed at the maximum rate of 15% (20% for certain high income taxpayers) or 25% depending on the nature of the capital gain. Distributions of net short-term capital gains for a taxable year in excess of net long-term capital losses for such taxable year generally will be taxable to a shareholder receiving such distributions as ordinary income.

Qualified dividend income for individuals. Ordinary income dividends reported by the Fund to shareholders as derived from qualified dividend income will be taxed in the hands of individuals and other noncorporate shareholders at the rates applicable to long-term capital gain. Qualified dividend income means dividends paid to the Fund (a) by domestic corporations, (b) by foreign corporations that are either (i) incorporated in a possession of the United States, or (ii) are eligible for benefits under certain income tax treaties with the United States that include an exchange of information program, or (c) with respect to stock of a foreign corporation that is readily tradable on an established securities market in the United States. Both the Fund and the investor must meet certain holding period requirements to qualify Fund dividends for this treatment. Income derived from investments in derivatives, fixed-income securities, U.S. REITs, PFICs, and income received “in lieu of” dividends in a securities lending transaction generally is not eligible for treatment as qualified dividend income. If the qualifying dividend income received by the Fund is equal to 95% (or a greater percentage) of the Fund’s gross income (exclusive of net capital gain) in any taxable year, all of the ordinary income dividends paid by the Fund will be qualifying dividend income.

Corporate dividends received deduction. Ordinary income dividends reported by the Fund to shareholders as derived from qualified dividends from domestic corporations will qualify for the 70% dividends received deduction generally available to corporations. The availability of the dividends received deduction is subject to certain holding period and debt financing restrictions imposed under the Code on the corporation claiming the deduction. Income derived by the Fund from investments in derivatives, fixed-income and foreign securities generally is not eligible for this treatment.

Return of capital distributions. Distributions by the Fund that are not paid from earnings and profits will be treated as a return of capital to the extent of (and in reduction of) the shareholder’s tax basis in his shares; any excess will be treated as gain from the sale of his shares. Thus, the portion of a distribution that constitutes a return of capital will decrease the shareholder’s tax basis in his Fund shares (but not below zero), and will result in an increase in the amount of gain (or decrease in the amount of loss) that will be recognized by the shareholder for tax purposes on the later sale of such Fund shares. Return of capital distributions can occur for a number of reasons including, among others, the Fund overestimates the income to be received from certain investments such as those classified as partnerships or equity REITs.

U.S. Government interest. Income earned on certain U.S. Government obligations is exempt from state and local personal income taxes if earned directly by you. States also grant tax-free status to dividends paid to you from interest earned on direct obligations of the U.S. Government, subject in some states to minimum investment or reporting requirements that must be met by the Fund. Income on investments by the Fund in certain other obligations, such as repurchase agreements collateralized by U.S. Government obligations, commercial paper and federal agency-backed obligations (e.g., Government National Mortgage Association

(GNMA) or Federal National Mortgage Association (FNMA) obligations), generally does not qualify for tax-free treatment. The rules on exclusion of this income are different for corporations.

Dividends declared in December and paid in January. Ordinarily, shareholders are required to take distributions by the Fund into account in the year in which the distributions are made. However, dividends declared in October, November or December of any year and payable to shareholders of record on a specified date in such a month will be deemed to have been received by the shareholders (and made by the Fund) on December 31 of such calendar year if such dividends are actually paid in January of the following year. Shareholders will be advised annually as to the U.S. federal income tax consequences of distributions made (or deemed made) during the year in accordance with the guidance that has been provided by the IRS.

Medicare tax. A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income or (2) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Investment expenses. Because shares of the Fund are not publicly offered, the Fund will report certain of its investment expenses to shareholders on Form 1099, and the shareholders may be limited in deducting those investment expenses for tax purposes. Shares of the Fund are not treated as publicly offered for this purpose because such shares will not be: (i) continuously offered pursuant to a public offering (within the meaning of section 4 of the Securities Act of 1933, as amended); (ii) regularly traded on an established securities market; or (iii) held by or for no fewer than 500 persons at all times during a taxable year).

Sale or Redemption of Fund Shares. A shareholder will recognize gain or loss on the sale or redemption of shares of the Fund in an amount equal to the difference between the proceeds of the sale or redemption and the shareholder’s adjusted tax basis in the shares. If you owned your shares as a capital asset, any gain or loss that you realize will be considered capital gain or loss and will be long-term capital gain or loss if the shares were held for longer than one year. Capital losses in any year are deductible only to the extent of capital gains plus, in the case of a noncorporate taxpayer, $3,000 of ordinary income.

Tax basis information. The Fund is required to report to shareholders and the IRS annually on Form 1099-B the cost basis of shares purchased or acquired on or after January 1, 2012 where the cost basis of the shares is known by the Fund (referred to as “covered shares”) and which are disposed of after that date. Shares of the Fund acquired as a result of the Fund being reorganized as a Delaware Statutory Trust (referred to as the “reorganization”) are not anticipated to be covered shares since the shares were acquired in a tax-free transaction and a shareholder’s basis of the shares carried over from the shares held by the shareholder prior to the reorganization. Accordingly, the cost basis of shares of the Fund will not be reported to the shareholders or the IRS.

Exchange of shares of the Fund for shares of another fund. The exchange of shares in one fund for shares of another fund is taxable for federal income tax purposes and the exchange will be reported as a taxable sale. An exchange occurs when the purchase of shares of a fund is made using the proceeds from a redemption of shares of another fund and is effectuated on the same day as the redemption. Shareholders should consult their tax advisors regarding the state and local tax consequences of an exchange of shares.

Reportable transactions. Under Treasury regulations, if a shareholder recognizes a loss with respect to the Fund’s shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder (or certain greater amounts over a combination of years), the shareholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Tax Treatment of Portfolio Transactions. In general, gain or loss recognized by the Fund on the sale or other disposition of portfolio investments will be a capital gain or loss. Such capital gain and loss may be long-term or short-term depending, in general, upon the length of time a particular investment position is maintained and, in some cases, upon the nature of the transaction. Property held for more than one year generally will be eligible for long-term capital gain or loss treatment. The application of certain rules may serve to alter the manner in which the holding period for a security is determined or may otherwise affect the characterization as long-term or short-term, and also the timing of the realization and/or character, of certain gains or losses.

Tax Certification and Backup Withholding. By law, if you do not provide the Fund with your proper taxpayer identification number and certain required certifications, you may be subject to backup withholding on any distributions of income, capital gains, or proceeds from the sale of your shares. The Fund also must withhold if the IRS instructs it to do so. When withholding is required, the amount will be 28% of any distributions or proceeds paid.

Foreign Shareholders. Foreign investors should be aware that U.S. withholding, special certification requirements to avoid U.S. backup withholding and claim any treaty benefits, and estate taxes may apply to an investment in the Fund.

Foreign Account Tax Compliance Act (FATCA). Under FATCA, the Fund will be required to withhold a 30% tax on (a) income dividends paid by the Fund, and (b) after December 31, 2016, certain capital gain distributions and the proceeds arising from the sale of Fund shares paid by the Fund to certain foreign entities, referred to as foreign financial institutions or non-financial foreign entities, that fail to comply (or be deemed compliant) with extensive new reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA. Withholding also may be required if a foreign entity that is a shareholder of the Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

Local Tax Considerations. Rules of state and local taxation of ordinary income, qualified dividend income and capital gain dividends may differ from the rules for U.S. federal income taxation described above. Distributions may also be subject to additional state, local and foreign taxes depending on each shareholder’s particular situation.

Item 12.	Distribution Arrangements.

Not Applicable, as the Fund does not currently offer its shares for purchase.

Item 13.	Financial Highlights Information.

Omitted pursuant to General Instruction B.2 of Form N-1A.

INVESCO EXCHANGE FUND

PART B

INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 14.	Cover Page and Table of Contents.

This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the prospectus (the “Prospectus”) of Invesco Exchange Fund (the “Fund”) dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information an investor should consider. Investors should obtain and read the Prospectus prior to purchasing shares of the Fund. Portions of the Fund’s financial statements are incorporated by reference to the Fund’s most recent Annual Report and Semiannual Report to Shareholders. The Fund’s Prospectus, Statement of Additional Information and Annual and Semiannual Reports may be obtained without charge by writing or calling Invesco Distributors, Inc., 11 Greenway Plaza, Suite 1000, Houston, Texas 77046, at (800) 959-4246.

This Statement of Additional Information is dated September 30, 2015.

Item 15.	Fund History.

The Fund was formed on December 4, 1975 under the Uniform Limited Partnership Act of California. The Fund commenced business as an investment company on December 13, 1976 under the name American General Exchange Fund. Effective September 30, 2015, the Fund was reorganized as a Delaware statutory trust.

On September 9, 1983, the name of the Fund was changed from American General Exchange Fund to American Capital Exchange Fund. On April 26, 1996, the name of the Fund was changed from American Capital Exchange Fund to Van Kampen American Capital Exchange Fund. On December 9, 1998, the name of the Fund was changed from Van Kampen American Capital Exchange Fund to Van Kampen Exchange Fund. On June 1, 2010, the name of the Fund was changed from Van Kampen Exchange Fund to Invesco Van Kampen Exchange Fund. On August 2, 2013, the name of the Fund was changed to its current name, Invesco Exchange Fund.

Item 16.	Description of the Fund and its Investment Risks.

The Fund is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”). The Fund’s principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. The Fund’s investment objective may be changed by the Board of Trustees (“the Board”) without shareholder approval. Under normal market conditions, the Fund seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. In seeking to attain its investment objectives of long-term growth of capital, and, secondarily, production of income, the Fund will acquire securities for long-term appreciation and does not intend to engage to any significant degree in short-term trading. Capital gains taxes will be considered in determining the sale of portfolio securities. However, sales will be effected whenever believed to be in the best interests of the shareholders even though capital gains may be recognized thereby.

The Fund has no present intention of investing in corporate bonds, preferred stocks or certificates of deposit in an amount in excess of 5% of the value of its net assets.

The Fund has adopted certain fundamental investment restrictions which may not be changed without approval by the vote of a majority of its outstanding voting securities, which is defined by the 1940 Act as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (ii) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions and policies set forth herein apply at the time of purchase of the securities. With respect to the limitations on illiquid securities and borrowings, the percentage limitations apply at the time of purchase and on an ongoing basis. The Fund may not:

(1)	Purchase securities on margin or make short sales.

(2)	Purchase or write any options, puts, calls, straddles, spreads or combinations thereof.

(3)	Borrow money, except from banks for a purpose other than the purchase of securities, such borrowing not to exceed 5% of the Fund’s total assets at market value at the time of borrowing. Any such borrowing may be secured provided that not more than 10% of the total assets at market value at the time of pledging may be used as security for such borrowings.

(4)	Engage in the underwriting of securities or invest in securities subject to restrictions on resale.

(5)	Invest more than 25% of its assets at market value at the time of purchase in securities of companies all of which conduct their principal activities in the same industry.

(6)	Invest in real estate (including interests in real estate investment trusts) or invest in oil, gas or mineral exploration or development programs, except in publicly traded securities of issuers which engage in such business.

(7)	Buy or sell commodities or commodity contracts.

(8)	Make loans of money or securities to other persons provided that this limitation shall not prevent the purchase of a portion of an issue of bonds, notes, debentures or other debt securities which are publicly distributed or of a type customarily purchased by institutional investors.

(9)	Invest more than 5% of its total assets at market value at the time of purchase in the securities of any one issuer (other than obligations of the United States Government or any instrumentalities thereof).

(10)	Purchase securities if such purchase would result in the Fund owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

(11)	Invest in securities of companies which have a record, together with their predecessors, of less than three years of continuous operation.

(12)	Purchase or hold securities of any company if any of its Trustees, or officers or directors of the Fund’s investment adviser, who beneficially own more than 0.50% of the securities of that company together own beneficially more than 5% of the securities of such company.

(13)	Invest in companies for the purpose of exercising control or management. (The Fund’s officers may be authorized to vote proxies issued with respect to its portfolio securities consistently with its investment objectives).

(14)	Invest in or hold warrants unless received with respect to securities held by the Fund.

(15)	Invest in foreign securities unless listed at the time of purchase on the New York Stock Exchange.

(16)	Invest more than 5% of its total assets at market value at the time of purchase in equity securities which are not readily marketable.

The Fund does not issue senior securities.

Disclosure of Portfolio Holdings

The Fund provides a complete schedule of portfolio holdings for the second and fourth fiscal quarters in its Semiannual and Annual Reports, and for the first and third fiscal quarters in its filings with the SEC on Form N-Q.

Item 17.	Management of the Fund.

The business and affairs of the Fund (also referred to as the “Trust”) are managed under the direction of the Fund’s Board of Trustees (the “Board”) and the Fund’s officers appointed by the Board. The tables below list the Trustees and executive officers of the Fund and their principal occupations during the last five years, other directorships held by the Trustees and their affiliations, if any, with Invesco Advisers, Inc. (“Invesco” or the “Adviser”) the Fund’s investment adviser, or its affiliates. The term “Fund Complex” includes each of the investment companies (“Invesco Funds”) advised by the Adviser as of September 30, 2015. The address of each Trustee is 11 Greenway Plaza, Suite 1000 Houston, Texas 77046.

Interested Trustees

Name and Year of Birth of Trustee	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Invesco Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
Martin L. Flanagan[1] (1960)	Trustee	2014	Executive Director, Chief Executive Officer and President, Invesco Ltd. (ultimate parent of Invesco and a global investment management firm); Advisor to the Board, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.); Trustee, The Invesco Funds; Vice Chair, Investment Company Institute; and Member of Executive Board, SMU Cox School of Business.	144	None

			Formerly: Chairman and Chief Executive Officer, Invesco Advisers, Inc. (registered investment adviser); Director, Chairman, Chief Executive Officer and President, IVZ Inc. (holding company), INVESCO Group Services, Inc. (service provider) and Invesco North American Holdings, Inc. (holding company); Director, Chief Executive Officer and President, Invesco Holding Company Limited (parent of Invesco and a global investment management firm); Director, Invesco Ltd.; Chairman, Investment Company Institute and President, Co-Chief Executive Officer, Co-President, Chief Operating Officer

and Chief Financial Officer, Franklin Resources, Inc. (global investment management organization).

Philip A. Taylor[2] (1954)	Trustee, President and Principal Executive Officer	2014	Head of North American Retail and Senior Managing Director, Invesco Ltd.; Director, Co-Chairman, Co-President and Co-Chief Executive Officer, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Director, Chairman, Chief Executive Officer and President, Invesco Management Group, Inc. (formerly known as Invesco Aim Management Group, Inc.) (financial services holding company); Director and President, INVESCO Funds Group, Inc. (registered investment adviser and registered transfer agent); Director and Chairman, Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.) (registered transfer agent) and IVZ Distributors, Inc. (formerly known as INVESCO Distributors, Inc.) (registered broker dealer); Director, President and Chairman, Invesco Inc. (holding company) Invesco Canada Holdings Inc. (holding company), Trimark Investments Ltd./Placements Trimark Ltèe and Invesco Financial Services Ltd/Services Financiers Invesco Ltèe; Chief Executive Officer, Invesco Corporate Class Inc. (corporate mutual fund company); Director, Chairman and Chief Executive Officer, Invesco Canada Ltd. (formerly known as Invesco Trimark Ltd./Invesco Trimark Ltèe) (registered investment adviser and registered transfer agent); Trustee, President and Principal Executive Officer, The Invesco Funds (other than AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) , Short-Term Investments Trust and Invesco Management Trust); Trustee and Executive Vice President, The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), Short- Term Investments Trust and Invesco Management Trust only); Director, Invesco Investment Advisers LLC (formerly known as Van Kampen Asset Management); Director, Chief Executive Officer and President, Van Kampen Exchange Corp.	144	None

Formerly: Chief Executive Officer, Invesco Canada Fund Inc. (corporate mutual fund company); Director and Chairman, Van Kampen Investor Services Inc.; Director, Chief Executive Officer and President, 1371 Preferred Inc. (holding company) and Van Kampen Investments Inc.; Director and President,

AIM GP Canada Inc. (general partner for limited partnerships) and Van Kampen Advisors, Inc.; Director and Chief Executive Officer, Invesco Trimark Dealer Inc. (registered broker dealer); Director, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.) (registered broker dealer); Manager, Invesco PowerShares Capital Management LLC; Director, Chief Executive Officer and President, Invesco Advisers, Inc.; Director, Chairman, Chief Executive Officer and President, Invesco Aim Capital Management, Inc.; President, Invesco Trimark Dealer Inc. and Invesco Trimark Ltd./Invesco Trimark Ltèe; Director and President, AIM Trimark Corporate Class Inc. and AIM Trimark Canada Fund Inc.; Senior Managing Director, Invesco Holding Company Limited; Director and Chairman, Fund Management Company (former registered broker dealer); President and Principal Executive Officer, The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), and Short-Term Investments Trust only); President, AIM Trimark Global Fund Inc. and AIM Trimark Canada Fund Inc.

[1]	Mr. Flanagan is considered an interested person (within the meaning of Section 2(a)(19) of the 1940 Act) of the Fund because he is an officer of the Adviser, and an officer and a director of Invesco Ltd., ultimate parent of the Adviser.
[2]	Mr. Taylor is considered an interested person (within the meaning of Section 2(a)(19) of the 1940 Act) of the Fund because he is an officer and a director of the Adviser.

Independent Trustees:

Name and Year of Birth of Trustee	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Invesco Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
Bruce L. Crockett (1944)	Trustee and Chair	2014	Chairman, Crockett Technologies Associates (technology consulting company) Formerly: Director, Captaris (unified messaging provider); Director, President and Chief Executive Officer, COMSAT Corporation; Chairman, Board of Governors of INTELSAT (international communications company); ACE Limited (insurance company); Independent Directors Council and Investment Company Institute	144	ALPS (Attorneys Liability Protection Society) (insurance company) and Globe Specialty Metals, Inc. (metallurgical company)

David C. Arch (1945)	Trustee	1998	Chairman of Blistex Inc., a consumer health care products manufacturer	144	Board member of the Illinois Manufacturers’ Association;

					Member of the Board of Visitors, Institute for the Humanities, University of Michigan; Member of the Audit Committee of the Edward-Elmhurst Hospital

Name and Year of Birth of Trustee	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Invesco Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
James T. Bunch (1942)	Trustee	2014	Managing Member, Grumman Hill Group LLC (family office/private equity investments) Formerly: Founder, Green Manning & Bunch Ltd. (investment banking firm) (1988-2010); Executive Committee, United States Golf Association; and Chairman, Board of Governors, Western Golf Association	144	Chairman of the Board of Trustees, Evans Scholars Foundation; and Chairman of the Board, Denver Film Society

Rodney F. Dammeyer[1] (1940)	Trustee	2014

Chairman of CAC, LLC, (private company offering capital investment and management advisory services)

Formerly: Prior to 2001, Managing Partner at Equity Group Corporate Investments; Prior to 1995, Chief Executive Officer of Itel Corporation (formerly Anixter International); Prior to 1985, experience includes Senior Vice President and Chief Financial Officer of Household International, Inc., Executive Vice President and Chief Financial Officer of Northwest Industries, Inc. and Partner of Arthur Andersen & Co.; From 1987 to 2010, Director/Trustee of investment companies in the Van Kampen Funds complex

				144	Director of Quidel Corporation and Stericycle, Inc.

Albert R. Dowden (1941)	Trustee	2014	Director of a number of public and private business corporations, including the Boss Group, Ltd. (private investment and management); Nature’s Sunshine Products, Inc. and Reich & Tang Funds (5 portfolios) (registered investment company) Formerly: Director, Homeowners	144	Director of: Nature’s Sunshine Products, Inc., Reich & Tang Funds, Homeowners of America Holding Corporation/Homeowners of America Insurance Company, the Boss Group

Name and Year of Birth of Trustee	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Invesco Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
			of America Holding Corporation/Homeowners of America Insurance Company (property casualty company); Director, Continental Energy Services, LLC (oil and gas pipeline service); Director, CompuDyne Corporation (provider of product and services to the public security market) and Director, Annuity and Life Re (Holdings), Ltd. (reinsurance company); Director, President and Chief Executive Officer, Volvo Group North America, Inc.; Senior Vice President, AB Volvo; Director of various public and private corporations; Chairman, DHJ Media, Inc.; Director, Magellan Insurance Company; and Director, The Hertz Corporation, Genmar Corporation (boat manufacturer), National Media Corporation; Advisory Board of Rotary Power International (designer, manufacturer, and seller of rotary power engines); and Chairman, Cortland Trust, Inc. (registered investment company)

Jack M. Fields (1952)	Trustee	2014	Chief Executive Officer, Twenty First Century Group, Inc. (government affairs company); Owner and Chief Executive Officer, Dos Angeles Ranch, L.P. (cattle, hunting, corporate entertainment); and Discovery Global Education Fund (non-profit) Formerly: Chief Executive Officer, Texana Timber LP (sustainable forestry	144	Insperity, Inc. (formerly known as Administaff)

			company); Director of Cross Timbers Quail Research Ranch (non-profit); and member of the U.S. House of Representatives

Prema Mathai-Davis (1950)	Trustee	2014	Retired. Formerly: Chief Executive Officer, YWCA of the U.S.A.	144	None

Larry Soll (1942)	Trustee	2014	Retired. Formerly: Chairman, Chief Executive Officer and President, Synergen Corp. (a biotechnology company)	144	None

Hugo F. Sonnenschein[2] (1940)	Trustee	1998	President Emeritus and Honorary Trustee of the University of Chicago and the Adam Smith Distinguished Service Professor in the Department of Economics at the University of Chicago. Prior to 2000, President of the University of Chicago	144	Trustee of the University of Rochester and a member of its investment committee; Member of the National Academy of Sciences and the American Philosophical Society; Fellow of the American Academy of Arts and Sciences

Raymond Stickel, Jr. (1944)	Trustee	2014	Retired. Formerly: Director, Mainstay VP Series Funds, Inc. (25 portfolios) and Partner, Deloitte & Touche	144	None

Suzanne H. Woolsey (1941)	Trustee	2003	Chief Executive Officer of Woolsey Partners LLC.	144	Emeritus Chair of the Board of Trustees of the Institute for Defense Analyses; Trustee of Colorado College; Trustee of California Institute of Technology. Prior to 2014, Director of Fluor Corp. Prior to 2010, Trustee of the German Marshall Fund of the United States. Prior to 2010, Trustee of the Rocky Mountain Institute.

[1]	As of the close of business on December 31, 2015, Mr. Dammeyer will retire as a trustee of the Fund.
[2]	As of the close of business on December 31, 2015, Mr. Sonnenschein will retire as a trustee of the Fund.

Officers

The following information relates to the executive officers of the Fund. Each officer also serves in the same capacity for all or a number of the other Invesco Funds. The address of each officer is 11 Greenway Plaza, Suite 1000 Houston Texas 77046.

Name, Year of Birth and Position(s) Held with the Fund	Officer Since	Principal Occupation(s) During the Past Five Years
Russell C. Burk – 1958 Senior Vice President and Senior Officer	2014	Senior Vice President and Senior Officer, The Invesco Funds

John M. Zerr – 1962 Senior Vice President, Chief Legal Officer and Secretary	2010	Director, Senior Vice President, Secretary and General Counsel, Invesco Management Group, Inc. (formerly known as Invesco Aim Management Group, Inc.) and Van Kampen Exchange Corp.; Senior Vice President, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Senior Vice President and Secretary, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.); Director, Vice President and Secretary, Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.) and IVZ Distributors, Inc. (formerly known as INVESCO Distributors, Inc.); Director and Vice President, INVESCO Funds Group, Inc.; Senior Vice President, Chief Legal Officer and Secretary, The Invesco Funds; Manager, Invesco PowerShares Capital Management LLC; Director, Secretary and General Counsel, Invesco Investment Advisers LLC (formerly known as Van Kampen Asset Management); Secretary and General Counsel, Invesco Capital Markets, Inc. (formerly known as Van Kampen Funds Inc.) and Chief Legal Officer, PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust, PowerShares Actively Managed Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Commodity Fund Trust.

		Formerly: Director and Vice President, Van Kampen Advisors Inc.; Director, Vice President, Secretary and General Counsel, Van Kampen Investor Services Inc.; Director, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.); Director, Senior Vice President, General Counsel and Secretary, Invesco Aim Advisers, Inc. and Van Kampen Investments Inc.; Director, Vice President and Secretary, Fund Management Company; Director, Senior Vice President, Secretary, General Counsel and Vice President, Invesco Aim Capital Management, Inc.; Chief Operating Officer and General Counsel, Liberty Ridge Capital, Inc. (an investment adviser); Vice President and Secretary, PBHG Funds (an investment company) and PBHG Insurance Series Fund (an investment company); Chief Operating Officer, General Counsel and Secretary, Old Mutual Investment Partners (a broker-dealer); General Counsel and Secretary, Old Mutual Fund Services (an administrator) and Old Mutual Shareholder Services (a shareholder servicing center); Executive Vice President, General Counsel and Secretary, Old Mutual Capital, Inc. (an investment adviser); and Vice President and Secretary, Old Mutual Advisors Funds (an investment company)

Sheri Morris – 1964 Vice President, Treasurer and Principal Financial Officer	2010	Vice President, Treasurer and Principal Financial Officer, The Invesco Funds; Vice President, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); and Vice President, PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust, PowerShares Actively Managed Exchange-Traded Fund Trust and Powershares Actively Managed Exchange-Traded Commodity Fund

Trust

Formerly: Vice President, Invesco Aim Advisers, Inc., Invesco Aim Capital Management, Inc. and Invesco Aim Private Asset Management, Inc.; Assistant Vice President and Assistant Treasurer, The Invesco Funds and Assistant Vice President, Invesco Advisers, Inc., Invesco Aim Capital Management, Inc. and Invesco Aim Private Asset Management, Inc.; and Treasurer, PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Fund Trust.

Karen Dunn Kelley – 1960 Vice President	2010

Senior Managing Director, Investments Invesco Ltd.; Director, Co-President, Co-Chief Executive Officer, and Co-Chairman, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Chairman, Invesco Senior Secured Management, Inc.; Senior Vice President, Invesco Management Group, Inc. (formerly known as Invesco Aim Management Group, Inc.); Executive Vice President, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.); Director, Invesco Mortgage Capital Inc. and Invesco Management Company Limited; Vice President, The Invesco Funds (other than AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), Short-Term Investments Trust and Invesco Management Trust); and President and Principal Executive Officer, The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), Short-Term Investments Trust and Invesco Management Trust only)

Formerly: Director and President, INVESCO Asset Management (Bermuda) Ltd., Director, INVESCO Global Asset Management Limited and INVESCO Management S.A.; Senior Vice President, Van Kampen Investments Inc. and Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Vice President, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.); Director of Cash Management and Senior Vice President, Invesco Advisers, Inc. and Invesco Aim Capital Management, Inc.; Director and President, Fund Management Company; Chief Cash Management Officer, Director of Cash Management, Senior Vice President, and Managing Director, Invesco Aim Capital Management, Inc.; Director of Cash Management, Senior Vice President, and Vice President, Invesco Advisers, Inc. and The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), and Short-Term Investments Trust only)

Crissie M.Wisdom – 1969 Anti-Money Laundering Compliance Officer	2013	Anti-Money Laundering Compliance Officer, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser), Invesco Capital Markets, Inc. (formerly known as Van Kampen Funds Inc.), Invesco Distributors, Inc., Invesco Investment Services, Inc., Invesco Management Group, Inc., Van Kampen Exchange Corp., The Invesco Funds, and PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust, PowerShares Actively Managed Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Commodity Fund Trust; Anti-Money Laundering Compliance Officer and Bank Secrecy Act Officer, INVESCO National Trust Company and Invesco Trust

Company; and Fraud Prevention Manager and Controls and Risk Analysis Manager for Invesco Investment Services, Inc.

Lisa O. Brinkley 1959 Chief Compliance Officer	2015

Senior Vice President and Chief Compliance Officer, Invesco Advisers, Inc. (registered investment adviser) (formerly known as Invesco Institutional (N.A., Inc.); and Chief Compliance Officer, The Invesco Funds.

Formerly; Global Assurance Officer, Invesco Ltd. and Vice President, The Invesco Funds Chief Compliance Officer, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.), Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.) and Van Kampen Investor Services, Inc. ; Senior Vice President, Invesco Management Group, Inc.; Senior Vice President and Chief Compliance Officer, Invesco Advisers, Inc. and The Invesco Funds; Vice President and Chief Compliance Officer, Invesco Aim Capital Management, Inc. and Invesco Distributors, Inc.; Vice President, Invesco Investment Services, Inc. and Fund Management Company.

Trustee Qualification

The business and affairs of the Fund are managed under direction of the Board. The Board seeks to provide shareholders with a highly qualified, highly capable and diverse group of Board members reflecting the diversity of investor interests underlying the Fund and with a diversity of backgrounds, experience and skills that the Board considers desirable and necessary to its primary goal — protecting and promoting shareholders’ interests.

After considering all factors together, including each Trustee’s background, experience and skills summarized below, the Board believes that each Trustee is qualified to serve as a Trustee of the Fund.

Additional Information about the Trustees

Independent Trustees

David C. Arch. Mr. Arch has been a member of the Board of the Fund since 1998 and a member of the board of other Invesco Funds since 1988. Mr. Arch is the Chairman of Blistex Inc., a consumer health care products manufacturer. Mr. Arch is a member of the Board of the Illinois Manufacturers’ Association, the Board of Visitors, Institute for the Humanities, University of Michigan and the Audit Committee of Edward-Elmhurst Hospital. From 1984 to 2010, Mr. Arch served as Director or Trustee of investment companies in the Van Kampen Funds Complex. The Board believes that Mr. Arch’s experience as the CEO of a public company and as a member of the board of several organizations, his service as a Trustee of the Fund and his experience with investment companies benefits the Fund.

James T. Bunch. Mr. Bunch has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 2000. From 1988 to 2010, Mr. Bunch was Founding Partner of Green Manning & Bunch, Ltd., a leading investment banking firm located in Denver, Colorado. Green Manning & Bunch is an investment bank registered with the Financial Industry Regulatory Authority Inc. (FINRA) specializing in mergers and acquisitions, private financing of middle-market companies and corporate finance advisory services. Immediately prior to forming Green Manning & Bunch, Mr. Bunch was Executive Vice President, General Counsel, and a Director of Boettcher & Company, then the leading investment banking firm in the Rocky Mountain region. Mr. Bunch began his professional career as a practicing attorney. He joined the prominent Denver-based law firm of Davis Graham & Stubbs in 1970 and later rose to the position of Chairman and Managing Partner of the firm. At various other times during his career, Mr. Bunch has served as Chair of the National Association of Securities Dealers, Inc. (NASD) Business District Conduct Committee, and Chair of the Colorado Bar Association Ethics Committee. In June 2010, Mr. Bunch became the Managing Member of Grumman Hill Group LLC, a family office private equity investment manager. The Board believes that Mr. Bunch’s experience as an investment banker and investment management lawyer benefits the Fund.

Bruce L. Crockett. Mr. Crockett has been a member of the Board of the Fund since 2014 and a member of the board of other funds since 1978, and has served as Independent Chair of the Board since 2004. Mr. Crockett has more than 30 years of experience in finance banking, aerospace and telecommunications industries. From 1992 to 1996, he served as president, chief executive officer and a director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett has also served, since 1996, as chairman of Crockett Technologies Associates, a strategic consulting firm that provides services to the information technology and communications industries. Mr. Crockett also serves on the Board of Directors of ALPS (Attorneys Liability Protection Society) and Globe Specialty Metals, Inc. (metallurgical company) and he is a life trustee of the University of Rochester Board of Directors. The Board of Trustees elected Mr. Crockett to serve as its Independent Chair because of his extensive experience in managing public companies and familiarity with investment companies.

Rodney F. Dammeyer. Mr. Dammeyer has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 2010. Mr. Dammeyer is chairman of CAC, LLC, a private company offering capital investment and management advisory services. Prior to this, Mr. Dammeyer was responsible for managing all of Sam Zell’s non-real estate investment activity as managing partner of Equity Group Corporate Investments. From 1985 to 1995, Mr. Dammeyer was chief executive officer of Itel Corporation, which later changed its name to Anixter International. From 1983 to 1985, Mr. Dammeyer was senior vice president and chief financial officer of Household International, Inc. He was executive vice president and chief financial officer of Northwest Industries, Inc. from 1979 to 1983. After graduating from Kent State University in 1962, Mr. Dammeyer began his business career with Arthur Andersen & Co. and was admitted to partnership in 1970. He served as chairman of the firm’s advisory council and a member of the board of directors’ nominating committee. Mr. Dammeyer is a member of the boards of directors of Stericycle, Inc. and Quidel Corporation, in addition to several private companies. He also serves on the School of Leadership and Education Sciences (SOLES) Advisory Board of the University of San Diego, the board of directors of High Tech charter schools, and the California Charter Schools Association. From 1987 to 2010, Mr. Dammeyer served as Director or Trustee of investment companies in the Van Kampen Funds complex. The Board believes that Mr. Dammeyer’s experience in executive positions at a number of public companies, his accounting experience and his experience serving as a director of other investment companies benefits the Fund.

Albert R. Dowden. Mr. Dowden has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 2000. Mr. Dowden retired at the end of 1998 after a 24-year career with Volvo Group North America, Inc. and Volvo Cars of North America, Inc. Mr. Dowden joined Volvo as general counsel in 1974 and was promoted to increasingly senior positions until 1991 when he was appointed president, chief executive officer and director of Volvo Group North America and senior vice president of Swedish parent company AB Volvo. Since retiring, Mr. Dowden continues to serve on the boards of the Reich & Tang Funds, Nature’s Sunshine Products, Inc. and The Boss Group. Mr. Dowden’s charitable endeavors currently focus on Boys & Girls Clubs where he has been active for many years, as well as several other not-for-profit organizations. Mr. Dowden began his career as an attorney with a major international law firm, Rogers & Wells (1967-1976), which is now Clifford Chance. The Board believes that Mr. Dowden’s extensive experience as a corporate executive benefits the Fund.

Jack M. Fields. Mr. Fields has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 1997. Mr. Fields served as a member of Congress, representing the 8th Congressional District of Texas from 1980 to 1997. As a member of Congress, Mr. Fields served as Chairman of the House Telecommunications and Finance Subcommittee, which has jurisdiction and oversight of the Federal Communications Commission and the Securities and Exchange Commission. Mr. Fields co-sponsored the National Securities Markets Improvements Act of 1996, and played a leadership role in enactment of the Securities Litigation Reform Act. Mr. Fields currently serves as Chief Executive Officer of the Twenty-First Century Group, Inc. in Washington, D.C., a bipartisan Washington consulting firm specializing in Federal government affairs. Mr. Fields also serves as a Director of Insperity, Inc. (formerly known as Administaff), a premier professional employer organization with clients nationwide. In addition, Mr. Fields sits on the Board of the Discovery Channel Global Education Fund, a non-profit organization dedicated to providing educational resources to people in need around the world through the use of technology. The Board believes that Mr. Fields’ experience in the House of Representatives, especially concerning regulation of the securities markets benefits the Fund.

Dr. Prema Mathai-Davis. Dr. Mathai-Davis has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 1998. Prior to her retirement in 2000, Dr. Mathai-Davis served as Chief Executive Officer of the YWCA of the USA. Prior to joining the YWCA, Dr. Mathai-Davis served as the Commissioner of the New York City Department for the Aging. She was a Commissioner of the Metropolitan Transportation Authority of New York, the largest regional transportation network in the U.S. Dr. Mathai-Davis also serves as a Trustee of the YWCA Retirement Fund, the first and oldest pension fund for women, and on the advisory board of the Johns Hopkins Bioethics Institute. Dr. Mathai-Davis was the president and chief executive officer of the Community Agency for Senior Citizens, a non-profit social service agency that she established in 1981. She also directed the Mt. Sinai School of Medicine-Hunter College Long-Term Care Gerontology Center, one of the first of its kind. The Board believes that Dr. Mathai-Davis’ extensive experience in running public and charitable institutions benefits the Fund.

Dr. Larry Soll. Dr. Soll has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 1997. Formerly, Dr. Soll was chairman of the board (1987 to 1994), chief executive officer (1982 to 1989; 1993 to 1994), and president (1982 to 1989) of Synergen Corp., a public company, and in such capacities supervised the activities of the Chief Financial Officer. Dr. Soll also has served as a director of three other public companies and as a treasurer of a non-profit corporation. Dr. Soll currently serves as a trustee and a member of the Audit Committee of each of the funds within the Invesco Funds. The Board believes that Dr. Soll’s experience as a chairman of a public company and in academia benefits the Fund.

Hugo F. Sonnenschein. Mr. Sonnenschein has been a member of the Board of the Fund since 1998 and a member of the board of other Invesco Funds since 2010. Mr. Sonnenschein is the President Emeritus and an Honorary Trustee of the University of Chicago and the Adam Smith Distinguished Service Professor in the Department of Economics at the University of Chicago. Prior to July 2000, Mr. Sonnenschein served as President of the University of Chicago. Mr. Sonnenschein is a Trustee of the University of Rochester and a member of its investment committee.

He is also a member of the National Academy of Sciences and the American Philosophical Society, and a Fellow of the American Academy of Arts and Sciences. From 1994 to 2010, Mr. Sonnenschein served as Director or Trustee of investment companies in the Van Kampen Funds complex. The Board believes that Mr. Sonnenschein’s experiences in academia and in running a university, and his experience as a director of other investment companies benefits the Fund.

Raymond Stickel, Jr. Mr. Stickel, Jr. has been a member of the Board of the Fund since 2014 and a member of the Board of other Invesco Funds since 2005. Mr. Stickel retired after a 35-year career with Deloitte & Touche (the Firm). For the last five years of his career, he was the managing partner of the investment management practice for the New York, New Jersey and Connecticut region. In addition to his management role, he directed audit and tax services for several mutual fund clients. Mr. Stickel began his career with Touche Ross & Co. in Dayton, Ohio, became a partner in 1976 and managing partner of the office in 1985. He also started and developed an investment management practice in the Dayton office that grew to become a significant source of investment management talent for the Firm. In Ohio, he served as the audit partner on numerous mutual funds and on public and privately held companies in other industries. Mr. Stickel has also served on the firm’s Accounting and Auditing Executive Committee. The Board believes that Mr. Stickel’s experience as a partner in a large accounting firm working with investment managers and investment companies and his status as an Audit Committee Financial Expert, benefits the Fund.

Suzanne H. Woolsey. Ms. Woolsey has been a member of the Board of the Fund since 2003 and a member of the board of other Invesco Funds since 2014. Ms. Woolsey is the Chief Executive Officer of Woolsey Partners LLC. She was formerly the chief operating officer and chief communications officer at the National Academy of Sciences and Engineering and Institute of Medicine/National Research Council from 1993 to 2003. Ms. Woolsey served as trustee to the former Van Kampen investment companies from 2003 to 2010. She continued to serve as trustee or managing general partner to certain Invesco closed-end funds, Invesco Senior Loan Fund, and Invesco Exchange Fund following the acquisition of the Van Kampen family of funds in 2010. Ms. Woolsey also served as an independent director to the Fluor Corporation, a multi-billion dollar global engineering, construction, and management company from 2004 to 2014. Additionally, she served as independent director to the Neurogen Corporation, which is a publicly traded small molecule drug design company, from 1998 to 2006. The Board believes that Ms. Woolsey’s experience as an independent director of numerous organizations, her service as a Trustee of certain Invesco closed-end funds, Invesco Exchange Fund and Invesco Senior Loan Fund benefits the Fund.

Interested Trustees

Martin L. Flanagan. Mr. Flanagan has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 2007. Mr. Flanagan is president and chief executive officer of Invesco Ltd., a position he has held since August 2005. He is also a member of the Board of Directors of Invesco Ltd. Mr. Flanagan joined Invesco Ltd. from Franklin Resources, Inc., where he was president and co-chief executive officer from January 2004 to July 2005. Previously he had been Franklin’s co-president from May 2003 to January 2004, chief operating officer and chief financial officer from November 1999 to May 2003, and senior vice president and chief financial officer from 1993 until November 1999. Mr. Flanagan served as director, executive vice president and chief operating officer of Templeton, Galbraith & Hansberger, Ltd. before its acquisition by Franklin in 1992. Before joining Templeton in 1983, he worked with Arthur Andersen & Co. Mr. Flanagan is a chartered financial analyst and a certified public accountant. He serves as vice chairman of the Investment Company Institute and is a member of the executive board at the SMU Cox School of Business. The Board believes that Mr. Flanagan’s long experience as an executive in the investment management area benefits the Fund.

Philip A. Taylor. Mr. Taylor has been a member of the Board of the Fund since 2014 and a member of the board of other Invesco Funds since 2006. Mr. Taylor has headed Invesco’s North American retail business as Senior Managing Director since April 2006. He previously served as chief executive officer of Invesco Trimark Investments since January 2002. Mr. Taylor joined Invesco in 1999 as senior vice president of operations and client services and later became executive vice president and chief operating officer. Mr. Taylor was president of Canadian retail broker Investors Group Securities from 1994 to 1997 and managing partner of Meridian Securities, an execution and clearing broker, from 1989 to 1994. He held various management positions with Royal Trust, now part of Royal Bank of Canada, from 1982 to 1989. He began his career in consumer brand management in the U.S. and Canada with Richardson-Vicks, now part of Procter & Gamble. The Board believes that Mr. Taylor’s long experience in the investment management business benefits the Fund.

Management Information

The Trustees have the authority to take all actions necessary in connection with the business affairs of the Fund, including, among other things, approving the investment objectives, policies and procedures for the Fund. The Fund enters into agreements with various entities to manage the day-to-day operations of the Fund, including the Fund’s investment advisers, administrator, transfer agent, distributor and custodians. The Trustees are responsible for selecting these service providers and approving the terms of their contracts with the Fund, and exercising general oversight of these service providers on an ongoing basis.

Certain Trustees and officers of the Fund are affiliated with Invesco and Invesco Ltd., the parent corporation of Invesco. All of the Fund’s executive officers hold similar offices with some or all of the other Invesco Funds in the Fund Complex.

Leadership Structure and the Board. The Board is currently composed of thirteen Trustees, including eleven Trustees who are not “interested persons” of the Fund, as that term is defined in the 1940 Act (collectively, the Independent Trustees and each an Independent Trustee). In addition to eight regularly scheduled meetings per year, the Board holds special meetings or informal conference calls to discuss specific matters that may require action prior to the next regular meeting. As discussed below, the Board has established five committees to assist the Board in performing its oversight responsibilities.

The Board has appointed an Independent Trustee to serve in the role of Chairman. The Chairman’s primary role is to participate in the preparation of the agenda for meetings of the Board and the identification of information to be presented to the Board and matters to be acted upon by the Board. The Chairman also presides at all meetings of the Board and acts as a liaison with service providers, officers, attorneys, and other Trustees generally between meetings. The Chairman may perform such other functions as may be requested by the Board from time to time. Except for any duties specified herein or pursuant to the Fund’s Declaration of Trust or By-laws, the designation of Chairman does not impose on such Independent Trustee any duties, obligations or liability that is greater than the duties, obligations or liability imposed on such person as a member of the Board, generally.

The Board believes that its leadership structure, which includes an Independent Trustee as Chairman, allows for effective communication between the Trustees and Fund management, among the Board’s Trustees and among its Independent Trustees. The existing Board structure, including its committee structure, provides the Independent Trustees with effective control over Board governance while also providing insight from the two interested Trustees who are active officers of the Fund’s investment adviser. The Board’s leadership structure promotes dialogue and debate, which the Board believes will allow for the proper consideration of matters deemed important to the Fund and its shareholders and result in effective decision-making.

Risk Oversight. The Board considers risk management issues as part of its general oversight responsibilities throughout the year at regular meetings of the Investments, Audit, Compliance and Valuation, Distribution and Proxy Oversight Committees (as defined and further described below). These Committees in turn report to the full Board and recommend actions and approvals for the full Board to take.

Invesco prepares regular reports that address certain investment, valuation and compliance matters, and the Board as a whole or the Committees may also receive special written reports or presentations on a variety of risk issues at the request of the Board, a Committee or the Senior Officer. In addition, the Audit Committee of the Board meets regularly with Invesco Ltd.‘s internal audit group to review reports on their examinations of functions and processes within Invesco that affect the Fund.

The Investments Committee and its sub-committees receive regular written reports describing and analyzing the investment performance of the Fund. In addition, the portfolio managers of the Fund meets regularly with the sub-committees of the Investment Committee to discuss portfolio performance, including investment risk, such as the impact on the Fund of the investment in particular securities or instruments, such as derivatives. To the extent that a Fund changes a particular investment strategy that could have a material impact on the Fund’s risk profile, the Board generally is consulted in advance with respect to such change.

Invesco provides regular written reports to the Valuation, Distribution and Proxy Oversight Committee that enable the Committee to monitor the number of fair valued securities in a particular portfolio, the reasons for the fair valuation and the methodology used to arrive at the fair value. Such reports also include information concerning illiquid securities within the Fund’s portfolio. In addition, the Audit Committee reviews valuation procedures and pricing results with the Fund’s independent auditors in connection with such Committee’s review of the results of the audit of the Fund’s year-end financial statement.

The Compliance Committee receives regular compliance reports prepared by Invesco’s compliance group and meets regularly with the Fund’s Chief Compliance Officer (CCO) to discuss compliance issues, including compliance risks. The Compliance Committee recommends and the Board adopts compliance policies and procedures for the Fund and approves such procedures for the Fund’s service providers. The compliance policies and procedures are specifically designed to detect, prevent and correct violations of the federal securities laws.

Committee Structure. The standing committees of the Board are the Audit Committee, the Compliance Committee, the Governance Committee, the Investments Committee and the Valuation, Distribution and Proxy Oversight Committee (the Committees).

The members of the Audit Committee are Messrs. David C. Arch, James T. Bunch, Bruce L. Crockett, Rodney F. Dammeyer (Vice-Chair), Raymond Stickel, Jr. (Chair), Dr. Larry Soll, and Ms. Suzanne H. Woolsey. The Audit Committee’s primary purposes are to: (i) oversee qualifications, independence and performance of the independent registered public accountants; (ii) appoint independent registered public accountants for the Fund; (iii) pre-approve all permissible audit and non-audit services that are provided to the Fund by its independent registered public accountants to the extent required by Section 10A(h) and (i) of the Exchange Act; (iv) pre-approve, in accordance with Rule 2-01(c)(7)(ii) of Regulation S-X, certain non-audit services provided by the Fund’s independent registered public accountants to Invesco and certain other affiliated entities; (v) review the audit and tax plans prepared by the independent registered public accountants; (vi) review the Fund’s audited financial statements; (vii) review the process that management uses to evaluate and certify disclosure controls and procedures in Form N-CSR; (viii) review the process for preparation and review of the Fund’s shareholder reports; (ix) review certain tax procedures maintained by the Fund; (x) review modified or omitted officer certifications and disclosures; (xi) review any internal audits of the Fund; (xii) establish procedures regarding questionable accounting or auditing matters and other alleged violations; (xiii) set hiring policies for employees and proposed employees of the Fund who are employees or former employees of the independent registered public accountants; and (xiv) remain informed of (a) the Fund’s accounting systems and controls, (b) regulatory changes and new accounting pronouncements that affect the Fund’s net asset value calculations and financial statement reporting requirements, and (c) communications with regulators regarding accounting and financial reporting matters that pertain to the Fund. During the fiscal year ended December 31, 2014, the Audit Committee held six meetings.

The members of the Compliance Committee are Messrs. Bunch, Dammeyer (Vice-Chair), Dr. Soll (Chair) and Stickel. The Compliance Committee is responsible for: (i) recommending to the Board and the Independent Trustees the appointment, compensation and removal of the Fund’s Chief Compliance Officer; (ii) recommending to the Independent Trustees the appointment, compensation and removal of the Fund’s Senior Officer appointed pursuant to the terms of the Assurances of Discontinuance entered into by the New York Attorney General, Invesco and INVESCO Funds Group, Inc. (IFG);

(iii) reviewing any report prepared by a third party who is not an interested person of Invesco, upon the conclusion by such third party of a compliance review of Invesco; (iv) reviewing all reports on compliance matters from the Fund’s Chief Compliance Officer, (v) reviewing all recommendations made by the Senior Officer regarding Invesco’s compliance procedures, (vi) reviewing all reports from the Senior Officer of any violations of state and federal securities laws, the Colorado Consumer Protection Act, or breaches of Invesco’s fiduciary duties to Fund shareholders and of Invesco’s Code of Ethics; (vii) overseeing all of the compliance policies and procedures of the Fund and its service providers adopted pursuant to Rule 38a-1 of the 1940 Act; (viii) reviewing all reports made by Invesco’s Chief Compliance Officer; (ix) reviewing and recommending to the Independent Trustees whether to approve procedures to investigate matters brought to the attention of Invesco’s ombudsman; (x) risk management oversight with respect to the Fund and, in connection therewith, receiving and overseeing risk management reports from Invesco Ltd. that are applicable to the Fund or its service providers; and (xi) overseeing potential conflicts of interest that are reported to the Compliance Committee by Invesco, the Chief Compliance Officer, the Senior Officer and/or the Compliance Consultant. During the fiscal year ended December 31, 2014, the Compliance Committee held five meetings.

The members of the Governance Committee are Messrs. Arch, Crockett, Albert R. Dowden (Chair), Jack M. Fields (Vice-Chair), Hugo F. Sonnenschein, Dr. Prema Mathai-Davis and Ms. Woolsey. The Governance Committee is responsible for: (i) nominating persons who will qualify as Independent Trustees for (a) election as Trustees in connection with meetings of shareholders of the Fund that are called to vote on the election of Trustees, (b) appointment by the Board as Trustees in connection with filling vacancies that arise in between meetings of shareholders; (ii) reviewing the size of the Board, and recommending to the Board whether the size of the Board shall be increased or decreased; (iii) nominating the Chair of the Board; (iv) monitoring the composition of the Board and each committee of the Board, and monitoring the qualifications of all Board Members; (v) recommending persons to serve as members of each committee of the Board (other than the Compliance Committee), as well as persons who shall serve as the chair and vice chair of each such committee; (vi) reviewing and recommending the amount of compensation payable to the Independent Trustees; (vii) overseeing the selection of independent legal counsel to the Independent Trustees; (viii) reviewing and approving the compensation paid to independent legal counsel to the Independent Trustees; (ix) reviewing and approving the compensation paid to counsel and other advisers, if any, to the Committees of the Board; and (x) reviewing as they deem appropriate administrative and/or logistical matters pertaining to the operations of the Board. During the fiscal year ended December 31, 2014, the Governance Committee held six meetings.

The Governance Committee will consider nominees recommended by a shareholder to serve as Trustees, provided: (i) that such person is a shareholder of record at the time he or she submits such names and is entitled to vote at the meeting of shareholders at which Trustees will be elected; and (ii) that the Governance Committee or the Board, as applicable, shall make the final determination of persons to be nominated. Notice procedures set forth in the Trust’s bylaws require that any shareholder of a Fund desiring to nominate a trustee for election at a shareholder meeting must submit to the Trust’s Secretary the nomination in writing not later than the close of business on the later of the 90th day prior to such shareholder meeting or the tenth day following the day on which public announcement is made of the shareholder meeting and not earlier than the close of business on the 120th day prior to the shareholder meeting. The Governance Committee has not adopted any specific policy on the issue of diversity, but will take this into account, among other factors, in its consideration of new candidates to the Board. The Governance Committee’s charter is available at www.invesco.com/us.

The members of the Investments Committee are Messrs. Arch, , Bunch (Chair), Crockett, Dammeyer (Vice-Chair), Dowden, Fields (Vice-Chair), Martin L. Flanagan, Sonnenschein (Vice- Chair), Stickel, Philip A. Taylor, Ms. Woolsey, and Drs. Mathai-Davis and Soll. The Investments Committee’s primary purposes are to: (i) assist the Board in its oversight of the investment management services provided by Invesco and the Sub-Advisers; and (ii) review all proposed and existing advisory and sub-advisory arrangements for the Fund, and to recommend what action the full Board and the Independent Trustees take regarding the approval of all such proposed arrangements. During the fiscal year ended December 31, 2014, the Investments Committee held six meetings.

The Investments Committee has established three Sub-Committees. The Sub-Committees are responsible for: (i) reviewing the performance, fees and expenses of the Fund and other Invesco Funds that have been assigned to a particular Sub-Committee (for each Sub-Committee, the Designated Funds), unless the Investments Committee takes such action directly; (ii) reviewing with the applicable portfolio managers from time to time the investment objective(s), policies, strategies and limitations of the Designated Funds; (iii) evaluating the investment advisory, sub-advisory and distribution arrangements in effect or proposed for the Designated Funds, unless the Investments Committee takes such action directly; (iv) being familiar with the registration statements and periodic shareholder reports applicable to their Designated Funds; and (v) such other investment-related matters as the Investments Committee may delegate to the Sub-Committee from time to time.

The members of the Valuation, Distribution and Proxy Oversight Committee are Messrs. Dowden, Fields, Dr. Mathai-Davis (Chair), and Sonnenschein (Vice-Chair). The Board adopted written pricing procedures that conform to the fair value policies and procedures requirements of the 1940 Act and the rules and interpretations thereunder (“Pricing Procedures”). The primary purposes of the Valuation, Distribution and Proxy Oversight Committee are: (a) to address issues requiring action or oversight by the Board (i) in the valuation of the Fund’s portfolio securities consistent with the Pricing Procedures, (ii) in oversight of the creation and maintenance by the principal underwriters of the Invesco Funds of an effective distribution and marketing system to build and maintain an adequate asset base and to create and maintain economies of scale for the Invesco Funds, (iii) in the review of existing distribution arrangements for the Invesco Funds under Rule 12b-1 and Section 15 of the 1940 Act, and (iv) in the oversight of proxy voting on portfolio securities of the Fund; and (b) to make regular reports to the full Board of the Invesco Funds.

The Valuation, Distribution and Proxy Oversight Committee is responsible for: (a) with regard to valuation, (i) developing an understanding of the valuation process and the Pricing Procedures, (ii) reviewing the Pricing Procedures and making recommendations to the full Board with respect thereto, (iii) reviewing the reports described in the Pricing Procedures and other information from Invesco regarding fair value determinations made pursuant to the Pricing Procedures by Invesco’s internal valuation committee and making reports and recommendations to the full Board with respect thereto, (iv) receiving the reports of Invesco’s internal valuation committee requesting approval of any changes to pricing vendors or pricing methodologies as required by the Pricing Procedures and the annual report of Invesco evaluating the pricing vendors, approving changes to pricing vendors and pricing methodologies as provided in the Pricing Procedures, and recommending annually the pricing vendors for approval by the full Board; (v) upon request of Invesco, assisting Invesco’s internal valuation committee or the full Board in resolving particular fair valuation issues; (vi) reviewing the reports described in the Procedures for Determining the Liquidity of Securities (the Liquidity Procedures) and other information from Invesco regarding liquidity determinations made pursuant to the Liquidity Procedures by Invesco and making reports and recommendations to the full Board with respect thereto, and (vii) overseeing actual or potential conflicts of interest by investment personnel or others that could affect their input or recommendations regarding pricing or liquidity issues.

(b) with regard to distribution and marketing, the Valuation, Distribution and Proxy Oversight Committee is responsible for (i) developing an understanding of mutual fund distribution and marketing channels and legal, regulatory and market developments regarding distribution, (ii) reviewing periodic distribution and marketing determinations and annual approval of distribution arrangements and making reports and recommendations to the full Board with respect thereto, and (iii) reviewing other information from the principal underwriters to the Invesco Funds regarding distribution and marketing of the Invesco Funds and making recommendations to the full Board with respect thereto.

(c) with regard to proxy voting, the Valuation, and Proxy Oversight Committee is responsible for (i) overseeing the implementation of the Proxy Voting Guidelines (the Guidelines) and the Proxy Policies and Procedures (the Proxy Procedures) by Invesco and the Sub-Advisers, reviewing the Quarterly Proxy Voting Report and making recommendations to the full Board with respect thereto, (ii) reviewing the Guidelines and the Proxy Procedures and information provided by Invesco and the Sub-Advisers regarding industry developments and best practices in connection with proxy voting and making recommendations to the full Board with respect thereto, and (iii) in implementing its responsibilities in this area, assisting Invesco in resolving particular proxy voting issues. The Valuation, Distribution and Proxy Oversight Committee were formed effective January 1, 2008. It succeeded the Valuation Committee which existed prior to 2008. During the fiscal year ended December 31, 2014, the Valuation, Distribution and Proxy Oversight Committee held six meetings.

Compensation of Trustees

The compensation of Trustees and executive officers who are affiliated persons (as defined in the 1940 Act) of the Adviser is paid by the respective affiliated entity. The Fund pays the non-affiliated Trustees an annual retainer and meeting fees for services to the Fund.

Additional information regarding compensation and benefits for Trustees is set forth below. As indicated in the notes accompanying the table, the amounts relate to either the Fund’s most recently completed fiscal year or the most recently completed calendar year ended December 31, 2014.

COMPENSATION TABLE

Name	Compensation from the Fund(1)	Total Compensation from Fund Complex(2)	Number of Portfolios in Fund Complex Overseen by Trustees
Independent Trustees [3]
David C. Arch	$1420	$384,500	144
James T. Bunch	368	356,800	144
Bruce L. Crockett	627	661,000	144
Rodney F. Dammeyer	344	332,100	144
Albert R. Dowden	368	372,900	144
Jack M. Fields	320	345,700	144
Prema Mathai-Davis	368	372,900	144
Larry Soll	368	372,900	144
Hugo F. Sonnenschein	1445	411,700	144
Raymond Stickel, Jr	394	400,100	144
Suzanne H. Woolsey	3,133	253,500	144

(1)	The Fund does not accrue or pay retirement or pension benefits to the Trustees. Pursuant to the retirement plan of other funds in the Fund Complex overseen by the Board, which was amended as of December 31, 2013 to convert to a defined contribution plan, estimated annual benefits upon retirement payable by such funds to Trustees is as follows: David C. Arch: $205,000; James T. Bunch: $205,000; Bruce L. Crockett: $205,000; Rodney F. Dammeyer: $205,000; Albert R. Dowden: $205,000; Jack M. Fields: $205,000; Prema Mathai-Davis: $205,000; Larry Soll: $226,779; Hugo F. Sonnenschein: $205,000; and Raymond Stickel, Jr.: $205,000. Such amounts represent the estimated annual benefits payable by such funds upon the Trustees’ retirement and assumes each Trustees will serve until his or her normal retirement date. These amounts are payable by other funds in the Fund Complex and not by the Fund.
(2)	The amounts shown in this column represent the aggregate compensation paid by all of the funds in the Fund Complex as of December 31, 2014. Because the funds in the Fund Complex have different fiscal year ends, the amounts shown in this column are presented on a calendar year basis.
(3)	The Fund and other funds overseen by the Board have agreed to compensate Ms. Woolsey for additional efforts undertaken in her capacity as chair of the Fund’s governance committee intended to facilitate the Board Consolidation, including attending meetings with representatives of the Board and of the Board of other Invesco Funds and fund management, in an aggregate amount equal to $100,000.

Shareholder Communications

Shareholders may send communications to the Board. Shareholders should send communications intended for the Board by addressing the communication directly to the Board (or individual Trustee) and/or otherwise clearly indicating in the salutation that the communication is for the Board (or individual Trustees) and by sending the communication to either the Fund’s office or directly to such Trustee at the address specified for such Trustee above. Other shareholder communications received by the Fund not directly addressed and sent to the Board will be reviewed and generally responded to by management, and will be forwarded to the Board only at management’s discretion based on the matters contained therein.

Share Ownership

As of December 31, 2014, the most recently completed calendar year of the Fund, each Trustee beneficially owned equity securities of the Fund and all of the funds in the Fund Complex overseen by the Trustee in the dollar range amounts specified in the following table:

Name	Fund	Aggregate Dollar Range of Equity Securities in all Registered Investment Companies Overseen by Trustee in the Fund Complex
Independent Trustees
Arch	$10,001–$50,000	Over $100,000
Bunch	$1-$10,000	Over $100,000(1)
Crockett	$1-$10,000	Over $100,000(1)
Dammeyer	$10,001–$50,000	Over $100,000
Dowden	$1-$10,000	Over $100,000
Fields	$1-$10,000	Over $100,000(1)
Mathai-Davis	$1-$10,000	Over $100,000(1)
Soll	$1-$10,000	Over $100,000(1)
Sonnenschein	$10,001–$50,000	Over $100,000
Stickel	$1-$10,000	Over $100,000
Woolsey	$10,001–$50,000	Over $100,000
Interested Trustees
Flanagan	$1-$10,000	Over $100,000
Taylor	$1-$10,000	$1-$10,000

(1)	Includes total amount of compensation deferred by the Trustee at his or her election pursuant to a deferred compensation plan. Such deferred compensation is placed in a deferral account and deemed to be invested in one or more of the Invesco Funds.

Code of Ethics

The Fund, the Adviser, the Sub-Advisers and Invesco Distributors, Inc. have each adopted a Code of Ethics (the “Code of Ethics”) that sets forth general and specific standards relating to the securities trading activities of their employees. The Code of Ethics does not prohibit employees from acquiring securities that may be purchased or held by the Fund, but is intended to ensure that all employees conduct their personal transactions in a manner that does not interfere with the portfolio transactions of the Fund or other funds in the Fund Complex, and that such employees do not take unfair advantage of their relationship with the Fund. Among other things, the Code of Ethics prohibits certain types of transactions absent prior approval, imposes various trading restrictions (such as time periods during which personal transactions may or may not be made) and requires quarterly reporting of securities transactions and other reporting matters. Additional restrictions apply to portfolio managers, traders, research analysts and others who may have access to nonpublic information about the trading activities of the Fund or other funds in the Fund Complex or who otherwise are involved in the investment advisory process. Exceptions to these and other provisions of the Code of Ethics may be granted in particular circumstances after review by appropriate personnel.

Proxy Voting Policy and Proxy Voting Record

The Board believes that the voting of proxies on securities held by the Fund is an important element of the overall investment process. The Board has delegated day-to-day responsibility to the Adviser to vote such proxies, pursuant to the Board approved Proxy Voting Policy, a copy of which is currently in effect as of the date of this Statement of Additional Information and is attached hereto as Appendix A.

The Proxy Voting Policy is subject to change over time and investors seeking the most current copy of the Proxy Voting Policy should go to the Adviser’s web site at www.invesco.com/us. The Fund’s proxy voting record is also available without charge on the SEC’s web site at www.sec.gov.

Item 18.	Control Persons and Principal Holders of Securities.

As of September 23, 2015, no person was known by the Fund to own beneficially or to holder of record 5% or more of the outstanding shares of the Fund, except as follows:

Name and Address of Holder	Approximate Percentage of Ownership on September 23, 2015
Comerica Bank Cust	20.06%
P.O. Box 75000
Detroit, MI 48275-3446

Comerica Bank Agent for Edward and Helen Mardigian, TR	16.67%
DTD 8/2/77
P.O. Box 75000
Mail Code 3446
Detroit, MI 48275-3446

Gordon E. Moore & Betty I. Moore	9.40%
TR FBO Gordon E. Moore & Betty I. Moore Trust
UA DTD 10-9-73
Woodside, CA 94062-4104

Michael Lloyd DOW TR	6.47%
Estate Planning Trust # 1
DTD 01/31/2001
Charlevoix, MI 49720-9492

On September 23, 2015, all Trustees and officers as a group owned less than 1% of the Fund’s outstanding voting securities.

Item 19.	Investment Advisory and Other Services.

Investment Adviser. Invesco Advisers, Inc. (the “Adviser”) is the Fund’s investment adviser. The Adviser is an indirect wholly owned subsidiary of Invesco Ltd. The Adviser is located at 1555 Peachtree Street, N.E., Atlanta, GA 30309. The Adviser, a successor in interest to multiple investment advisers, has been an investment adviser since 1976.

The Fund and the Adviser are parties to an investment advisory agreement (the “Advisory Agreement”). Under the Advisory Agreement, the Fund pays to the Adviser as compensation for the services rendered, facilities furnished, and expenses paid by it a fee payable monthly computed on average daily net assets of the Fund at an annual rate of 0.30%.

The Adviser received approximately $217,695, $195,638 and $177,190 in advisory fees from the Fund during the fiscal years ended December 31, 2014, 2013 and 2012, respectively.

The Advisory Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Fund’s Trustees or (ii) by vote of a majority of the Fund’s outstanding voting securities and (b) by the affirmative vote of a majority of the Trustees who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose. The Advisory Agreement provides that it shall terminate automatically if assigned and that it may be terminated without penalty by either party on 30 days written notice.

Under the Advisory Agreement, the Fund retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of the Fund’s investment objectives. The Adviser also furnishes at no cost to the Fund (except as noted herein) the services of sufficient executive and clerical personnel for the Fund as are necessary to prepare registration statements, shareholder reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to the Fund the services of a Chief Executive Officer and other executive and clerical personnel, as needed.

Investment Sub-Advisers. The Adviser has entered into a Master Intergroup Sub-Advisory Contract (the “Sub-Advisory Agreement”) with certain affiliates to serve as sub-advisers to the Fund, pursuant to which these affiliated sub-advisers may be appointed by the Adviser from time to time to provide discretionary investment management services, investment advice, and/or order execution services to the Fund. These affiliated sub-advisers, each of which is a registered investment adviser under the Investment Advisers Act of 1940 are:

Invesco Asset Management Deutschland GmbH;

Invesco Asset Management Limited;

Invesco Asset Management (Japan) Limited;

Invesco Hong Kong Limited;

Invesco Senior Secured Management, Inc.; and

Invesco Canada Ltd. (each a “Sub-Adviser” and collectively, the “Sub-Advisers”).

Each Sub-Adviser is an indirect wholly owned subsidiary of Invesco Ltd. The only fees payable to the Sub-Advisers under the Sub-Advisory Agreement are for providing discretionary investment management services. For such services, the Adviser will pay each Sub-Adviser a fee, computed daily and paid monthly, equal to (i) 40% of the monthly compensation that the Adviser receives from the Fund, multiplied by (ii) the fraction equal to the net assets of such Fund as to which such Sub-Adviser shall have provided discretionary investment management services for that month divided by the net assets of such Fund for that month. Pursuant to the Sub-Advisory Agreement, this fee is reduced to reflect contractual or voluntary fee waivers or expense limitations by the Adviser, if any, in effect from time to time. In no event shall the aggregate monthly fees paid to the Sub-Advisers under the Sub-Advisory Agreement exceed 40% of the monthly compensation that the Adviser receives from the Fund pursuant to its advisory agreement with the Fund, as reduced to reflect contractual or voluntary fees waivers or expense limitations by the Adviser, if any.

Administrative Services Agreement. The Adviser and the Fund have entered into a Master Administrative Services Agreement (“Administrative Services Agreement”) pursuant to which the Adviser may perform or arrange for the provision of certain accounting and other administrative services to the Fund which are not required to be performed by the Adviser under the Advisory Agreement. The Administrative Services Agreement provides that it will remain in effect and continue from year to year only if such continuance is specifically approved at least annually by the Board, including the independent Trustees, by votes cast in person at a meeting called for such purpose. Under the Administrative Services Agreement, the Adviser is entitled to receive from the Fund reimbursement of its costs or such reasonable compensation as may be approved by the Board. Currently, the Adviser is reimbursed for the services of the Fund’s principal financial officer and her staff and any expenses related to fund accounting services. The Adviser received approximately $50,000, $50,000 and $50,000 in administrative services fees from the Fund during the fiscal years ended December 31, 2014, 2013 and 2012, respectively.

Other Service Providers. The Fund also pays transfer agency fees, custodian fees, legal and auditing fees, the costs of reports to shareholders and all other ordinary expenses not specifically assumed by the Adviser. Invesco Investment Services, Inc. is the Fund’s transfer agent. The contact information for Invesco Investment Services, Inc. is P.O. Box 219078, Kansas City, Missouri 64121-9078, or by telephone at (800) 959-4246. The custodian of all the assets of the Fund is State Street Bank and Trust Company located at One Lincoln Street, Boston, Massachusetts 02110.

An independent registered public accounting firm for the Fund performs an annual audit of the Fund’s financial statements.

Item 20.	Portfolio Managers.

Other Accounts Managed by Portfolio Managers as of December 31, 2014:

The Adviser’s portfolio managers develop investment models which are used in connection with the management of certain funds in the Fund Complex as well as other mutual funds for which the Adviser or an affiliate acts as sub-adviser, other pooled investment vehicles that are not registered mutual funds, and other accounts managed for organizations and individuals.

The following chart reflects information regarding accounts other than the Fund for which each portfolio manager has day to-day management responsibilities. The accounts are grouped into three categories: (i) registered investment companies, (ii) pooled investment vehicles and (iii) other accounts. To the extent that any of these accounts pay advisory fees that are based on account performance (performance-based fees), information on those accounts is specifically broken out. In addition, any assets denominated in foreign currencies have been converted into U.S. Dollars using the exchange rates as of the applicable date.

	Registered Investment Companies (assets in millions)		Pooled Investment Vehicles other than Registered Investment Companies (assets in millions)				Other Accounts Managed (assets in millions)
Portfolio Manager	Number of Accounts	Assets	Number of Accounts		Assets		Number of Accounts		Assets
Anthony Munchak	8	$5,363	38	[1]	$9,863	[1]	100	[2]	$14,979	[2]
Glen Murphy	9	$5,371	38	[1]	$9,863	[1]	100	[2]	$14,979	[2]
Francis Orlando	8	$5,363	38	[1]	$9,863	[1]	100	[2]	$14,979	[2]

[1]	This amount includes 3 funds that pay performance-based fees with $755M in total assets under management.
[2]	This amount includes 22 funds that pay performance-based fees with $4,363M in total assets under management

Portfolio Manager Beneficial Ownership as of December 31, 2014:

The following chart reflects the portfolio managers’ investments in the funds that they manage. The accounts are grouped into three categories: (i) investments made directly in the Fund, (ii) investments made in a pooled investment vehicle managed by the Adviser with the same or similar objectives and strategies as the Fund and (iii) any investments made in any fund or pooled investment vehicle managed by the Adviser.

Portfolio Manager	Dollar Range of Investments In the Fund[1]	Dollar Range of Investments In Invesco Pooled Investment Vehicles[2]	Dollar Range of Investments in Invesco Fund and Invesco Pooled Investment Vehicles[3]
Anthony Munchak	None	N/A	$500,001-$1,000,000
Glen Murphy	None	N/A	$500,001-$1,000,000
Francis Orlando	None	N/A	$100,001-$500,000

[1]	This column reflects investments in the Fund’s shares owned directly by a portfolio manager or beneficially owned by a portfolio manager (as determined in accordance with Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended). A portfolio manager is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the same household.
[2]	This column reflects portfolio managers’ investments made either directly or through a deferred compensation or a similar plan in Invesco pooled investment vehicles with the same or similar objectives and strategies as the Fund as of the most recent fiscal year end of the Fund.
[3]	This column reflects the combined holdings from both the “Dollar Range of investments in Invesco pooled investment vehicles” and the “Dollar Range of Investments in the Fund” columns.

Potential Conflicts of Interest

Actual or apparent conflicts of interest may arise when a portfolio manager has day-to-day management responsibilities with respect to more than one fund or other account. More specifically, portfolio managers who manage multiple funds and/or other accounts may be presented with one or more of the following potential conflicts:

•	The management of multiple funds and/or other accounts may result in a portfolio manager devoting unequal time and attention to the management of each fund and/or other account. The Adviser and each Sub-Adviser seek to manage such competing interests for the time and attention of portfolio managers by having portfolio managers focus on a particular investment discipline. Most other accounts managed by a portfolio manager are managed using the same investment models that are used in connection with the management of the Fund.

•	If a portfolio manager identifies a limited investment opportunity which may be suitable for more than one fund or other account, the Fund may not be able to take full advantage of that opportunity due to an allocation of filled purchase or sale orders across all eligible funds and other accounts. To deal with these situations, the Adviser, each Sub-Adviser and the Fund have adopted procedures for allocating portfolio transactions across multiple accounts.

•	The Adviser and each Sub-Adviser determine which broker to use to execute each order for securities transactions for the Fund, consistent with its duty to seek best execution of the transaction. However, for certain other accounts (such as mutual funds for which the Adviser or an affiliate acts as sub-adviser, other pooled investment vehicles that are not registered mutual funds, and other accounts managed for organizations and individuals), the Adviser and each Sub-Adviser may be limited by the client with respect to the selection of brokers or may be instructed to direct trades through a particular broker. In these cases, trades for the Fund in a particular security may be placed separately from, rather than aggregated with, such other accounts. Having separate transactions with respect to a security may temporarily affect the market price of the security or the execution of the transaction, or both, to the possible detriment of the Fund or other account(s) involved.

•	Finally, the appearance of a conflict of interest may arise where the Adviser or Sub-Adviser has an incentive, such as a performance-based management fee, which relates to the management of one fund or account but not all funds and accounts for which a portfolio manager has day-to-day management responsibilities. As shown above, the Fund’s portfolio managers currently manage assets for one other account that charges a performance fee.

The Adviser, each Sub-Adviser, and the Fund have adopted certain compliance procedures which are designed to address these types of conflicts. However, there is no guarantee that such procedures will detect each and every situation in which a conflict arises.

Portfolio Manager Compensation Structure

Description of Compensation Structure for the Adviser and each affiliated Sub-Adviser. The Adviser and each Sub-Adviser seek to maintain a compensation program that is competitively positioned to attract and retain high-caliber investment professionals. Portfolio managers receive a base salary, an incentive bonus opportunity and an equity compensation opportunity. Portfolio manager compensation is reviewed and may be modified each year as appropriate to reflect changes in the market, as well as to adjust the factors used to determine bonuses to promote competitive Fund performance. The Adviser and each Sub-Adviser evaluate competitive market compensation by reviewing compensation survey results conducted by an independent third party of investment industry compensation. Each portfolio manager’s compensation consists of the following three elements:

Base Salary. Each portfolio manager is paid a base salary. In setting the base salary, the Adviser and each Sub-Adviser’s intention is to be competitive in light of the particular portfolio manager’s experience and responsibilities.

Annual Bonus. The portfolio managers are eligible, along with other employees of the Adviser and each Sub-Adviser, to participate in a discretionary year-end bonus pool. The Compensation Committee of Invesco Ltd. reviews and approves the amount of the bonus pool available for the Adviser and each of the Sub-Adviser’s investment centers. The Compensation Committee considers investment performance and financial results in its review. In addition, while having no direct impact on individual bonuses, assets under management are considered when determining the starting bonus funding levels. Each portfolio manager is eligible to receive an annual cash bonus which is based on quantitative (i.e. investment performance) and non-quantitative factors (which may include, but are not limited to, individual performance, risk management and teamwork).

Each portfolio manager’s compensation is linked to the pre-tax investment performance of the funds/accounts managed by the portfolio manager as described in the table below.

Sub-Adviser	Performance time period[1]
Invesco[2]	One-, Three- and Five-year performance against Fund peer group
Invesco Deutschland	One-, Three- and Five-year performance against Fund peer group
Invesco Hong Kong	One-, Three- and Five-year performance against Fund peer group
Invesco Asset Management	One-, Three- and Five-year performance against Fund peer group

Invesco – Invesco Real Estate[2,3]	Not applicable
Invesco Senior Secured[2,4]	Not applicable

Invesco Canada[2]	One-year performance against Fund peer group
Three-and Five-year performance against entire universe of Canadian funds
Invesco Japan[5]	One-, Three-and Five-year performance

[1]	Rolling time periods based on calendar year-end.
[2]	Portfolio managers may be granted an annual deferral award that vests on a pro-rata basis over a four year period and final payments are based on the performance of eligible funds selected by the portfolio manager at the time the award is granted.
[3]	Portfolio managers for Invesco Global Real Estate Fund, Invesco Real Estate Fund, Invesco Global Real Estate Income Fund and Invesco V.I. Global Real Estate Fund base their bonus on new operating profits of the U.S. Real Estate Division of Invesco.
[4]	Invesco Senior Secured’s bonus is based on annual measures of equity return and standard tests of collateralization performance.
[5]	Portfolio managers for Invesco Pacific Growth Fund’s compensation is based on the one-, three- and five-year performance against the appropriate Micropol benchmark.

High investment performance (against applicable peer group and/or benchmarks) would deliver compensation generally associated with top pay in the industry (determined by reference to the third-party provided compensation survey information) and poor investment performance (versus applicable peer group) would result in low bonus compared to the applicable peer group or no bonus at all. These decisions are reviewed and approved collectively by senior leadership which has responsibility for executing the compensation approach across the organization.

Equity-Based Compensation. Portfolio managers may be granted an award that allows them to select receipt of shares of certain Invesco Funds with a vesting period as well as common shares and/or restricted shares of Invesco Ltd. stock from pools determined from time to time by the Compensation Committee of Invesco Ltd.’s Board of Directors. Awards of equity-based compensation typically vest over time, so as to create incentives to retain key talent.

Portfolio managers also participate in benefit plans and programs available generally to all employees.

Item 21.	Brokerage Allocation and Other Practices.

The Adviser and the Sub-Advisers have adopted compliance procedures that cover, among other items, brokerage allocation and other trading practices. If all or a portion of the Fund’s assets are managed by one or more Sub-Advisers, the decision to buy and sell securities and broker selection will be made by the Sub-Adviser for the assets it manages. Unless specifically noted, the Sub-Advisers’ brokerage allocation procedures do not materially differ from the Adviser’s procedures.

Brokerage Transactions

Placing trades generally involves acting on portfolio manager instructions to buy or sell a specified amount of portfolio securities, including selecting one or more broker-dealers, including affiliated and third-party broker-dealers to execute the trades, and negotiating commissions and spreads. Various Invesco Ltd. subsidiaries have created a global equity trading desk. The global equity trading desk has assigned local traders in six primary trading centers to place equity securities trades in their regions. Invesco’s Americas desk, located in Atlanta, Houston and Toronto, generally places trades of equity securities trading in North America, Canada, and Latin America; the Hong Kong desk of Invesco Hong Kong (the “Hong Kong Desk”) generally places trades of equity securities in the Asia-Pacific markets, except Japan and Australia; the Japan trading desk generally places trades of equity securities in the Japanese markets; the London trading desk of Invesco Limited (the “London Desk”) generally places trades of equity securities in European Middle Eastern and African countries; the Australia desk, located in Sydney and Melbourne, for the execution of orders of equity securities trading in the Australian and New Zealand Market; and the Taipei desk, located in Taipei, for the execution of orders of securities trading in the Chinese Market. The Adviser, Invesco Canada, Invesco Australia, Invesco Japan, Invesco Deutschland, Invesco Hong Kong and Invesco Asset Management use the global equity trading desk to place equity trades. Other Sub-Advisers may use the global equity trading desk in the future. The trading procedures for the global trading desks are similar in all material respects.

References in the language below to actions by the Adviser or a Sub-Adviser (other than Invesco Canada or Invesco Japan) making determinations or taking actions related to equity trading include these entities’ delegation of these determinations/actions to the Americas Desk, the Hong Kong Desk, and the London Desk. Even when trading is delegated by the Adviser or the Sub-Advisers to the various arms of the global equity trading desk, the Adviser or the Sub-Advisers that delegate trading is responsible for oversight of this trading activity.

The Adviser or the Sub-Advisers make decisions to buy and sell securities for the Fund, select broker-dealers (each, a “Broker”), effect the Fund’s investment portfolio transactions, allocate brokerage fees in such transactions and, where applicable, negotiate commissions and spreads on transactions. The Adviser’s and the Sub-Advisers’ primary consideration in effecting a security transaction is to obtain best execution, which is defined as prompt and efficient execution of the transaction at the best obtainable price with payment of commissions, mark-ups or mark-downs which are reasonable in relation to the value of the brokerage services provided by the Broker. While the Adviser or the Sub-Advisers seek reasonably competitive commission rates, the Fund may not pay the lowest commission or spread available. See “Broker Selection” below.

Some of the securities in which the Fund invests may be traded in over-the-counter markets. Portfolio transactions in such markets may be effected on a principal basis at net prices without commissions, but which include compensation to the Broker in the form of a mark-up or mark-down, or on an agency basis, which involves the payment of negotiated brokerage commissions to the Broker, including electronic communication networks. Purchases of underwritten issues, which include initial public offerings and secondary offerings, include a commission or concession paid by the issuer (not the Fund) to the underwriter. Purchases of money market instruments may be made directly from issuers without the payment of commissions.

Historically, the Adviser and the Sub-Advisers did not negotiate commission rates on stock markets outside the United States. In recent years many overseas stock markets have adopted a system of negotiated rates; however, a number of markets maintain an established schedule of minimum commission rates.

In some cases, the Adviser may decide to place trades on a “blind principal bid” basis, which involves combining all trades for one or more portfolios into a single basket, and generating a description of the characteristics of the basket for provision to potential executing brokers. Based on the trade characteristics information provided by the Adviser, these brokers submit bids for executing all of the required trades at the market close price for a specific commission. The Adviser generally selects the broker with the lowest bid to execute these trades.

The Fund did not pay brokerage commissions during the fiscal years ended December 31, 2014, 2013 and 2012, respectively.

Commissions

The Fund may engage in certain principal and agency transactions with banks and their affiliates that own 5% or more of the outstanding voting securities of a fund in the Fund Complex, provided the conditions of an exemptive order received by such fund from the SEC are met. In addition, the Fund may purchase or sell a security from or to certain other funds in the Fund Complex or other accounts (and may invest in affiliated money market funds) provided the Fund follows procedures adopted by the boards of the various funds in the Fund Complex, including the Fund. These inter-fund transactions do not generate brokerage commissions but may result in custodial fees or taxes or other related expenses.

Broker Selection

The Adviser’s or the Sub-Advisers’ primary consideration in selecting Brokers to execute portfolio transactions for the Fund is to obtain best execution. In selecting a Broker to execute a portfolio transaction in equity securities for a Fund, the Adviser or the Sub-Advisers consider the full range and quality of a Broker’s services, including the value of research and/or brokerage services provided, execution capability, commission rate, and willingness to commit capital, anonymity and responsiveness. The Adviser’s and the Sub-Advisers’ primary consideration when selecting a Broker to execute a portfolio transaction in fixed income securities for the Fund is the Broker’s ability to deliver or sell the relevant fixed income securities; however, the Adviser and the Sub-Advisers will also consider the various factors listed above. In each case, the determinative factor is not the lowest commission or spread available but whether the transaction represents the best qualitative execution for the Fund. The Adviser and the Sub-Advisers will not select Brokers based upon their promotion or sale of Fund shares.

In choosing Brokers to execute portfolio transactions for the Fund, the Adviser or the Sub-Advisers may select Brokers that are not affiliated with the Adviser that provide brokerage and/or research services (“Soft Dollar Products”) to the Fund and/or the other accounts over which the Adviser and its affiliates have investment discretion. Section 28(e) of the Securities Exchange Act of 1934, as amended, provides that the Adviser or the Sub-Advisers, under certain circumstances, lawfully may cause an account to pay a higher commission than the lowest available. Under Section 28(e)(1), the Adviser or the Sub-Advisers must make a good faith determination that the commissions paid are “reasonable in relation to the value of the brokerage and research services provided viewed in terms of either that particular transaction or the [Adviser’s or the Sub-Advisers’] overall responsibilities with respect to the accounts as to which [it] exercises investment discretion.” The services provided by the Broker also must lawfully and appropriately assist the Adviser or the Sub-Adviser in the performance of its investment decision-making responsibilities. Accordingly, the Fund may pay a Broker commissions higher than those available from another Broker in recognition of the Broker’s provision of Soft Dollar Products to the Adviser or the Sub-Advisers.

The Adviser and the Sub-Advisers face a potential conflict of interest when they use client trades to obtain Soft Dollar Products. This conflict exists because the Adviser and the Sub-Advisers are able to use the Soft Dollar Products to manage client accounts without paying cash for the Soft Dollar Products, which reduces the

Adviser’s or the Sub-Advisers’ expenses to the extent that the Adviser or the Sub-Advisers would have purchased such products had they not been provided by Brokers. Section 28(e) permits the Adviser or the Sub-Advisers to use Soft Dollar Products for the benefit of any account it manages. Certain Adviser-managed accounts (or accounts managed by the Sub-Advisers) may generate soft dollars used to purchase Soft Dollar Products that ultimately benefit other Adviser-managed accounts (or Sub-Adviser-managed accounts), effectively cross subsidizing the other Adviser-managed accounts (or the other Sub-Adviser-managed accounts) that benefit directly from the product. The Adviser or the Sub-Advisers may not use all of the Soft Dollar Products provided by Brokers through which a fund in the Fund Complex effects securities transactions in connection with managing the fund whose trades generated the soft dollars used to purchase such products.

The Adviser presently engages in the following instances of cross-subsidization:

Fixed income funds in the Fund Complex normally do not generate soft dollar commissions to pay for Soft Dollar Products. Therefore, soft dollar commissions used to pay for Soft Dollar Products which are used to manage certain fixed income Invesco Funds are generated entirely by equity Invesco Funds and other equity client accounts managed by the Adviser. In other words, certain fixed income Invesco Funds are cross-subsidized by the equity Invesco Funds in that the fixed income Invesco Funds receive the benefit of Soft Dollar Products services for which they do not pay. Similarly, other accounts managed by the Adviser or certain of its affiliates may benefit from Soft Dollar Products services for which they do not pay.

The Adviser and the Sub-Advisers attempt to reduce or eliminate the potential conflicts of interest concerning the use of Soft Dollar Products by directing client trades for Soft Dollar Products only if the Adviser or the Sub-Advisers conclude that the Broker supplying the product is capable of providing best execution.

Certain Soft Dollar Products may be available directly from a vendor on a hard dollar basis; other Soft Dollar Products are available only through Brokers in exchange for soft dollars. The Adviser and the Sub-Advisers use soft dollars to purchase two types of Soft Dollar Products:

•	proprietary research created by the Broker executing the trade, and

•	other products created by third parties that are supplied to the Adviser or the Sub-Advisers through the Broker executing the trade.

Proprietary research consists primarily of traditional research reports, recommendations and similar materials produced by the in-house research staffs of broker-dealer firms. This research includes evaluations and recommendations of specific companies or industry groups, as well as analyses of general economic and market conditions and trends, market data, contacts and other related information and assistance. The Adviser periodically rates the quality of proprietary research produced by various Brokers. Based on the evaluation of the quality of information that the Adviser receives from each Broker, the Adviser develops an estimate of each Broker’s share of Adviser clients’ commission dollars and attempts to direct trades to these firms to meet these estimates.

The Adviser and the Sub-Advisers also use soft dollars to acquire products from third parties that are supplied to the Adviser or the Sub-Advisers through Brokers executing the trades or other Brokers who “step in” to a transaction and receive a portion of the brokerage commission for the trade. The Adviser or the Sub-Advisers may from time to time instruct the executing Broker to allocate or “step out” a portion of a transaction to another Broker. The Broker to which the Adviser or the Sub-Advisers have “stepped out” would then settle and complete the designated portion of the transaction, and the executing Broker would settle and complete the remaining portion of the transaction that has not been “stepped out.” Each Broker may receive a commission or brokerage fee with respect to that portion of the transaction that it settles and completes.

Soft Dollar Products received from Brokers supplement the Adviser’s and/or the Sub-Advisers’ own research (and the research of certain of its affiliates), and may include the following types of products and services:

•	Database Services — comprehensive databases containing current and/or historical information on companies and industries and indices. Examples include historical securities prices, earnings estimates and financial data. These services may include software tools that allow the user to search the database or to prepare value-added analyses related to the investment process (such as forecasts and models used in the portfolio management process).

•	Quotation/Trading/News Systems — products that provide real time market data information, such as pricing of individual securities and information on current trading, as well as a variety of news services.

•	Economic Data/Forecasting Tools — various macro economic forecasting tools, such as economic data or currency and political forecasts for various countries or regions.

•	Quantitative/Technical Analysis — software tools that assist in quantitative and technical analysis of investment data.

•	Fundamental/Industry Analysis — industry specific fundamental investment research.

Fixed Income Security Analysis- data and analytical tools that pertain specifically to fixed income securities. These tools assist in creating financial models, such as cash flow projections and interest rate sensitivity analyses, which are relevant to fixed income securities.

•	Other Specialized Tools — other specialized products, such as consulting analyses, access to industry experts, and distinct investment expertise such as forensic accounting or custom built investment-analysis software.

If the Adviser or the Sub-Advisers determine that any service or product has a mixed use (i.e., it also serves functions that do not assist the investment decision-making or trading process), the Adviser or the Sub-Advisers will allocate the costs of such service or product accordingly in its reasonable discretion. The Adviser or the Sub-Advisers will allocate brokerage commissions to Brokers only for the portion of the service or product that the Adviser or the Sub-Advisers determine assists it in the investment decision-making or trading process and will pay for the remaining value of the product or service in cash.

Outside research assistance is useful to the Adviser or the Sub-Advisers because the Brokers used by the Adviser or the Sub-Advisers tend to provide more in-depth analysis of a broader universe of securities and other matters than the Adviser’s or the Sub-Advisers’ staff follow. In addition, such services provide the Adviser or the Sub-Advisers with a diverse perspective on financial markets. Some Brokers may indicate that the provision of research services is dependent upon the generation of certain specified levels of commissions and underwriting concessions by the Adviser’s or the Sub-Advisers’ clients, including the Fund. However, the Fund is not under any obligation to deal with any Broker in the execution of transactions in portfolio securities. In some cases, Soft Dollar Products are available only from the Broker providing them. In other cases, Soft Dollar Products may be obtainable from alternative sources in return for cash payments. The Adviser and the Sub-Advisers believe that because Broker research supplements rather than replaces the Adviser’s or the Sub-Advisers’ research, the receipt of such research tends to improve the quality of the Adviser’s or the Sub-Advisers’ investment advice. The advisory fee paid by the Fund is not reduced because the Adviser or the Sub-Advisers receive such services. To the extent the Fund’s portfolio transactions are used to obtain Soft Dollar Products, the brokerage commissions obtained by the Fund might exceed those that might otherwise have been paid.

The Adviser or the Sub-Advisers may determine target levels of brokerage business with various Brokers on behalf of its clients (including the Fund) over a certain time period. The Adviser determines target levels based upon the following factors, among others: (1) the execution services provided by the Broker; and (2) the research services provided by the Broker. Portfolio transactions may be effected through Brokers that recommend the Fund to their clients, or that act as agent in the purchase of the Fund’s shares for their clients, provided that the Adviser or the Sub-Advisers believe such Brokers provide best execution and such transactions are executed in compliance with the Adviser’s policy against using directed brokerage to compensate Brokers for promoting or selling shares of funds in the Fund Complex. The Adviser and the Sub-Advisers will not enter into a binding commitment with Brokers to place trades with such Brokers involving brokerage commissions in precise amounts.

Allocation of Portfolio Transactions

The Adviser and the Sub-Advisers manage numerous funds in the Fund Complex and other accounts. Some of these accounts may have investment objectives similar to the Fund. Occasionally, identical securities will be appropriate for investment by the Fund and by another fund in the Fund Complex or one or more other accounts. However, the position of each account in the same security and the length of time that each account may hold its investment in the same security may vary. The Adviser and the Sub-Advisers will also determine the timing and amount of purchases for an account based on its cash position. If the purchase or sale of securities is consistent with the investment policies of the Fund and one or more other accounts, and is considered at or about the same time, the Adviser or the Sub-Advisers will allocate transactions in such securities among the Fund and these accounts on a pro rata basis based on order size or in such other manner believed by Invesco to be fair and equitable. The Adviser or the Sub-Advisers may combine transactions in accordance with applicable laws and regulations to obtain the most favorable execution. Simultaneous transactions could, however, adversely affect the Fund’s ability to obtain or dispose of the full amount of a security which it seeks to purchase or sell.

Allocation of Initial Public Offering (“IPO”) Transactions

Certain of the funds in the Fund Complex or other accounts managed by the Adviser may become interested in participating in IPOs. Purchases of IPOs by a fund in the Fund Complex or other accounts may also be considered for purchase by one or more other funds in the Fund Complex or accounts. The Adviser combines indications of interest for IPOs for all funds in the Fund Complex and accounts participating in purchase transactions for that IPO. When the full amount of all IPO orders for such funds in the Fund Complex and accounts cannot be filled completely, the Adviser shall allocate such transactions in accordance with the following procedures:

The Adviser or the Sub-Advisers may determine the eligibility of each fund in the Fund Complex and account that seeks to participate in a particular IPO by reviewing a number of factors, including market capitalization/liquidity suitability and sector/style suitability of the investment with the fund’s or account’s investment objective, policies, strategies and current holdings. The Adviser will allocate securities issued in IPOs to eligible funds and accounts on a pro rata basis based on order size.

Invesco Canada, Invesco Hong Kong and Invesco Japan allocate IPOs on a pro rata basis based on size of order or in such other manner which they believe is fair and equitable.

Invesco Asset Management allocates IPOs on a pro rata basis based on account size or in such other manner believed by Invesco Asset Management to be fair and equitable.

Invesco Deutschland and Invesco Senior Secured do not subscribe to IPOs.

Item 22.	Capital Stock and Other Securities.

See Items 6, 7 and 11.

The Fund has outstanding shares of beneficial interest (“shares”) with equal rights to participate in distributions made by the Fund and equal rights to the Fund’s assets. Each share is entitled to one vote and there is no cumulative voting.

Item 23.	Purchase, Redemption and Pricing of Shares.

No shares are being offered to the public. As more fully described in Item 6, the redemption price per share is equivalent to the net asset value per share, calculated as described in Item 11.

Item 24.	Taxation of the Fund.

See Items 7 and 11.

Item 25.	Underwriters.

Not Applicable, as the Fund does not currently offer its shares for purchase.

Item 26.	Calculation of Performance Data.

Not Applicable.

Item 27.	Financial Statements.

The audited financial statements of the Fund, including the Financial Highlights pertaining thereto, and the report of the independent registered public accounting firm thereon, are incorporated herein by reference to the Annual Report to shareholders of the Fund dated December 31, 2014. The unaudited financial statements for the Fund, including the Financial Highlights pertaining thereto, are incorporated herein by reference to the Semiannual report to shareholders of the Fund dated June 30, 2015. The Annual and Semiannual Reports may be obtained by following the instructions on the cover of this Statement of Additional Information. The Annual and Semiannual Reports are included as part of the Fund’s filings on Form N-CSR as filed with the SEC on March 6, 2015 and Form N-CSRS as filed with the SEC on September 8, 2015. The Annual and Semiannual Reports may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC or on the EDGAR database on the SEC’s internet site (http://www.sec.gov). Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You can also request copies of these materials, upon payment of a duplicating fee, by electronic request at the SEC’s e-mail address (publicinfo@sec.gov) or by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, DC 20549-0102.

The portions of such Annual and Semiannual Reports that are not specifically listed above are not incorporated by reference into this Statement of Additional Information and are not a part of this Registration Statement.

APPENDIX A

PROXY POLICIES AND PROCEDURES

Proxy Policies and Procedures

for

Invesco Advisers, Inc.

I.1.       PROXY POLICIES AND PROCEDURES – INVESCO ADVISERS

Applicable to	All Advisory Clients, including the Invesco Funds
Risk Addressed by Policy	Breach of fiduciary duty to client under Investment Advisers Act of 1940 by placing Invesco personal interests ahead of client’s best interests in voting proxies
Relevant Law and Other Sources	Investment Advisers Act of 1940
Last ☐ Reviewed ☑ Revised by Compliance for Accuracy	October 21, 2014
Policy/Procedure Owner	Advisory Compliance
Policy Approver	Invesco Advisers, Inc., Invesco Funds Board
Approved/Adopted Date	October 21, 2014

The following policies and procedures apply to all institutional and retail funds and accounts that have explicitly authorized Invesco Advisers, Inc. to vote proxies associated with securities held on their behalf (collectively, “Clients”).

A. GUIDING PRINCIPLES

Public companies hold meetings for shareholders, during which important issues, such as appointments to the company’s board of directors, executive compensation, and the selection of auditors, are addressed and, where applicable, voted on by shareholders. Proxy voting gives shareholders the opportunity to vote on issues that impact a company’s operations and policies without attending the meetings.

Invesco views proxy voting as an integral part of its investment management responsibilities and believes that the right to vote proxies should be managed with the same high standards of care and fiduciary duty to its Clients as all other elements of the investment process. Invesco’s proxy voting philosophy, governance structure and process are designed to ensure that proxy votes are cast in accordance with Clients’ best interests, which Invesco interprets to mean Clients’ best economic interests, and Invesco’s established proxy voting policies and procedures.

The primary aim of Invesco’s proxy policies is to encourage a culture of performance among the companies in which Invesco invests on behalf of Clients, rather than one of mere conformance with a prescriptive set of rules and constraints. Rigid adherence to a checklist approach to corporate governance issues is, in itself, unlikely to maximize shareholder value.

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The proxy voting process at Invesco, which is driven by investment professionals, focuses on the following

•

maximizing long-term value for Clients and protecting Clients’ rights and promoting governance structures and practices that reinforce the accountability of corporate management and boards of directors to shareholders;

•

reflecting Invesco’s belief that environmental, social and corporate governance proposals can influence long-term shareholder value and should be voted in a manner where such long-term shareholder value is maximized; and

•	addressing potential conflicts of interest that may arise from time to time in the proxy voting process.

B. OPERATING PROCEDURES AND RESPONSIBLE PARTIES

Proxy Administration – In General

Guided by its philosophy that proxy voting is an asset that is to be managed by each investment team, consistent with that team’s view as to the best economic interest of Clients, Invesco has created the Invesco US Proxy Advisory Committee (“IUPAC”). The IUPAC is an investments -driven committee comprised of representatives from each investment management team and Invesco’s Head of Proxy Administration. IUPAC provides a forum for investment teams to monitor, understand and discuss key proxy issues and voting trends within the Invesco complex, and to vote proxies where Invesco as a firm has a conflict of interest with an issuer or an investment professional has a personal conflict of interest with an issuer whose proxy he or she is charged with voting. Absent a conflict of interest, the IUPAC representative for each investment team, in consultation with his or her team, is responsible for voting proxies for the securities the team manages. In addition to IUPAC, the Invesco mutual fund board of trustees provides oversight of the proxy process through quarterly reporting and an annual in-person presentation by the Head of Proxy Administration. IUPAC and Invesco’s proxy administration, compliance and legal teams regularly communicate and review Invesco’s proxy policies and procedures to ensure that they remain consistent with Clients’ best interests, regulatory requirements and industry best practices.

Use of Third Party Proxy Advisory Services

Representatives of the IUPAC have direct access to third party proxy advisory analyses and recommendations (currently provided by Glass Lewis (“GL”) and Institutional Shareholder Services, Inc. (“ISS”)), among other research tools, and use the information gleaned from those sources to make independent voting decisions.

Invesco’s proxy administration group performs extensive initial and ongoing due diligence on the proxy advisory firms that it engages. When deemed appropriate, representatives from the firms are asked to deliver updates directly to the mutual fund board of trustees. IUPAC conducts semi-annual, in-person policy roundtables with key heads of research from ISS and GL to ensure transparency, dialogue and engagement with the firms. These meetings provide Invesco with an opportunity to assess the firms’ capabilities, conflicts of interest and service levels, as well as provide investment professionals with direct insight into the advisory firms’ stances on key governance and proxy topics and their policy framework/methodologies. Invesco’s proxy administration team also reviews the annual SSAE 16 reports for, and the periodic proxy guideline updates published by, each proxy advisory firm to ensure that their guidelines remain consistent with Invesco’s policies and procedures.

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If Invesco becomes aware of any material inaccuracies in the information provided by ISS or GL, Invesco’s proxy administration team will investigate the matter to determine the cause, evaluate the adequacy of the proxy advisory firm’s control structure and assess the efficacy of the measures instituted to prevent further errors.

ISS and GL provide updates to previously issued proxy reports when necessary to incorporate newly available information or to correct factual errors. ISS also has a Feedback Review Board, which provides a mechanism for stakeholders to communicate with ISS about issues related to proxy voting and policy formulation, research, and the accuracy of data contained in ISS reports.

Proxy Voting Platform and Administration

Invesco maintains a proprietary global proxy administration platform, supported by the Head of Proxy Administration and a dedicated team of internal proxy specialists. The platform streamlines the proxy voting and ballot reconciliation processes, as well as related functions such as share blocking and issuer/shareholder engagement. Invesco believes that managing these processes internally, as opposed to relying on third parties, gives Invesco greater quality control, oversight and independence in the proxy administration process.

The platform also includes advanced global reporting and record-keeping capabilities regarding proxy matters (including reporting by business unit, issuer or issue) that enable Invesco to satisfy client, regulatory and management requirements. Historical proxy voting information, including commentary by investment professionals regarding the votes they cast, is stored in order to build institutional knowledge over time across the Invesco complex with respect to individual companies and proxy issues. Investment professionals also use the platform to access third-party proxy research.

C. Proxy Voting Guidelines (the “Guidelines”)

The following guidelines describe Invesco’s general positions with regard to various common proxy issues. The guidelines are not intended to be exhaustive or prescriptive. As noted above, Invesco’s proxy process is investor-driven, and each investment team retains ultimate discretion to vote proxies in the manner they deem to be the most appropriate, consistent with the proxy voting principles and philosophy discussed above. Individual proxy votes therefore will differ from these guidelines from time to time.

I.	Corporate Governance

Management teams of companies are accountable to the boards of directors and directors of publicly held companies are accountable to shareholders. Invesco endeavors to vote the proxies of companies in a manner that will reinforce the notion of a board’s accountability. Consequently, Invesco generally votes against any actions that would impair the rights of shareholders or would reduce shareholders’ influence over the board.

The following are specific voting issues that illustrate how Invesco applies this principle of accountability.

•

Elections of directors In uncontested director elections for companies that do not have a controlling shareholder, Invesco generally votes in favor of slates if they are comprised of at least a majority of independent directors and if the boards’ key committees are fully independent. Key committees include the audit, compensation and governance or

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nominating Committees. Invesco’s standard of independence excludes directors who, in addition to the directorship, have any material business or family relationships with the companies they serve. Contested director elections are evaluated on a case-by-case basis.

•

Director performance Invesco generally withholds votes from directors who exhibit a lack of accountability to shareholders, either through their level of attendance at meetings or by adopting or approving egregious corporate-governance or other policies. In cases of material financial restatements, accounting fraud, habitually late filings, adopting shareholder rights plan (“poison pills”) without shareholder approval, or other areas of poor performance, Invesco may withhold votes from some or all of a company’s directors. In situations where directors’ performance is a concern, Invesco may also support shareholder proposals to take corrective actions, such as so-called “clawback” provisions.

•

Auditors and Audit Committee members Invesco believes a company’s audit committee has a high degree of responsibility to shareholders in matters of financial disclosure, integrity of the financial statements and effectiveness of a company’s internal controls. Independence, experience and financial expertise are critical elements of a well-functioning audit committee. When electing directors who are members of a company’s audit committee, or when ratifying a company’s auditors, Invesco considers the past performance of the committee and holds its members accountable for the quality of the company’s financial statements and reports.

•

Majority standard in director elections The right to elect directors is the single most important mechanism shareholders have to promote accountability. Invesco supports the nascent effort to reform the U.S. convention of electing directors, and generally votes in favor of proposals to elect directors by a majority vote.

•

Staggered Boards/Annual Election of Directors Invesco generally supports proposals to elect each director annually rather than electing directors to staggered multi-year terms because annual elections increase a board’s level of accountability to its shareholders.

•

Supermajority voting requirements Unless required by law in the state of incorporation, Invesco generally votes against actions that would impose any supermajority voting requirement, and generally supports actions to dismantle existing supermajority requirements.

•	Responsiveness of Directors Invesco generally withholds votes for directors who do not adequately respond to shareholder proposals that were approved by a majority of votes cast the prior year.

•

Cumulative voting The practice of cumulative voting can enable minority shareholders to have representation on a company’s board. Invesco generally supports proposals to institute the practice of cumulative voting at companies whose overall corporate-governance standards indicate a particular need to protect the interests of minority shareholders.

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•

Shareholder access On business matters with potential financial consequences, Invesco generally votes in favor of proposals that would increase shareholders’ opportunities to express their views to boards of directors, proposals that would lower barriers to shareholder action and proposals to promote the adoption of generally accepted best practices in corporate governance. Furthermore, Invesco generally votes for shareholder proposals that are designed to protect shareholder rights if a company’s corporate governance standards indicate that such additional protections are warranted.

II.	Compensation and Incentives

Invesco believes properly constructed compensation plans that include equity ownership are effective in creating incentives that induce management and employees of companies to create greater shareholder wealth. Invesco generally supports equity compensation plans that promote the proper alignment of incentives with shareholders’ long-term interests, and generally votes against plans that are overly dilutive to existing shareholders, plans that contain objectionable structural features, and plans that appear likely to reduce the value of the Client’s investment.

Following are specific voting issues that illustrate how Invesco evaluates incentive plans.

•

Executive compensation Invesco evaluates executive compensation plans within the context of the company’s performance under the executives’ tenure. Invesco believes independent compensation committees are best positioned to craft executive-compensation plans that are suitable for their company-specific circumstances. Invesco views the election of independent compensation committee members as the appropriate mechanism for shareholders to express their approval or disapproval of a company’s compensation practices. Therefore, Invesco generally does not support shareholder proposals to limit or eliminate certain forms of executive compensation. In the interest of reinforcing the notion of a compensation committee’s accountability to shareholders, Invesco generally supports proposals requesting that companies subject each year’s compensation record to an advisory shareholder vote, or so-called “say on pay” proposals.

•

Equity-based compensation plans Invesco generally votes against plans that contain structural features that would impair the alignment of incentives between shareholders and management. Such features include the ability to reprice or reload options without shareholder approval, the ability to issue options below the stock’s current market price, or the ability automatically to replenish shares without shareholder approval.

•

Employee stock-purchase plans Invesco generally supports employee stock-purchase plans that are reasonably designed to provide proper incentives to a broad base of employees, provided that the price at which employees may acquire stock is at most a 15 percent discount from the market price.

•

Severance agreements Invesco generally votes in favor of proposals requiring advisory shareholder ratification of executives’ severance agreements. However, Invesco generally opposes proposals requiring such agreements to be ratified by shareholders in advance of their adoption. Given the vast differences that may occur in these agreements, some severance agreements are evaluated on an individual basis.

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III.	Capitalization

Examples of management proposals related to a company’s capital structure include authorizing or issuing additional equity capital, repurchasing outstanding stock, or enacting a stock split or reverse stock split. On requests for additional capital stock, Invesco analyzes the company’s stated reasons for the request. Except where the request could adversely affect the Client’s ownership stake or voting rights, Invesco generally supports a board’s decisions on its needs for additional capital stock. Some capitalization proposals require a case-by-case analysis. Examples of such proposals include authorizing common or preferred stock with special voting rights, or issuing additional stock in connection with an acquisition.

IV.	Mergers, Acquisitions and Other Corporate Actions

Issuers occasionally require shareholder approval to engage in certain corporate actions such as mergers, acquisitions, name changes, dissolutions, reorganizations, divestitures and reincorporations and the votes for these types of corporate actions are generally determined on a case-by-case basis.

V.	Anti-Takeover Measures

Practices designed to protect a company from unsolicited bids can adversely affect shareholder value and voting rights, and they potentially create conflicts of interests among directors, management and shareholders. Except under special issuer-specific circumstances, Invesco generally votes to reduce or eliminate such measures. These measures include adopting or renewing “poison pills”, requiring supermajority voting on certain corporate actions, classifying the election of directors instead of electing each director to an annual term, or creating separate classes of common or preferred stock with special voting rights. Invesco generally votes against management proposals to impose these types of measures, and generally votes for shareholder proposals designed to reduce such measures. Invesco generally supports shareholder proposals directing companies to subject their anti-takeover provisions to a shareholder vote.

VI.	Environmental, Social and Corporate Responsibility Issues

Invesco believes that a company’s response to environmental, social and corporate responsibility issues and the risks attendant to them can have a significant effect on its long-term shareholder value. Invesco recognizes that to manage a corporation effectively, directors and management must consider not only the interest of shareholders, but also the interests of employees, customers, suppliers and creditors, among others. While Invesco generally affords management discretion with respect to the operation of a company’s business, Invesco will evaluate such proposals on a case-by-case basis and will vote proposals relating to these issues in a manner intended to maximize long-term shareholder value.

VII.	Routine Business Matters

Routine business matters rarely have the potential to have a material effect on the economic prospects of Clients’ holdings, so Invesco generally supports a board’s discretion on these items. However, Invesco generally votes against proposals where there is insufficient information to make a decision about the nature of the proposal. Similarly, Invesco generally votes against proposals to conduct other unidentified business at shareholder meetings.

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D.	EXCEPTIONS

Client Maintains Right to Vote Proxies

In the case of institutional or sub-advised Clients, Invesco will vote the proxies in accordance with these Guidelines unless the Client retains, in writing, the right to vote or the named fiduciary of a Client (e.g., the plan sponsor of an ERISA Client) retains in writing the right to direct the plan trustee or a third party to vote proxies.

Voting for Certain Investment Strategies

For proxies held by certain Client accounts managed in accordance with fixed income, money market and index strategies, Invesco will typically vote in line with the majority of the rest of the shares voted by Invesco outside of those strategies (“Majority Voting”). In this manner Invesco seeks to leverage the expertise and comprehensive proxy voting reviews conducted by teams employing active equity strategies, which typically incorporate analysis of proxy issues as a core component of the investment process. Portfolio managers for accounts employing Majority Voting still retain full discretion to override Majority Voting and to vote the shares as they determine to be in the best interest of Clients, absent certain types of conflicts of interest, which are discussed elsewhere in these policies and procedures.

Proxy Constraints

In certain circumstances, Invesco may refrain from voting where the economic or other opportunity cost of voting a company’s proxy exceeds any anticipated benefits of that proxy proposal. In addition, there may be instances in which Invesco is unable to vote all of its Clients’ proxies despite using commercially reasonable efforts to do so. Particular examples of such instances include, but are not limited to, the following:

•

When securities are participating in an Invesco securities lending program, Invesco determines whether to terminate the loan by weighing the benefit to the Client of voting a particular proxy versus the revenue lost by terminating the loan and recalling the securities.

•

In some countries the exercise of voting rights requires the Client to submit to “share-blocking.” Invesco generally refrains from voting proxies in share-blocking countries unless the portfolio manager determines that the benefit to the Client(s) of voting a specific proxy outweighs the Client’s temporary inability to sell the security.

•	An inability to receive proxy materials from our Clients’ custodians with sufficient time and information to make an informed voting decision.

•

Some non-U.S. companies require a representative to attend meetings in person in order to vote a proxy. In such cases, Invesco may determine that the costs of sending a representative or signing a power-of-attorney outweigh the benefit of voting a particular proxy.

In the great majority of instances Invesco is able to vote U.S. and non-U.S. proxies successfully. It is important to note that Invesco makes voting decisions for non-U.S. issuers using these Guidelines as its framework, but also takes into account the corporate

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governance standards, regulatory environment and generally reasonable and governance-minded practices of the local market.

E.	Resolving potential conflicts of interest

Firm Level Conflicts of Interest

A potential conflict of interest arises when Invesco votes a proxy for an issuer with which it also maintains a material business relationship. Examples could include issuers that are distributors of Invesco’s products, or issuers that employ Invesco to manage portions of their retirement plans or treasury accounts.

Invesco generally resolves such potential conflicts in one of the following ways: (1) if the proposal that gives rise to the potential conflict is specifically addressed by the Guidelines, Invesco may vote the proxy in accordance with the predetermined Guidelines; (2) Invesco may engage an independent third party to determine how the proxy should be voted; or (3) Invesco may establish an ethical wall or other informational barrier between the persons involved in the potential conflict and the persons making the proxy-voting decision in order to insulate the potential conflict from the decision makers.

Because the Guidelines are pre-determined and crafted to be in the best economic interest of Clients, applying the Guidelines to vote Client proxies should, in most instances, adequately resolve any potential conflict of interest. As an additional safeguard against potential conflicts, persons from Invesco’s marketing, distribution and other customer-facing functions are not members of IUPAC.

Voting of Proxies Related to Invesco Ltd. In order to avoid any appearance of a conflict of interest, Invesco will not vote proxies issued by, or related to matters involving, Invesco Ltd. that may be held by Clients from time to time.

Personal Conflicts of Interest If any member of IUPAC has a personal conflict of interest with respect to a company or an issue presented for voting, that IUPAC member will inform IUPAC of such conflict and will abstain from voting on that company or issue. All IUPAC members shall sign an annual conflicts of interest memorandum.

Funds of Funds Some Invesco Funds offering diversified asset allocation within one investment vehicle own shares in other Invesco Funds. A potential conflict of interest could arise if an underlying Invesco Fund has a shareholder meeting with any proxy issues to be voted on, because Invesco’s asset-allocation funds or target-maturity funds may be large shareholders of the underlying fund. In order to avoid any potential for a conflict, the asset-allocation funds and target maturity funds vote their shares in the same proportion as the votes of the external shareholders of the underlying fund.

F. RECORDKEEPING

The Investments Administration team will be responsible for all Proxy Voting record keeping.

G.	Policies and Vote Disclosure

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A copy of these Guidelines and the voting record of each Invesco Retail Fund are available on Invesco’s web site, www.invesco.com. In accordance with Securities and Exchange Commission regulations, all Invesco Funds file a record of all proxy-voting activity for the prior 12 months ending June 30th. That filing is made on or before August 31st of each year. In the case of institutional and sub-advised Clients, Clients may obtain information about how Invesco voted proxies on their behalf by contacting their client services representative.

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Proxy Policies and Procedures

for

Invesco Asset Management Limited (UK)

Invesco Perpetual Policy on Corporate Governance and Stewardship

Invesco Perpetual

Policy on Corporate Governance and Stewardship

Contents

Page	Section

01	1.	Introduction

01	2.	Scope

02	3.	Responsible voting

02	4.	Voting procedures

03	5.	Dialogue with companies

03	6.	Non-routine resolutions and other topics

04	7.	Evaluation of companies’ environmental, social and governance arrangements (ESG)

04	8.	Disclosure and reporting

05	9.	UK Stewardship Code

07		Appendix 1 — Voting on shares listed outside of the UK, Europe and the US

Invesco Perpetual Policy on Corporate Governance and Stewardship	01

1. Introduction

Invesco Perpetual (IP), a business name of Invesco Asset Management Limited, has adopted a clear and considered policy towards its responsibility as a shareholder on behalf of all investors in portfolios managed by them. As part of this policy, IP will take steps to satisfy itself about the extent to which the companies in which it invests look after shareholder value in their companies and comply with local recommendations and practices, such as the UK Corporate Governance Code issued by the Financial Reporting Council and the U.S. Department of Labor Interpretive Bulletins.

IP has a responsibility to optimise returns to its clients. As a core part of the investment process, IP’s fund managers will endeavour to establish a dialogue with company management to promote company decision making that is in the best interests of shareholders, and is in accordance with good Corporate Governance principles.

Being a major shareholder in a company is more than simply expecting to benefit in its future earnings streams. In IP’s view, it is about helping to provide the capital a company needs to grow, about being actively involved in its strategy, when necessary, and helping to ensure that shareholder interests are always at the forefront of management’s thoughts.

IP primarily defines stewardship as representing the best interests of clients in its fiduciary role as a discretionary asset manager (not asset owner) and as an institutional shareholder, i.e. an organization which pools large sums of money and invest those sums in securities, real property and other investment assets. This is considered more appropriate than undertaking the stewardship of investee companies, which we believe should always remain the responsibility of the directors and executives of those companies. IP may at times seek to influence strategies of investee companies, where appropriate, on behalf of its clients, but IP will never seek to be involved in the day to day running of any investee companies.

IP considers that shareholder activism is fundamental to good Corporate Governance. Although this does not entail intervening in daily management decisions, it does involve supporting general standards for corporate activity and, where necessary, taking the initiative to ensure those standards are met, with a view to protecting and enhancing value for our investors in our portfolios.

Engagement will also be proportionate and will reflect the size of holdings, length of holding period and liquidity of the underlying company shares. This is because in most of IP’s investment jurisdictions, the only effective remedy of last resort available to shareholders, other than liquidating their share ownership, is the removal of directors.

2. Scope

The scope of this policy covers all portfolios that are managed by the IP investment teams located in Henley on Thames, United Kingdom and specifically excludes portfolios that are managed by other investment teams within the wider Invesco group that have their own voting, corporate governance and stewardship policies. As an example, within IP’s ICVC range the following funds are excluded: IP UK Enhanced Index, IP Hong Kong & China, IP Japanese Smaller Companies, IP Global Balanced Index, IP Global ex-UK Core Equity Index, IP Global ex-UK Enhanced Index and the IP Balanced Risk 6, 8 and 10 funds.

Invesco Perpetual Policy on Corporate Governance and Stewardship	02

3. Responsible voting

One important means of putting shareholder responsibility into practice is via the exercising of voting rights. In deciding whether to vote, IP will take into account such factors as the likely impact of voting on management activity, and where expressed, the preference of clients in portfolios managed by them. As a result of these two factors, IP will tend to vote on all UK, European and US shares but to vote on a more selective basis on other shares. (See Appendix I – Voting on shares listed outside of the UK, Europe and the US).

IP considers that the voting rights attached to its clients’ investments should be actively managed with the same duty of care as that applied to all other aspects of asset administration. As such, voting rights will be exercised on an informed and independent basis, and will not simply be passed back to the company concerned for discretionary voting by the Chairman.

In voting for or against a proposal, IP will have in mind three objectives, as follows:

-	To protect the rights of its clients

-	To minimise the risk of financial or business impropriety within the companies in which its clients are invested, and

-	To protect the long-term value of its clients’ investments.

It is important to note that, when exercising voting rights, the third option of abstention can also be used as a means of expressing dissatisfaction, or lack of support, to a board on any particular issue. Additionally, in the event of a conflict of interest arising between IP and its clients over a specific issue, IP will either abstain or seek instruction from each client.

IP will actively exercise the voting rights represented by the shares it manages on behalf of its clients where it is granted the discretion to do so. In certain circumstances the discretion is retained by the client, where they wish to be responsible for applying their own right to vote.

Note: Share blocking

Generally, IP will not vote where this results in shares being blocked from trading for a period of more than a few hours. IP considers that it is not in the interest of clients that their shares are blocked at a potentially sensitive time, such as the time around a shareholder meeting.

4. Voting procedures

IP will endeavour to keep under regular review with trustees, depositaries, custodians and third party proxy voting services the practical arrangements for circulating company resolutions and notices of meetings and for exercising votes in accordance with standing or special instructions. Although IP’s proxy voting service will provide research and recommendations for each resolution, each fund manager will cast their vote independently considering their own research and dialogue with company management.

Proxy voting research and services are currently provided by Institutional Shareholder Services (ISS), part of the RiskMetrics Group.

IP will endeavour to review regularly any standing or special instructions on voting and where possible, discuss with company representatives any significant issues.

IP will take into account the implications of stock lending arrangements where this is relevant (that is, when stock is lent to the extent permitted by local regulations, the voting rights attaching to that stock pass to the borrower). However, IP does not currently enter into any stock lending arrangements as it believes the facility does not support active shareholder engagement.

Invesco Perpetual Policy on Corporate Governance and Stewardship	03

5. Dialogue with companies

IP will endeavour, where practicable and in accordance with its investment approach, to enter into a dialogue with companies’ management based on the mutual understanding of objectives. This dialogue is likely to include regular meetings with company representatives to explore any concerns about corporate governance where these may impact on the best interests of clients. In discussion with company boards and senior non-Executive Directors, IP will endeavour to cover any matters of particular relevance to investee company shareholder value.

Those people on the inside of a company, most obviously its executives, know their businesses much more intimately. Therefore, it is usually appropriate to leave strategic matters in their hands. However, if that strategy is not working, or alternatives need exploring, IP will seek to influence the direction of that company where practicable. In IP’s view, this is part of its responsibility to investors, where possible, in shaping strategy. Ultimately the business’ performance will have an impact on the returns generated by IP’s portfolios, whether it is in terms of share price performance or dividends, and IP wants to seek to ensure that the capital IP has invested on behalf of its clients is being used as effectively as possible. In the majority of cases IP is broadly in agreement with the direction of a company that it has invested in, as its initial decision to invest will have taken these factors into account. But these issues demand regular review, which can only be achieved through company meetings.

The building of this relationship facilitates frank and open discussion, and on-going interaction is an integral part of the fund manager’s role. The fact that IP has been a major shareholder in a number of companies for a long time, in particular within its domestic UK portfolios, reflects both the fact that IP’s original investments were based on a joint understanding of where the businesses were going and the ability of the companies’ management to execute that plan. Inevitably there are times when IP’s views diverge from those of the companies’ executives but, where possible, it attempts to work with companies towards a practical solution. However, IP believes that its status as part-owner of companies means that it has both the right and the responsibility to make its views known. The option of selling out of those businesses is always open, but normally IP prefers to push for change, even if this can be a slow process.

Specifically when considering resolutions put to shareholders, IP will pay attention to the companies’ compliance with the relevant local requirements. In addition, when analysing companies’ prospects for future profitability and hence returns to shareholders, IP will take many variables into account, including but not limited to, the following:

-	Nomination and audit committees

-	Remuneration committee and directors’ remuneration

-	Board balance and structure

-	Financial reporting principles

-	Internal control system and annual review of its effectiveness

-	Dividend and Capital Management policies

-	Socially Responsible Investing policies

6. Non-routine resolutions and other topics

These will be considered on a case-by-case basis and where proposals are put to the vote will require proper explanation and justification by (in most instances) the Board. Examples of such proposals would be all political donations and any proposal made by a shareholder or body of shareholders (typically a pressure group).

Apart from the three fundamental voting objectives set out under ‘Responsible Voting’ above, considerations that IP might apply to non-routine proposals will include:

-	The degree to which the company’s stated position on the issue could affect its reputation and/ or sales, or leave it vulnerable to boycott or selective purchasing

-	Peer group response to the issue in question

-	Whether implementation would achieve the objectives sought in the proposal

-	Whether the matter is best left to the Board’s discretion.

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7. Evaluation of companies’ environmental, social and governance arrangements

At IP, each fund manager is individually responsible for environmental, social and governance (ESG) matters, rather than utilising ESG professionals or an internal / external discrete team independent from the fund management process. ESG issues are deemed as an essential component of the fund manager’s overall investment responsibilities. Additionally, fund managers may call on the support of the IP Investment Management Operations team on any ESG matter.

As mentioned in Section 5, company meetings are an integral part of IP’s investment research approach and discussions at these meetings include all matters that might affect the share price, including ESG issues.

IP’s research is structured to give it a detailed understanding of a company’s key historical and future, long-term business drivers, such as demand for its products, pricing power, market share trends, cash flow and management strategy. This enables IP’s investment teams to form a holistic opinion of management strategy, the quality of the management, an opinion on a company’s competitive position, its strategic advantages/ disadvantages, and corporate governance arrangements, thus incorporating any inherent ESG issues.

IP will, when evaluating companies’ governance arrangements, particularly those relating to board structure and composition, give due weight to all relevant factors brought to its attention.

8. Disclosure and reporting

Although IP acknowledges initiatives of transparency, it is also very aware of its fiduciary duty and the interests of all investors in portfolios managed by them. As such, IP is very cognisant that disclosure of any meeting specific information may have a detrimental effect in its ability to manage its portfolios and ultimately would not be in the best interests of all clients. Primarily, this is for investor protection and to allow IP’s fund managers to manage their portfolios in the interests of all its clients.

Although IP does not report specific findings of company meetings for external use, it will seek to provide regular illustrations to demonstrate that active engagement is at the heart of its investment process.

For clients with individual mandates, (i.e. not invested in a fund), IP may discuss specific issues where it can share details of a client’s portfolio with that specific client. Occasionally, where IP has expressed strong views to management over matters of governance, those views have gained media attention, but IP will never seek to encourage such debates in the media.

On request from investors, IP will in good faith provide records of voting instructions given to third parties such as trustees, depositaries and custodians provided that:

-	In IP’s view, it does not conflict with the best interests of other investors; and

-	It is understood that IP will not be held accountable for the expression of views within such voting instructions and

-	IP is not giving any assurance nor undertaking nor has any obligation to ensure that such instructions resulted in any votes actually being cast. Records of voting instructions within the immediate preceding three months will not normally be provided for activities within the funds managed by IP

Note:

The record of votes will reflect the voting instruction of the relevant fund manager. This may not be the same as votes actually cast as IP is entirely reliant on third parties complying promptly with such instructions to ensure that such votes are cast correctly. Accordingly, the provision of information relating to an instruction does not mean that a vote was actually cast, just that an instruction was given in accordance with a particular view taken.

Invesco Perpetual Policy on Corporate Governance and Stewardship	05

9. The UK Stewardship Code

The UK Stewardship Code (the Code) issued by the Financial Reporting Council (FRC) aims to enhance the quality of engagement between institutional investors and companies to help improve long-term returns to shareholders and the efficient exercise of governance responsibilities. The Code sets out seven principles, which support good practice on engagement with UK investee companies and to which the FRC believes institutional investors should aspire. The Code is applied on a ‘comply or explain’ approach. IP sets out below how it complies with each principle or details why it chooses not to.

Principle 1

Institutional investors should publicly disclose their policy on how they will discharge their stewardship responsibilities.

IP complies with Principle 1 and publishes the Invesco Perpetual Policy on Corporate Governance and Stewardship, which sets out how it will discharge its stewardship responsibilities, on the ‘About us’ page on its website:

The following is a summary:

IP primarily defines stewardship as representing the best interests of clients in its fiduciary role as a discretionary asset manager (not asset owner) and as an institutional shareholder, i.e. an organization which pools large sums of money and invest those sums in securities, and other investment assets. This is considered more appropriate than undertaking the stewardship of investee companies, which we believe should always remain the responsibility of the directors and executives of those companies. IP may at times seek to influence strategies of investee companies, where appropriate, on behalf of its clients, but IP will never seek to be involved in the day to day running of any investee companies. As a result, in the interests of the beneficiaries of the assets under its management, IP will engage with investee companies on strategy, share value performance, risk, capital structure, governance, culture, remuneration and other significant matters that may be subject to voting in a general meeting and of proportional interest in terms of value discovery in a business.

Principle 2

Institutional investors should have a robust policy on managing conflicts of interest in relation to stewardship and this policy should be publicly disclosed.

IP complies with Principle 2 by meeting its regulatory requirement of having an effective Conflicts of Interest Policy. Any conflicts of interest arising through its stewardship of investee companies will be handled in accordance with that policy.

In respect of stewardship, IP anticipates the opportunity for conflicts arising would be limited, e.g. where it invests in a company that is also a broker (i.e. dealing) of, or client of IP.

This Invesco UK Conflicts of Interest Policy is available on request and covers potential conflicts of interest in relation to stewardship. The Conflicts of Interest Policy defines a conflict of interest as ‘a situation where there is a material risk of damage to the interests of a client arising because of the interests of Invesco and our clients differ and any client and those of another client differ.’ As UK Stewardship is carried out in our clients’ interests, there are limited opportunities for conflicts of interest arising and, where they do, these are managed appropriately.

Principle 3

Institutional investors should monitor their investee companies.

As an active shareholder, IP complies with Principle 3. Through its investment process, fund managers endeavour to establish on a proportionate basis, on-going dialogue with company management and this is likely to include regular meetings. In discussions with company boards and senior non-Executive Directors, IP will explore any concerns about corporate governance where these may impact on the best interests of clients, together with any other matters of particular value to shareholders.

Meeting company boards of investee companies is a core part of IP’s investment process and IP is committed to keeping records of all future key engagement activities. As part of the engagement process IP fund managers may choose to be made insiders (i.e. to be made privy to material, non-public information) to protect and/or enhance investor value. In such circumstances they will follow IP’s regulatory required policy and processes to mitigate against market abuse, principally by systematically blocking any trading in insider securities.

When casting votes on behalf of investors, IP keeps detailed records of all instructions given in good faith to third parties such as trustees, depositories and custodians. Although the rationale for voting in a particular manner is not automatically captured through the voting process, the individually responsible fund manager would be expected to be able to clearly articulate their decision whenever required.

Invesco Perpetual Policy on Corporate Governance and Stewardship 9. The UK Stewardship Code	06

Principle 4

Institutional investors should establish clear guidelines on when and how they will escalate their activities as a method of protecting and enhancing shareholder value.

IP complies with Principle 4 with its fund managers managing corporate governance matters independently being a key part of their investment process to protect and add value on behalf investors. Initially any issues/concerns would be raised by its fund managers through IP’s process of on-going dialogue and company meetings. On occasions that a fund manager believes an issue is significant enough to be escalated, this will be done through IP’s Chief Investment Officer (CIO) and the IP Investment Management Operations team who will ensure the relevant internal resources are made available to support the fund manager in securing the most appropriate outcome for IP’s clients.

Principle 5

Institutional investors should be willing to act collectively with other investors where appropriate.

IP is supportive of collective engagement in cases where objectives between parties are mutually agreeable, there are no conflicts of interest and, as they pertain to the UK market, are not in breach of ‘concert party’ rules. Other shareholders can engage directly with the relevant fund manager or through an investment adviser. Alternatively, enquiries can be directed to any of the below:

-	Stuart Howard — Head of IP Investment Management Operations

-	Dan Baker — IP Investment Management Operations Manager

-	Charles Henderson — UK Equities Business Manager

Principle 6

Institutional investors should have a clear policy on voting and disclosure of voting activity.

As detailed in Section 3, IP is committed to voting on all the UK (together with European and US) stocks it holds for its underlying investors and where it has the full discretion to do so. Whilst comprehensive records of IP’s voting instructions are maintained, IP does not report specifically on its voting activity. Whilst being mindful of its fiduciary duty and the interest of all investors, IP believes that automatic public disclosure of its voting records may have a detrimental effect on its ability to manage its portfolios and ultimately would not be in the best interest of all clients.

On specific requests from clients, IP will in good faith provide records of voting instructions given to third parties such as trustees, depositaries and custodians subject to limitations detailed in Section 8.

IP uses ISS to process its voting decisions and the ABI’s IVIS service for research for UK securities. Its instructions to ISS include a default instruction to vote with management, which is used only on the rare occasion when instructions are not successfully transmitted to ISS. IP will also consider the need to attend and vote at general meetings if issues prevent the casting of proxy votes within required time limits.

IP does not enter into stock lending arrangements which might impact the voting process.

Principle 7

Institutional investors should report periodically on their stewardship and voting activities.

IP complies with Principle 7 through a commitment to provide regular illustrations of its engagement activities and to respond to voting record requests from investors in its portfolios on an individual basis.

Although IP does not report specific findings of company meetings for external use, we will seek to provide illustrations to demonstrate that active engagement is at the heart of its investment process. On request from investors, IP will in good faith provide records of voting instructions given to third parties such as trustees, depositaries and custodians subject to certain limitations outlined in Section 8. Although the rationale for its voting decision is not captured through the voting process, individual fund managers would be expected to articulate their decision whenever required.

IP currently does not obtain an independent opinion on its engagement and voting processes as it believes any value for its clients from such an opinion is outweighed by the costs of obtaining such an opinion. There is also no material demand from clients to provide such an independent assurance.

Invesco Perpetual Policy on Corporate Governance and Stewardship	07

Appendix 1

Voting on shares listed outside of the UK, Europe and the US

When deciding whether to exercise the voting rights attached to its clients’ shares listed outside of the UK, Europe and the US, IP will take into consideration a number of factors. These will include the:

-	Likely impact of voting on management activity, versus the cost to the client

-	Portfolio management restrictions (e.g. share blocking) that may result from voting

-	Preferences, where expressed, of clients

Generally, IP will vote on shares listed outside of the UK, Europe and the US by exception only, except where the client or local regulator expressly requires voting on all shares.

Note: Share blocking

Generally, IP will not vote where this results in shares being blocked from trading for a period of more than a few hours. IP considers that it is not in the interest of clients that their shares are blocked at a potentially sensitive time, such as that around a shareholder meeting.

Important information

As at 8 July 2014.

For more information on our funds, please refer to the most up to date relevant fund and share class-specific Key Investor Information Documents, the Supplementary Information Document, the ICVC ISA Key Features and Terms & Conditions, the latest Annual or Interim Short Reports and the latest Prospectus. This information is available using the contact details shown.

Telephone calls may be recorded.

The value of investments and any income will fluctuate (this may partly be the result of exchange rate fluctuations) and investors may not get back the full amount invested.

Where Invesco Perpetual has expressed views and opinions, these may change.

Invesco Perpetual is a business name of Invesco Asset Management Limited. Authorised and regulated by the Financial Conduct Authority.

Invesco Asset Management Limited

Registered in England 949417

Registered office Perpetual Park, Perpetual Park Drive, Henley-on-Thames,

Oxfordshire, RG9 1HH, UK.

56413/PDF/080714

Proxy Policies and Procedures

for

Invesco Canada Ltd.

INVESCO CANADA

PROXY VOTING GUIDELINES

Purpose

The purpose of this document is to describe Invesco Canada Ltd.’s (“Invesco Canada”) general guidelines for voting proxies received from companies held in the accounts (“Accounts”) for which it acts as investment fund manager and/or adviser including:

•	Investment fund manager, including investment funds offered in Canada (the “Canadian Funds”),

•	Adviser, including separately managed portfolios (“SMPs”),

•	Sub-adviser, including investment funds registered under and governed by the US Investment Company Act of 1940, as amended (the “US Funds”).

The Accounts referred to above, exclude Accounts that are sub-advised (“Sub-Advised Accounts”) by affiliated or third party advisers (“Sub-Advisers”). Proxies for Sub-Advised Accounts will be voted in accordance with the Sub-Adviser’s proxy voting policy (which may contain different voting recommendations), provided the policy as a whole is designed with the intention of voting securities in the best interest of the Account; unless the sub-advisory agreement provides otherwise.

Voting rights will not be exercised in accordance with this policy or the Sub-Adviser’s proxy policy if the investment management agreement between the client and Invesco Canada governing the SMP provides otherwise.

Compliance will review the proxy voting policies & procedures of any new sub-advisors as part of its due diligence.

Introduction

Invesco Canada has a fiduciary obligation to act in the best long-term economic interest of the Accounts when voting proxies of portfolio companies.

The default is to vote with the recommendation of the publicly traded company’s management.

As a general rule, Invesco Canada shall vote against any actions that would:

•	reduce the rights or options of shareholders,

•	reduce shareholder influence over the board of directors and management,

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•	reduce the alignment of interests between management and shareholders, or

•	reduce the value of shareholders’ investments.

Since Invesco Canada’s portfolio managers follow an investment discipline that includes investing in companies that are believed to have strong management teams, the portfolio managers will generally support the management of companies in which they invest, and will accord proper weight to the recommendations of company management. Therefore, in most circumstances, votes will be cast in accordance with the recommendations of company management.

While Invesco Canada’s proxy voting guidelines are stated below, the portfolio managers will take into consideration all relevant facts and circumstances (including country specific considerations), and retain the right to vote proxies as deemed appropriate.

These guidelines may be amended from time to time.

Situations in which Voting Rights Proxies Will Not Be Exercised

Voting rights will not be exercised in situations where:

•	the securities have been sold subsequent to record date;

•	administrative issues prevent voting, or;

•	Invesco Canada sub-advises an Account for an unaffiliated third-party and the securities to be voted have been lent out by the fund manager.

Conflicts of Interest

When voting proxies, Invesco Canada’s portfolio managers assess whether there are material conflicts of interest between Invesco Canada’s interests and those of the Account. A potential conflict of interest situation may include where Invesco Canada or an affiliate manages assets for, provides other financial services to, or otherwise has a material business relationship with, a company whose management is soliciting proxies, and failure to vote in favour of management of the company may harm Invesco Canada’s relationship with the company. In all situations, the portfolio managers will not take Invesco Canada’s relationship with the company into account, and will vote the proxies in the best interest of the Account. To the extent that a portfolio manager has any personal conflict of interest with respect to a company or an issue presented, that portfolio manager should abstain from voting on that company or issue. Portfolio managers are required to report in writing to the relevant Investment Head any such conflicts of interest and/or attempts by outside parties to improperly influence the voting process. If the portfolio manager in question is an Investment Head, such conflicts of

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interest and/or attempts by outside parties to improperly influence the voting process shall be presented in writing to the Investment Leadership Team (“ILT”). The Global Investments Director (or designate) will report any conflicts of interest to the Independent Review Committee on an annual basis.

I.	BOARDS OF DIRECTORS

We believe that a board that has at least a majority of independent directors is integral to good corporate governance. Unless there are restrictions specific to a company’s home jurisdiction, key board committees, including audit and compensation committees, should be completely independent.

Voting on Director Nominees in Uncontested Elections

Votes in an uncontested election of directors are evaluated on a case-by-case basis, considering factors that may include:

•	Long-term financial company performance relative to a market index,

•	Composition of the board and key board committees,

•	Nominee’s attendance at board meetings,

•	Nominee’s time commitments as a result of serving on other company boards,

•	Nominee’s stock ownership position in the company,

•	Whether the chairman is also serving as CEO, and

•	Whether a retired CEO sits on the board.

Voting on Director Nominees in Contested Elections

Votes in a contested election of directors are evaluated on a case-by-case basis, considering factors that may include:

•	Long-term financial performance of the company relative to its industry,

•	Management’s track record,

•	Background to the proxy contest,

•	Qualifications of director nominees (both slates),

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•	Evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met, and

•	Stock ownership positions in the company.

Majority Threshold Voting for Director Elections

We will generally vote for proposals that require directors to be elected with an affirmative majority of votes cast unless the relevant portfolio manager believes that the company has adopted formal corporate governance principles that present a meaningful alternative to the majority voting standard.

Separating Chairman and CEO

Shareholder proposals to separate the chairman and CEO positions should be evaluated on a case-by-case basis.

While we generally support these proposals, some companies have governance structures in place that can satisfactorily counterbalance a combined position. Voting decisions will take into account factors such as:

•	Designated lead director, appointed from the ranks of the independent board members with clearly delineated duties;

•	Majority of independent directors;

•	All-independent key committees;

•	Committee chairpersons nominated by the independent directors;

•	CEO performance is reviewed annually by a committee of independent directors; and

•	Established governance guidelines.

Majority of Independent Directors

While we generally support proposals asking that a majority of directors be independent, each proposal should be evaluated on a case-by-case basis.

We generally vote for proposals that the board’s audit, compensation, and/or nominating committees be composed exclusively of independent directors.

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Stock Ownership Requirements

We believe that individual directors should be appropriately compensated and motivated to act in the best interests of shareholders. Share ownership by directors better aligns their interests with those of other shareholders. Therefore, we believe that meaningful share ownership by directors is in the best interest of the company.

We generally vote for proposals that require a certain percentage of a director’s compensation to be in the form of common stock.

Size of Boards of Directors

We believe that the number of directors is important to ensuring the board’s effectiveness in maximizing long-term shareholder value. The board must be large enough to allow it to adequately discharge its responsibilities, without being so large that it becomes cumbersome.

While we will prefer a board of no fewer than 5 and no more than16 members, each situation will be considered on a case-by-case basis taking into consideration the specific company circumstances.

Classified or Staggered Boards

In a classified or staggered board, directors are typically elected in two or more “classes”, serving terms greater than one year.

We prefer the annual election of all directors and will generally not support proposals that provide for staggered terms for board members. We recognize that there may be jurisdictions where staggered terms for board members is common practice and, in such situations, we will review the proposals on a case-by-case basis.

Director Indemnification and Liability Protection

We recognize that many individuals may be reluctant to serve as corporate directors if they are personally liable for all lawsuits and legal costs. As a result, limitations on directors’ liability can benefit the corporation and its shareholders by helping to attract and retain qualified directors while providing recourse to shareholders on areas of misconduct by directors.

We generally vote for proposals that limit directors’ liability and provide indemnification as long as the arrangements are limited to the director acting honestly and in good faith with a view to the best interests of the company and, in criminal matters, are limited to the director having reasonable grounds for believing the conduct was lawful.

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II.	AUDITORS

A strong audit process is a requirement for good corporate governance. A significant aspect of the audit process is a strong relationship with a knowledgeable and independent set of auditors.

Ratification of Auditors

We believe a company should limit its relationship with its auditors to the audit engagement, and certain closely related activities that do not, in the aggregate, raise an appearance of impaired independence.

We generally vote for the reappointment of the company’s auditors unless:

•	It is not clear that the auditors will be able to fulfill their function;

•	There is reason to believe the auditors have rendered an opinion that is neither accurate nor indicative of the company’s financial position; or

•	The auditors have a significant professional or personal relationship with the issuer that compromises their independence.

Disclosure of Audit vs. Non-Audit Fees

Understanding the fees earned by the auditors is important for assessing auditor independence. Our support for the re-appointment of the auditors will take into consideration whether the management information circular contains adequate disclosure about the amount and nature of audit vs. non-audit fees.

There may be certain jurisdictions that do not currently require disclosure of audit vs. non-audit fees. In these circumstances, we will generally support proposals that call for this disclosure.

III.	COMPENSATION PROGRAMS

Appropriately designed equity-based compensation plans, approved by shareholders, can be an effective way to align the interests of long-term shareholders and the interests of management, employees and directors. Plans should not substantially dilute shareholders’ ownership interests in the company, provide participants with excessive awards or have objectionable structural features. We will consider each compensation plan in its entirety (including all incentives, awards and other compensation) to determine if the plan provides the right incentives to managers, employees and directors and is reasonable on the whole.

While we generally encourage companies to provide more transparent disclosure related to their compensation programs, the following are specific guidelines dealing with some

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of the more common features of these programs (features not specifically itemized below will be considered on a case-by-case basis taking into consideration the general principles described above):

Cash Compensation and Severance Packages

We will generally support the board’s discretion to determine and grant appropriate cash compensation and severance packages.

Executive Compensation (“say on pay”)

Proposals requesting that companies subject each year’s compensation record to a non binding advisory shareholder vote, or so-called “say on pay” proposals will be evaluated on a case-by-case basis.

Equity Based Plans – Dilution

Equity compensation plans can increase the number of shares of a company and therefore dilute the value of existing shares. While such plans can be an effective compensation tool in moderation, they can be a concern to shareholders and their cost needs to be closely watched. We assess proposed equity compensation plans on a case-by-case basis.

Employee Stock Purchase Plans

We will generally vote for the use of employee stock purchase plans to increase company stock ownership by employees, provided that shares purchased under the plan are acquired for no less than 85% of their market value. It is recognized that country specific circumstances may exist (e.g. tax issues) that require proposals to be reviewed on a case-by-case basis.

Loans to Employees

We will vote against the corporation making loans to employees to allow employees to pay for stock or stock options. It is recognized that country specific circumstances may exist that require proposals to be reviewed on a case-by-case basis.

Stock Option Plans – Board Discretion

We will vote against stock option plans that give the board broad discretion in setting the terms and conditions of the programs. Such programs should be submitted with detail and be reasonable in the circumstances regarding their cost, scope, frequency and schedule for exercising the options.

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Stock Option Plans – Inappropriate Features

We will generally vote against plans that have any of the following structural features:

•	ability to re-price “underwater” options without shareholder approval,

•	ability to issue options with an exercise price below the stock’s current market price,

•	ability to issue “reload” options, or

•	automatic share replenishment (“evergreen”) features.

Stock Option Plans – Director Eligibility

While we prefer stock ownership by directors, we will support stock option plans for directors as long as the terms and conditions of director options are clearly defined

Stock Option Plans – Repricing

We will vote for proposals to re-price options if there is a value-for-value (rather than a share-for-share) exchange.

Stock Option Plans – Vesting

We will vote against stock option plans that are 100% vested when granted.

Stock Option Plans – Authorized Allocations

We will generally vote against stock option plans that authorize allocation of 25% or more of the available options to any one individual.

Stock Option Plans – Change in Control Provisions

We will vote against stock option plans with change in control provisions that allow option holders to receive more for their options than shareholders would receive for their shares.

IV.	CORPORATE MATTERS

We will review proposals relating to changes to capital structure and restructuring on a case-by-case basis, taking into consideration the impact of the changes on corporate governance and shareholder rights, anticipated financial and operating benefits, portfolio manager views, level of dilution, and a company’s industry and performance in terms of shareholder returns.

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Common Stock Authorization

We will review proposals to increase the number of shares of common stock authorized for issue on a case-by-case basis.

Dual Class Share Structures

Dual class share structures involve a second class of common stock with either superior or inferior voting rights to those of another class of stock.

We will generally vote against proposals to create or extend dual class share structures where classes have different voting rights.

Stock Splits

We will vote for proposals to increase common share authorization for a stock split, provided that the increase in authorized shares would not result in excessive dilution given a company’s industry and performance in terms of shareholder returns.

Reverse Stock Splits

We will vote for proposals to implement a reverse stock split.

Share Repurchase Programs

We will vote against proposals to institute open-market share repurchase plans if all shareholders do not participate on an equal basis.

Reincorporation

Reincorporation involves re-establishing the company in a different legal jurisdiction.

We will generally vote for proposals to reincorporate the company provided that the board and management have demonstrated sound financial or business reasons for the move. Proposals to reincorporate will generally not be supported if solely as part of an anti-takeover defense or as a way to limit directors’ liability.

Mergers & Acquisitions

We will vote for merger & acquisition proposals that the relevant portfolio managers believe, based on their review of the materials:

•	will result in financial and operating benefits,

•	have a fair offer price,

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•	have favourable prospects for the combined companies, and

•	will not have a negative impact on corporate governance or shareholder rights.

V.	SOCIAL RESPONSIBILITY

We recognize that to effectively manage a corporation, directors and management must consider not only the interests of shareholders, but the interests of employees, customers, suppliers, and creditors, among others.

We believe that companies and their boards must give careful consideration to social responsibility issues in order to enhance long-term shareholder value.

We support efforts by companies to develop policies and practices that consider social responsibility issues related to their businesses.

VI.	SHAREHOLDER PROPOSALS

Shareholder proposals can be extremely complex, and the impact on the interests of all stakeholders can rarely be anticipated with a high degree of confidence. As a result, shareholder proposals will be reviewed on a case-by-case basis with consideration of factors such as:

•	the proposal’s impact on the company’s short-term and long-term share value,

•	its effect on the company’s reputation,

•	the economic effect of the proposal,

•	industry and regional norms in which the company operates,

•	the company’s overall corporate governance provisions, and

•	the reasonableness of the request.

We will generally support shareholder proposals that require additional disclosure regarding corporate responsibility issues where the relevant portfolio manager believes:

•	the company has failed to adequately address these issues with shareholders,

•	there is information to suggest that a company follows procedures that are not in compliance with applicable regulations, or

As of May 2013	Page 10 of 11

•	the company fails to provide a level of disclosure that is comparable to industry peers or generally accepted standards.

We will generally not support shareholder proposals that place arbitrary or artificial constraints on the board, management or the company.

Ordinary Business Practices

We will generally support the board’s discretion regarding shareholder proposals that involve ordinary business practices.

Protection of Shareholder Rights

We will generally vote for shareholder proposals that are designed to protect shareholder rights if the company’s corporate governance standards indicate that such additional protections are warranted.

Barriers to Shareholder Action

We will generally vote for proposals to lower barriers to shareholder action.

Shareholder Rights Plans

We will generally vote for proposals to subject shareholder rights plans to a shareholder vote.

VII.	OTHER

We will vote against any proposal where the proxy materials lack sufficient information upon which to base an informed decision.

We will vote against any proposals to authorize the company to conduct any other business that is not described in the proxy statement (including the authority to approve any further amendments to an otherwise approved resolution).

Reimbursement of Proxy Solicitation Expenses

Decisions to provide reimbursement for dissidents waging a proxy contest are made on a case-by-case basis.

As of May 2013	Page 11 of 11

Proxy Policy and Procedures

for

Invesco Hong Kong Limited

Invesco Hong Kong Limited

PROXY VOTING POLICY

30 June 2014

INTRODUCTION

This policy sets out Invesco’s approach to proxy voting in the context of our broader portfolio management and client service responsibilities. It applies to Asia related equity portfolios managed by Invesco on behalf of individually-managed clients and pooled fund clients

Invesco’s proxy voting policy is expected to evolve over time to cater for changing circumstances or unforeseen events.

1.	GUIDING PRINCIPLES

1.1	Invesco recognises its fiduciary obligation to act in the best interests of all clients, be they retirement scheme trustees, institutional clients, unitholders in pooled investment vehicles or personal investors. The application of due care and skill in exercising shareholder responsibilities is a key aspect of this fiduciary obligation.

1.2	The sole objective of Invesco’s proxy voting policy is to promote the economic interests of its clients. At no time will Invesco use the shareholding powers exercised in respect of its clients’ investments to advance its own commercial interests, to pursue a social or political cause that is unrelated to clients’ economic interests, or to favour a particular client or other relationship to the detriment of others.

1.3	Invesco also recognises the broader chain of accountability that exists in the proper governance of corporations, and the extent and limitations of the shareholder’s role in that process. In particular, it is recognised that company management should ordinarily be presumed to be best placed to conduct the commercial affairs of the enterprise concerned, with prime accountability to the enterprise’s Board of Directors which is in turn accountable to shareholders and to external regulators and exchanges. The involvement of Invesco as an institutional shareholder will not extend to interference in the proper exercise of Board or management responsibilities, or impede the ability of companies to take the calculated commercial risks which are essential means of adding value for shareholders.

1.4	The primary aim of the policy is to encourage a culture of performance among investee companies, rather than one of mere conformance with a prescriptive set of rules and constraints. Rigid adherence to a checklist approach to corporate governance issues is of itself unlikely to promote the maximum economic performance of companies, or to cater for circumstances in which non-compliance with a checklist is appropriate or unavoidable.

1.5	Invesco considers that proxy voting rights are an asset which should be managed with the same care as any other asset managed on behalf of its clients.

2.	PROXY VOTING AUTHORITY

2.1	An important dimension of Invesco’s approach to corporate governance is the exercise of proxy voting authority at the Annual General Meetings or other decision-making forums of companies in which we manage investments on behalf of clients.

2.2	An initial issue to consider in framing a proxy voting policy is the question of where discretion to exercise voting power should rest - with Invesco as the investment manager, or with each individual client? Under the first alternative, Invesco’s role would be both to make voting decisions on clients’ behalf and to implement those decisions. Under the second alternative, Invesco would either have no role to play, or its role would be limited solely to implementing voting decisions under instructions from our clients.

2.3	In addressing this issue, it is necessary to distinguish the different legal structures and fiduciary relationships which exist as between individually-managed clients, who hold investments directly on their own accounts, and pooled fund clients, whose investments are held indirectly under a trust structure.

2.4	Individually-Managed Clients

2.4.1	As a matter of general policy, Invesco believes that unless a client’s mandate gives specific instructions to the contrary, discretion to exercise votes should normally rest with the investment manager, provided that the discretion is always exercised in the client’s interests alone.

2.4.2	The reason for this position is that Invesco believes that, with its dedicated research resources and ongoing monitoring of companies, an investment manager is usually better placed to identify issues upon which a vote is necessary or desirable. We believe it is also more practical that voting discretion rests with the party that has the authority to buy and sell shares, which is essentially what investment managers have been engaged to do on behalf of their clients.

2.4.3	In cases where voting authority is delegated by an individually-managed client, Invesco recognises its responsibility to be accountable for the decisions it makes. If a client requires, an appropriate reporting mechanism will be put in place.

2.4.4

While it is envisaged that the above arrangements will be acceptable in the majority of cases, it is recognised that some individually-managed clients will wish to retain voting authority for themselves, or to place conditions on the circumstances in which it can be exercised by investment managers. In practice, it is believed that this option is generally only likely to arise with relatively large clients such as trustees of major superannuation funds or statutory corporations which have the resources to develop their own policies and to supervise their implementation by investment managers and custodians. In particular, clients who have multiple equity managers and utilise a master custody arrangement may be more likely to consider retaining voting authority in order to ensure consistency of approach across their total portfolio.

2.4.5	In any event, whatever decision is taken as to where voting authority should lie, Invesco believes that the matter should be explicitly covered by the terms of the investment management agreement and clearly understood by the respective parties.

2.4.6	Accordingly, Invesco will pursue the following policies with respect to the exercise of proxy voting authority for individually-managed clients:

PROXY VOTING AUTHORITY

Individually-Managed Clients

Unless an individually-managed client wishes to retain proxy voting authority, Invesco will assume proxy voting authority by way of delegation from the client, provided that the allocation of proxy voting responsibility is clearly set out in the investment management agreement.

In the case of clients who wish to place special conditions on the delegation of proxy voting powers, Invesco will endeavour to accommodate those clients’ requirements as far as practicable, subject to any administrative obstacles or additional costs that might arise in implementing the conditions.

2.5	Pooled Fund Clients

2.5.1	The legal relationship between an investment manager and its pooled fund clients is different in a number of important respects from that applying to individually-managed clients. These differences have a bearing on how proxy voting authority is exercised on behalf of pooled fund clients.

2.5.2	These legal relationships essentially mean that the manager is required to act solely in the collective interests of unitholders at large rather than as a direct agent or delegate of each unitholder. On the issue of proxy voting, as with all other aspects of our client relationships, Invesco will naturally continue to be receptive to any views and concerns raised by its pooled fund clients. However, the legal relationship that exists means it is not possible for the manager to accept instructions from a particular pooled fund client as to how to exercise proxy voting authority in a particular instance.

2.5.3	As in the case of individually-managed clients who delegate their proxy voting authority, Invesco’s accountability to pooled fund clients in exercising its fiduciary responsibilities is best addressed as part of the manager’s broader client relationship and reporting responsibilities.

2.5.4	Accordingly, Invesco will pursue the following policies with respect to the exercise of proxy voting authority for pooled fund clients:

PROXY VOTING AUTHORITY

Pooled Fund Clients

In considering proxy voting issues arising in respect of pooled fund shareholdings, Invesco will act solely in accordance with its fiduciary responsibility to take account of the collective interests of unitholders in the pooled fund as a whole.

Invesco cannot accept instructions from individual unitholders as to the exercise of proxy voting authority in a particular instance.

3.	KEY PROXY VOTING ISSUES

3.1	This section outlines Invesco’s intended approach in cases where proxy voting authority is being exercised on clients’ behalf.

3.2	Invesco will vote on all material issues at all company meetings where it has the voting authority and responsibility to do so. We will not announce our voting intentions and the reasons behind them.

3.3	Invesco applies two underlying principles. First, our interpretation of ‘material voting issues’ is confined to those issues which affect the value of shares we hold on behalf of clients and the rights of shareholders to an equal voice in influencing the affairs of companies in proportion to their shareholdings. We do not consider it appropriate to use shareholder powers for reasons other than the pursuit of these economic interests. Second, we believe that a critical factor in the development of an optimal corporate governance policy is the need to avoid unduly diverting resources from our primary responsibilities to add value to our clients’ portfolios through investment performance and client service.

3.4	In order to expand upon these principles, Invesco believes it is necessary to consider the role of proxy voting policy in the context of broader portfolio management and administrative issues which apply to our investment management business as a whole. These are discussed as follows.

3.5	Portfolio Management Issues - Active Equity Portfolios

3.5.1	While recognising in general terms that issues concerning corporate governance practices can have a significant bearing on the financial performance of companies, the primary criterion for the selection and retention of a particular stock in active equity portfolios remains our judgment that the stock will deliver superior investment performance for our clients, based on our investment themes and market analysis.

3.5.2	In view of these dynamics, Invesco does not consider it feasible or desirable to prescribe in advance comprehensive guidelines as to how it will exercise proxy voting authority in all circumstances. The primary aim of Invesco’s approach to corporate governance is to encourage a culture of performance among the companies in which we manage investments in order to add value to our clients’ portfolios, rather than one of mere conformance with a prescriptive set of rules and constraints.

3.5.3	Nevertheless, Invesco has identified a limited range of issues upon which it will always exercise proxy voting authority - either to register disapproval of management proposals or to demonstrate support for company initiatives through positive use of voting powers. These issues are outlined as follows:

KEY VOTING ISSUES

Major Corporate Proposals

Invesco will always vote on the following issues arising in company General Meetings where it has the authority to do so on behalf of clients.

•	contentious issues (eg. issues of perceived national interest, or where there has been extensive press coverage or public comment);

•	approval of changes of substantial shareholdings;

•	mergers or schemes of arrangement; and

•	approval of major asset sales or purchases.

As a general rule, Invesco will vote against any actions that will reduce the rights or options of shareholders, reduce shareholder influence over the board of directors and management, reduce the alignment of interests between management and shareholders, or reduce the value of shareholders’ investments, unless balanced by reasonable increase in net worth of the shareholding.

Where appropriate, Invesco will also use voting powers to influence companies to adopt generally accepted best corporate governance practices in areas such as board composition, disclosure policies and the other areas of recommended corporate governance practice.

Invesco’s approach to significant proxy voting issues which fall outside these areas will be addressed on their merits.

3.6	Administrative Issues

3.6.1	In addition to the portfolio management issues outlined above, Invesco’s proxy voting policy also takes account of administrative and cost implications, together with the size of our holdings as compared to the issue size, involved in the exercise of proxy voting authority on our clients’ behalf.

3.6.2	There are practical constraints to the implementation of proxy voting decisions. Proxy voting is a highly seasonal activity, with most company Annual General Meetings being collapsed into a few months, with short deadlines for the distribution and return of notice papers, multiple resolutions from multiple companies being considered simultaneously, and under a legal system which is essentially dependent upon paper-based communication and record-keeping.

3.6.3	In addition, for investment managers such as Invesco who do not invest as principals and who consequently do not appear directly on the share registers of companies, all of these communications are channelled through external custodians, among whom there is in turn a considerable variation in the nature and quality of systems to deal with the flow of information.

3.6.4	While Invesco has the systems in place to efficiently implement proxy voting decisions when required, it can be seen that administrative and cost considerations by necessity play an important role in the application of a responsible proxy voting policy. This is particularly so bearing in mind the extremely limited time period within which voting decisions must often be made and implemented (which can in practice be as little as a few days). This factor also explains why Invesco resists any suggestion that there should be compulsory proxy voting on all issues, as in our view this would only increase the costs to be borne by our clients with very little practical improvement in corporate performance in most cases.

3.6.5	These administrative constraints are further highlighted by the fact that many issues on which shareholders are in practice asked to vote are routine matters relating to the ongoing administration of the company - eg. approval of financial accounts or housekeeping amendments to Articles of Association. Generally in such cases, we will be in favour of the motion as most companies take seriously their duties and are acting in the best interests of shareholders. However, the actual casting of a “yes” vote on all such resolutions in our view would entail an unreasonable administrative workload and cost.

3.6.6	Accordingly, Invesco believes that an important consideration in the framing of a proxy voting policy is the need to avoid unduly diverting resources from our primary responsibilities to add value to our clients’ investments through portfolio management and client service. The policies outlined below have been prepared on this basis.

KEY PROXY VOTING ISSUES

Administrative Constraints

In view of the administrative constraints and costs involved in the exercise of proxy voting powers, Invesco may (depending on circumstances) not exercise its voting right unless its clients’ portfolios in aggregate represent a significant proportion of the shareholdings of the company in question.

A significant proportion in this context means 5% or more of the market capitalisation of the company.

4. INTERNAL ADMINISTRATION & DECISION-MAKING PROCESS

4.1	The following diagram illustrates the procedures adopted by Invesco for the administration of proxy voting:

4.2	As shown by the diagram, a central administrative role is performed by our Global Proxy Team, located within the Client Administration section. The initial role of the Global Proxy Team is to receive company notice papers via the range of custodians who hold shares on behalf of our clients, to ascertain which client portfolios hold the stock, and to initiate the decision-making process by distributing the company notice papers to the Primary Investment Manager responsible for the company in question.

4.3	A voting decision on each company resolution (whether a yes or no vote, or a recommended abstention) is made by the Primary Investment Manager responsible for the company in question. Invesco believes that this approach is preferable to the appointment of a committee with responsibility for handling voting issues across all companies, as it takes advantage of the expertise of individuals whose professional lives are occupied by analysing particular companies and sectors, and who are familiar with the issues facing particular companies through their regular company visits.

4.4	Moreover, the Primary Equity Manager has overall responsibility for the relevant market and this ensures that similar issues which arise in different companies are handled in a consistent way across the relevant market.

4.5	The voting decision is then documented and passed back to the Global Proxy Team, who issue the voting instructions to each custodian in advance of the closing date for receipt of proxies by the company. At the same time, the Global Proxy Team logs all proxy voting activities for record keeping or client reporting purposes.

4.6	A key task in administering the overall process is the capture and dissemination of data from companies and custodians within a time frame that makes exercising votes feasible in practice. This applies particularly during the company Annual General Meeting “season”, when there are typically a large number of proxy voting issues under consideration simultaneously. Invesco has no control over the former dependency and Invesco’s ability to influence a custodian’s service levels are limited in the case of individually-managed clients, where the custodian is answerable to the client.

4.7	The following policy commitments are implicit in these administrative and decision-making processes:

INTERNAL ADMINISTRATION AND DECISION-MAKING PROCESS

Invesco will consider all resolutions put forward in the Annual General Meetings or other decision-making forums of all companies in which investments are held on behalf of clients, where it has the authority to exercise voting powers. This consideration will occur in the context of our policy on Key Voting Issues outlined in Section 3.

The voting decision will be made by the Primary Investment Manager responsible for the market in question.

A written record will be kept of the voting decision in each case, and in case of an opposing vote, the reason/comment for the decision.

Voting instructions will be issued to custodians as far as practicable in advance of the deadline for receipt of proxies by the company. Invesco will monitor the efficiency with which custodians implement voting instructions on clients’ behalf.

Invesco’s ability to exercise proxy voting authority is dependent on timely receipt of notification from the relevant custodians.

5. CLIENT REPORTING

5.1	Invesco will keep records of its proxy voting activities.

5.2	Upon client request, Invesco will regularly report back to the client on proxy voting activities for investments owned by the client.

5.2	The following points summarise Invesco’s policy commitments on the reporting of proxy voting activities to clients (other than in cases where specific forms of client reporting are specified in the client’s mandate):

CLIENT REPORTING

Where proxy voting authority is being exercised on a client’s behalf, a statistical summary of voting activity will be provided on request as part of the client’s regular quarterly report.

Invesco will provide more detailed information on particular proxy voting issues in response to requests from clients wherever possible.

Proxy Policies and Procedures

for

Invesco Asset Management (Japan) Limited

Guidelines on Exercising Shareholder Voting Rights and

Policies for Deciding on the Exercise of Shareholder Voting Rights

Invesco Asset Management (Japan) Limited

Enforcement Date: July 5, 2010

Revision Date: May 1, 2014

Authority to Amend or Abolish: Shareholders’ Voting Committee

Record of Amendments

Date	Content
April 20, 2011	Revision associated with review of proxy voting guideline
Mar 6, 2012	Revision associated with review of investment to emerging markets
April 20, 2012	Revision associated with review of proxy voting guideline
May 1, 2014	Revision associated with review of proxy voting guideline

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

Guidelines on Exercising of Shareholder Voting Rights and

Policy Decision Making Criteria

(Japanese Equities)

Policy and Objectives of Exercising Shareholder Voting Rights

Our company is cognizant of the importance of corporate governance, and exercises votes with the sole objective of maximizing the long term interests of trustors (investors) and beneficiaries, pursuant to our fiduciary duty as a trustee to the trustors (investors) and the beneficiaries. We will not conduct any voting with an objective of own interest or that of any third party other than the trustors (investors) or beneficiaries. The interests of trustors (investors) and beneficiaries means the increasing of corporate value or the increasing of the economic interests of shareholders or the preventing of damage thereto.

Significance of Guidelines on Exercising Shareholder Voting Rights

Our company has determined the Guidelines on Exercising of Shareholder Voting Rights in accordance with our policy on exercising the voting rights of shareholders, for the purpose of exercising votes in an appropriate manner, and will closely examine each proposal and determine the response pursuant to these Guidelines.

Guidelines on Exercising Shareholder Voting Rights

1. Procedural Proposal

(1) Financial Statements, Business Reports and Auditors Reports

•	In principle we will vote in favor of a proposal requesting approval of the financial statements, business reports and auditor reports, except in the following circumstances:

•	Concerns exist about the settlement or auditing procedures; or

•	The relevant company has not answered shareholders’ questions concerning matters that should be disclosed.

(2) Allocation of Earned Surplus and Dividends

•

A decision regarding a proposal requesting approval of the allocation of earned surplus and dividends will be made in consideration of, inter alia, the financial condition and the business performance of the relevant company as well as the economic interests of shareholders.

2. Election of Directors

A decision regarding a proposal in connection with electing a director will be made in consideration of, inter alia, the independence, suitability and existence or absence of any antisocial activities in

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

the past on the part of a candidate for director. In the event that a candidate for director is a reelection candidate, we will decide in consideration, inter alia, of the director candidate’s engagement in corporate governance, accountability, the business performance of the company, and the existence or absence of any antisocial act by the company during his or her term in the office.

Definition of the independence:

A person considered to be independent shall mean a person for whom there is no relationship between the relevant company and the candidate for director other than that of being selected as a director.

(1) Independence

•

In principle we will vote in favor of a proposal to elect an external director, however, we will oppose a candidate for an external director who is perceived to have an interest in the relevant company.

•	In principle we will oppose a candidate for an external director who does not have independence in the case of a committees organized company, except where the majority of the board are independent.

•	In principle we will oppose a top executive candidate if the board after the shareholder meeting does not include at least one external director, regardless of independence.

•	Listed parent and subsidiary

If the relevant company has a listed parent and does not have at least one external director who is independent from the relevant company, we shall in principle oppose the top executive candidates for directors of that company.

(2) Suitability

•	In principle we shall oppose a director candidate whose attendance is less than 75 percent at meetings of the board of directors.

(3) Accountability

•	We will consider opposing a candidate for reelection as a director, if a takeover defense strategy is introduced, and that has not been approved by a resolution of a general meeting of shareholders.

(4) Business Performance of the Company

•

We will consider opposing a candidate for reelection as a director in the event that business performance of the relevant company during the term in office of the candidate experienced a deficit in three consecutive periods and no dividends were paid.

•

We will consider opposing a candidate for reelection as a director in the event that business performance of the relevant company during the term in office of the candidate was inferior when compared to others in the same industry.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

(5) Antisocial Activities on the Part of the Company

•

In principle we will oppose a candidate for reelection as a director in the event that during the term in office of the candidate a corporate scandal occurred that had a significant impact on society and caused or could cause damage to of shareholder value.

•

In principle we will consider opposing a candidate for reelection as a director in the event that during the term in office of the candidate window dressing or inappropriate accounting practices occurred on the part of the relevant company.

(6) Shareholder-unfriendly Behavior

•

We will consider opposing the reelection of directors particularly top executives at companies which have carried out third-party placements without an approval at a general meeting of shareholders where the placements are likely to lead to excessive diminution of shareholder benefits.

•	We will consider opposing the reelection of directors particularly top executives at companies which have carried out a large –scale public offerings without any rational explanation.

•

We will consider opposing the reelection of directors particularly top executives at companies which has not taken appropriate action regarding shareholder’s proposal even if there was a shareholder’s proposal which was regarded favorable to minority shareholders and approved by majority of valid vote in the previous period at a general meeting of shareholders, or which has not proposed similar proposal in the next period at general meeting of shareholders.

(7) Other

•	In principle we will oppose a candidate for director in the event that information concerning the relevant candidate has not been sufficiently disclosed.

3. Amendment of the Composition of the Board of Directors and the Required Qualification of Directors

(1) Amendment of the Number of Directors or Composition of the Board of Directors

•

A decision regarding a proposal concerning amendment of the number of directors or the composition of the board of directors will be made by making a comparison with the existing situation and considering, inter alia, the impact on the relevant company and the economic interests of shareholders.

•

We will consider voting in favor of a proposal to decrease the number of directors except external directors, however as for a proposal to increase the number of directors, if there is not any explicit and rational reason, we will consider opposing the reelection of representative directors.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•

We will consider voting in favor of a proposal to increase the number of external directors, however as for a proposal to decrease the number of external directors, if there is not any explicit and rational reason, we will consider opposing the reelection of representative directors.

(2) Amendment of Required Qualifications of Directors, Their Terms of Office and Scope of Responsibilities

•

A decision regarding a proposal concerning amendment of the required qualifications of directors, their terms of office or scope of liabilities will be made by making a comparison with the existing situation and considering, inter alia, the impact on the relevant company and the economic interests of shareholders.

•	In principle we will oppose a proposal requesting retention of a certain number of a company’s own shares as a condition of installation or continuation in office of a director.

•	In principle we will oppose a proposal to restrict a term in office of a director.

•	In principle we will oppose a proposal to institute a normal retirement age of directors.

•	In principle we will oppose a proposal to reduce the liabilities of a director from liability in connection with financial damage as a result of a violation of the fiduciary duties.

(3) Amendment of the Procedural Method for Election of Directors

•

A decision regarding a proposal concerning amendment of the procedural method of electing directors will be made by making a comparison with the existing situation and considering, inter alia, the reasonability of the amendment.

4. Election of Statutory Auditors

A decision regarding a proposal concerning the election of statutory auditors will be made by considering, inter alia, the independence and the suitability of the candidate for statutory auditor.

Definition of the independence:

A person considered to be independent shall mean a person for whom there is no relationship between the relevant company and the candidate for statutory auditor other than that of being selected as a statutory auditor.

(1) Independence

•	In principle we will oppose a candidate for an external statutory auditor if the candidate does not have independence.

(2) Suitability

•	In principle we shall oppose a statutory auditor candidate whose attendance rate is less than 75 percent at meetings of the board of directors or meetings of the board of auditors

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

(3) Accountability

•	In principle we will consider opposing a candidate for reelection as a statutory auditor in the event that significant concerns exist in an audit report that has been submitted or audit proceedings.

(4) Antisocial Activities on the Part of the Company

•

In principle we will consider opposing a candidate for reelection as a statutory auditor in the event that during the term in office of the candidate a corporate scandal occurred that had a significant impact on society and caused or could cause damage to shareholder value.

•

In principle we will consider opposing a candidate for reelection as a statutory auditor in the event that during the term in office of the candidate window dressing or inappropriate accounting practices occurred on the part of the relevant company.

5. Composition of the Board of Auditors

A decision regarding a proposal concerning amendment of the number of statutory auditors or the composition of the board of auditors will be made by making a comparison with the existing situation and considering, inter alia, the impact on the relevant company and the economic interests of shareholders

•

We will consider voting in favor of a proposal to increase the number of statutory auditors except external statutory auditors, however as for a proposal to decrease the number of statutory auditors, if there is not any explicit and rational reason, we will consider opposing the reelection of representative directors.

•

We will consider voting in favor of a proposal to increase the number of external statutory auditors, however as for a proposal to decrease the number of external statutory auditors, if there is not any explicit and rational reason, we will consider opposing the reelection of representative directors.

6. Election of Accounting Auditors

We will decide on proposals concerning the election of an accounting auditor by considering, inter alia, the suitability of the candidate for accounting auditor, and the level of audit fees.

•

In principle we will oppose a candidate for accounting auditor in the event that the accounting auditor can be determined to have expressed an opinion that is not accurate concerning the financial condition of the relevant company.

•

In principle we will oppose in the event that a contract for non-auditing work exists between the accounting auditor and the relevant company, and it is determined that the non-auditing work can be found to present a conflict of interest with the auditing work.

•	In principle we will oppose a candidate for accounting auditor in the event that an

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

excessive auditing fee is paid.

•

In principle we will oppose a proposal requesting a change of accounting auditor in the event that the reason for the change can be determined to be a result of a difference in interpretation between the accounting auditor and the relevant company regarding accounting policy.

7. Compensation of Directors, Statutory Auditors, Officers and Employees

(1) Compensation of Directors/Statutory Auditors

•	In principle we will vote in favor of a proposal to obtain approval of compensation, except in the following cases:

•	A negative correlation appears to exist between the business performance of the company and compensation

•	A compensation framework or practice exists which presents an issue

•	In principle we will oppose a proposal to pay compensation only by granting shares.

(2) Annual Bonus for Directors/Statutory Auditors

In principle we will vote in favor of a proposal to pay annual bonuses, except in the following case:

•

Recipients include those who are judged to be responsible for clear mismanagement resulted in a significant decline in the stock price or severe deterioration in business performance, or shareholder-unfriendly behavior.

(3) Stock Option Plan

•

A proposal to introduce or amend a stock option plan will be decided in consideration of, inter alia, the impact that introducing or amending the plan will have on shareholder value and the rights of shareholders, as well as the level of compensation, the scope of implementation, and the reasonability of the plan.

•	In principle we will oppose a proposal to reduce the exercise price of a stock option plan.

•	In principle we will vote in favor of a proposal to request that an amendment of the exercise price of a stock option plan be made a matter for approval by the shareholders.

(4) Stock Purchase Plan

•

A decision regarding a proposal requesting the introduction or amendment of a stock purchase plan will be made in consideration of, inter alia, the impact that introducing or amending the plan will have on shareholder value and the rights of shareholders, the scope of implementation, and the reasonability of the plan.

(5) Retirement Bonus of Directors or Statutory Auditors

A decision regarding a proposal in connection with awarding a retirement bonus to a director or a

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

statutory auditor will be made in consideration of, inter alia, the extent of the persons who are to be recipients, the existence or absence of antisocial activities in the past on the part of the prospective recipients, the business performance of the company, and the existence or absence of antisocial activities on the part of the company.

•	In principle we will vote in favor of a proposal to pay a retirement bonus of a director or a statutory auditor if all of the following conditions are satisfied.

•	Retirement bonus amount is disclosed.

•	The prospective recipients do not include an external director or an external statutory auditor.

•	None of the prospective recipients have committed a significant criminal conduct.

•

The business performance of the relevant company has not experienced a deficit for three consecutive periods and had no dividend or dividends or they were inferior when compared to others in the same industry.

•	During the terms of office of the prospective recipients there has been no corporate scandal that had a significant impact on society and caused or could cause damage to shareholder value.

•	During their terms in office there has been no window dressing or inappropriate accounting practices in the relevant company.

8. Equity Financing Policy

(1) Amendment of the Number of Authorized Shares

•

A decision regarding a proposal requesting an increase in the number of authorized shares will be made by considering, inter alia, the impact that amending the number of authorized shares will have on shareholder value and the rights of shareholders, as well as the reasonability of the amendment of the number of authorized shares, and the impact on the listing of shares as well as on the continuity of the company.

•

In principle we will vote in favor of a proposal requesting an increase in the number of authorized shares if it can be determined that unless an increase is made to the number of authorized shares the company will be delisted or that there is a risk of a significant impact on the continuity of the company.

•	In principle we will oppose a proposal to increase the number of authorized shares after the appearance of an acquirer.

(2) Issuing of New Shares

A decision regarding a proposal in connection with issuing of new shares will be made in consideration of , inter alia, reasons of issuing new shares, issuing conditions and terms, the impact of the dilution on the shareholders value and rights of shareholders as well as the impact on the

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listing of shares and the continuity of the company.

(3) Acquisition or Reissue by a Company of Its Own Shares

•	A decision regarding a proposal for a company to acquire or reissue its own shares shall be made by considering, inter alia, its reasonability.

(4) Stock Split

•	In principle we will vote in favor of a proposal involving a stock split.

(5) Consolidation of Shares (Reverse Split)

•	A decision regarding a proposal involving a consolidation of shares (reverse split) shall be made by considering, inter alia, its reasonability.

(6) Preferred Shares

•

In principle we will oppose a proposal requesting the creation of new preferred shares or increasing the authorized number of preferred shares, by way of a blank power of attorney that does not specify the voting rights, dividends, conversion or other rights.

•

In principle we will vote in favor of a proposal to create new preferred shares or to increase the number of authorized preferred shares if the voting rights, dividends, conversion and other rights are stipulated and these rights can be determined to be reasonable.

•	In principle we will vote in favor of a proposal to the effect that approval of issuing preferred shares is so be obtained from shareholders.

(7) Issuing of Convertible Bonds

•

A decision regarding a proposal to issue convertible bonds shall be made by considering, inter alia, the number of shares into which the bonds are to be converted, and the period to maturity of the bonds.

(8) Issuing of Non-Convertible Bonds, and Increasing a Borrowing Limit

•

A decision regarding a proposal in connection with the issuing of non-convertible bonds or increasing a borrowing limit shall be made by considering, inter alia the financial condition of the relevant company.

(9) Equitization of Debt

•

A decision regarding a proposal requesting an amendment of the number of authorized shares or issuing of shares of the company in relation to a debt restructuring shall be made in consideration of, inter alia, the conditions of amending the number of authorized shares or issuing shares of the company, the impact on shareholder value and on the rights of shareholders, the reasonability thereof, and the impact on listing of the shares as well as on the continuity of the company.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

(10) Capital Reduction

•

A decision regarding a proposal in connection with a capital reduction will be made in consideration of, inter alia, the impact on shareholder value and on the rights of shareholders, the reasonability of the capital reduction, as well as the impact on listing of the shares and on the continuity of the company.

•	In principle we will approve a proposal requesting a capital reduction in the form of a standard accounting processing.

(11) Financing Plan

•

A decision regarding a proposal in connection with a financing plan will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders, as well as the reasonability thereof, and the impact on the listing of shares as well as on the continuity of the company.

•	In principle we will vote in favor of a proposal requesting approval of a financing plan.

(12) Capitalization of Reserves

•	In principle we will vote in favor of a proposal requesting a capitalization of reserves.

9. Corporate Governance

(1) Amendment of Settlement Period

•	In principle we will vote in favor of a proposal requesting an amendment of the settlement period, except when it can be determined that the objective is to delay a general meeting of shareholders.

(2) Amendment of Articles of Incorporation

A decision regarding a proposal in connection with an amendment of the articles of incorporation will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders as well as the necessity and the reasonability of amending the articles of incorporation.

•	In principle we will vote in favor of a proposal to amend the articles of incorporation if amendment of the articles of incorporation is necessary by law.

•

In principle we will oppose a proposal to amend the articles of incorporation if it can be determined that there is a risk that the rights of shareholders will be infringed or a risk that a reduction in shareholder value will occur as a result of the relevant amendment.

•	In principal we will vote in favor of a proposal submitted by the board in connection with transition to a committees organized company.

•	In principal we will vote in favor of a proposal requesting mitigation or abolishment of the requirements for special resolution.

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(3) Amendment of the Quorum of a General Meeting of Shareholders

•

A decision regarding a proposal in connection with an amendment of the quorum of a general meeting of shareholders will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders as well as the customs of the region or country.

•

A proposal in connection with amending the quorum of a special resolution of a general meeting of shareholders will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders as well as the customs of the region or country.

(4) Omnibus Proposal of a General Meeting of Shareholders

•	In principle we will oppose an omnibus proposal at a general meeting of shareholders if the entire proposal will not be in the best interests of shareholders.

10. Corporate Behavior

(1) Amendment of Tradename or Location of Corporate Registration

•	In principle we will vote in favor of a proposal requesting amendment of a tradename.

•	In principle we will vote in favor of a proposal requesting amendment of a location of corporate registration.

(2) Corporate Restructuring

•

A decision regarding a proposal in connection with a corporate reorganization as set forth below will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders, the respective impact on the financial condition and business performance of the relevant company, as well as the reasonability thereof, and the impact on the listing of shares as well as on the continuity of the company:

Merger or acquisition;

Assignment or acquisition of business;

Company split (spin-off);

Sale of assets;

Being acquired; or

Liquidation.

(3) Proxy Contest

•

A decision regarding a proposal in connection with election of a director from among opposing candidates will be made in consideration of the independence, suitability, existence or absence of any antisocial activities in the past, actions in corporate governance and accountability on the part of the candidates for director, the business performance of

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the company, the existence or absence of antisocial activities of the company, and the background to the proxy contest.

•

A person who is considered to be independent shall mean a person for whom there is no relationship between the relevant company and the candidate for director other than that of being selected as a candidate director of the relevant company.

(4) Defense Strategy in Proxy Contest

•	Staggered Board

•	In principle we will oppose a proposal requesting the introduction of a staggered board of directors.

•	In principle we will vote in favor of a proposal requesting that the terms in office of directors be one year.

•	Authority to Dismiss Directors

In principle we will oppose a proposal requesting more stringent requirements for the shareholders to be able to dismiss a director.

•	Cumulative Voting

•	In principle we will vote in favor of a proposal to introduce cumulative voting in connection with the election of directors.

•	In principle we will oppose a proposal requesting the abolition of cumulative voting in connection with the election of directors.

(5) Takeover Defense Strategies

•	Introduction or Amendment of Takeover Defense Strategy

In principle we will oppose a proposal requesting to introduce or amend a takeover defense strategy that will reduce shareholder value or infringe the rights of shareholders.

•	Rights Plan (Poison Pill)

A decision regarding a proposal to introduce a rights plan (poison pill) will be made in consideration of, inter alia, the triggering conditions, the effective period, the conditions of disclosure of content, the composition of directors of the relevant company, and the status of introducing other takeover defense strategies.

•	In principal we will oppose a proposal in which, a triggering condition of the number of outstanding shares is less than 20%.

•	In principal we will oppose a proposal that the effective period is beyond 3 years.

•	In principal we will oppose a proposal that directors are not selected annually.

•	In principal we will oppose a proposal in the event that there are less than 2 directors or 20% of the board who are independent with no issue of the attendance records of

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the board meeting.

•

We will vote in favor for a proposal that a rights plan is considered by an independent committee before introducing such plan. We will vote in favor a proposal only if all special committee members are independent with no issue of the attendance records of the board meeting.

•	In principal we will oppose a proposal in the event that other takeover defense strategies exist.

•	In principal we will oppose a proposal in the event that the issuing date of invitation notice to shareholders is less than 3 weeks before the general shareholders meeting.

•	In principal we will oppose a proposal unless the introduction of takeover defense strategies is considered reasonably beneficial to interests of minority shareholders.

•	Relaxation of Requirements to Amend the Articles of Incorporation or Company Regulations

A decision regarding a proposal to relax the requirements to amend the articles of incorporation or company regulations will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders.

•	Relaxation of Requirements for Approval of a Merger

A decision regarding a proposal to relax the requirements to approve a merger will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders.

11. Social, Environmental and Political Problems

A decision regarding a proposal in connection with social, environmental or political problems will be made in consideration of, inter alia, the impact that the actions on the part of the company will have on shareholder value and the rights of shareholders, or on the financial condition and business performance of the company, the reasonability of these actions, and the impact on the listing of shares as well as on the continuity of the company.

12. Information Disclosure

•	In principle we will oppose a proposal for which sufficient information is not disclosed for the purpose of making a voting decision.

•	In principle we will vote in favor of a proposal to increase information disclosure, if all of the following standards are satisfied.

•	The information will be beneficial to shareholders.

•	The time and expense required for the information disclosure will be minimal.

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13. Conflicts of Interest

We will abstain from exercising shareholder voting rights in a company that would constitute a conflict of interest.

The following company is determined to be a company that would constitute a conflict of interest:

•	Invesco Limited.

14. Shareholder proposals

A decision regarding shareholders’ proposals will be made in accordance with the Guidelines along with company’s proposal, however, will be considered on the basis of proposed individual items.

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Guidelines on Exercising of Shareholder Voting Rights and

Policy Decision Making Criteria

(Foreign Equities)

Policy and Objectives of Exercising Shareholder Voting Rights

Our company is cognizant of the importance of corporate governance, and exercises votes with the sole objective of maximizing the long term interests of trustors (investors) and beneficiaries, pursuant to our fiduciary duty as a trustee to the trustors (investors) and the beneficiaries. We will not conduct any voting with an objective of own interest or that of any third party other than the trustors (investors) or beneficiaries. The interests of trustors (investors) and beneficiaries means the increasing of corporate value or the increasing of the economic interests of shareholders or the preventing of damage thereto.

Significance of Guidelines on Exercising Shareholder Voting Rights

Our company has determined the Guidelines on Exercising of Shareholder Voting Rights in accordance with our policy on exercising the voting rights of shareholders, for the purpose of exercising votes in an appropriate manner, and will closely examine each proposal and determine the response pursuant to these Guidelines.

Guidelines on Exercising Shareholder Voting Rights

1. Procedural Proposal

(1) Procedures

•

In principle we will vote in favor of a selection of the chairman of a general meeting of shareholders, approval of the minutes, approval of the shareholders registry and other proposals in connection with procedures to hold a general meeting of shareholders.

•	In principle we will vote in favor of a procedural proposal such as the following:

•	Opening of a general meeting of shareholders

•	Closing of a general meeting of shareholders

•	Confirming the proper convening of a general meeting of shareholders

•	Satisfaction of the quorum for a general meeting of shareholders

•	Confirming the agenda items of a general meeting of shareholders

•	Election of a chairman of a general meeting of shareholders

•	Designation of shareholders who will sign the minutes of a general meeting of shareholders

•	Preparing and approving a registry of shareholders

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•	Filing of legally prescribed documents in connection with a general meeting of shareholders

•	Designation of an inspector or shareholder to inspect the minutes of a general meeting of shareholders

•	Permission to ask questions

•	Approval of the issuing of minutes of a general meeting of shareholders

•	Approval of matters of resolution and granting to the board of directors the authority to execute matters that have been approved

(2) Financial Statements, Business Reports and Auditors Reports

•	In principle we will vote in favor of a proposal requesting approval of the financial statements, business reports and auditor reports, except in the following circumstances:

•	Concerns exist about the settlement or auditing procedures; or

•	The relevant company has not answered shareholders’ questions concerning matters that should be disclosed.

(3) Allocation of Earned Surplus and Dividends

•

A decision regarding a proposal requesting approval of the allocation of earned surplus and dividends will be made in consideration of, inter alia, the financial condition and the business performance of the relevant company as well as the economic interests of shareholders.

2. Election of Directors

A decision regarding a proposal in connection with electing a director will be made in consideration of, inter alia, the independence, suitability and existence or absence of any antisocial activities in the past on the part of a candidate for director. In the event that a candidate for director is a reelection candidate, we will decide in consideration, inter alia, of the director candidate’s engagement in corporate governance, accountability, the business performance of the company, and the existence or absence of any antisocial act by the company during his or her term in the office.

Definition of independence:

A person considered to be independent shall mean a person for whom there is no relationship between the relevant company and the candidate for director other than that of being selected as a director.

(1) Independence

(United States)

•	In the following circumstances we will in principle oppose or withhold approval of a

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candidate for an internal director, or a candidate for an external director who cannot be found to have a relationship of independence from the relevant company:

•

If the internal director or the external director who cannot be found to have a relationship of independence from the relevant company is a member of the compensation committee or the nominating committee;

•	If the audit committee, compensation committee, or nominating committee has not been established and the director functions as a committee member;

•	If the nominating committee has not been established;

•	If external directors who are independent from the relevant company do not constitute a majority of the board of directors;

•	A person who is independent shall mean a person for whom there is no relationship between the relevant company and the candidate for director other than that of being selected as a director.

(Other than United States)

A decision concerning the independence of the candidate for director will be made in consideration of the conditions of each country.

(2) Suitability

•	In principle we shall oppose or withhold approval of a director candidate in the following circumstances:

•	An attendance rate of less than 75 percent at meetings of any of the board of directors, the audit committee, the compensation committee, or the nominating committee;

•	Serving as a director of six or more companies; or

•	Serving as a CEO of another company and also serving as an external director of at least two other companies.

(3) Corporate Governance Strategies

•

In principle we will oppose or withhold approval of all candidates for reelection in the event that the board of directors employs a system of staggered terms of office and a problem of governance has occurred in the board of directors or committee but the responsible director is not made a subject of the current proposal to reelect directors.

•	In the following circumstances we will in principle oppose or withhold approval of a candidate for reelection of a director who is a member of the audit committee:

•	If an excessive auditing fee is being paid to the accounting auditor;

•	If the accounting auditor has expressed an opinion of non-compliance concerning the

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financial statements of the relevant company; or

•

If the audit committee has agreed with the accounting auditor to reduce or waive the liability of accounting auditor, such as by limiting the right of the company or the shareholders to take legal action against the accounting auditor.

•	In the following circumstances we will in principle oppose or withhold approval of a candidate for reelection as a director who is a member of the compensation committee:

•	If there appears to be a negative correlation between the business performance of the company and the compensation of the CEO;

•

If in the case of an option for which the stock price of the relevant company is less than the exercise price, an amendment of the exercise price or an exchange for cash or the like has been made without the approval of a general meeting of shareholders;

•	If an exchange (sale) of stock options which is limited to a single exercise has been made without obtaining the approval of a general meeting of shareholders;

•

If the burn rate has exceeded the level promised in advance to shareholders (the burn rate is the annual rate of dilution measured by the stock options or rights to shares with restriction on assignment that have been actually granted (otherwise known as the “run rate”)); or

•	If a compensation system or practice exists that presents a problem.

•	In the following circumstances we will in principle oppose or withhold approval of all candidates for reelection as directors:

•

If the board of directors has not taken appropriate action regarding a shareholders’ proposal even if there was a shareholders’ proposal which has been approved by a majority of the valid votes in the previous period at a general meeting of shareholders;

•	If the board of directors has not taken appropriate action such as withdrawing a takeover defense strategy, despite a majority of shareholders having accepted a public tender offer; or

•

If the board of directors has not taken appropriate action regarding the cause of opposition or withholding of approval even though at the general meeting of shareholders for the previous period there was a candidate for director who was opposed or for whom approval was withheld by a majority of the valid votes.

(4) Accountability

•	In the following cases we will consider opposing or withholding approval from a candidate for reelection as a director:

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•

If a notice of convening states that there is a director with an attendance rate of less than 75% at meetings of the board of directors or committee meetings, but the name of the individual is not specifically stated.

•

If the relevant company has a problematic system as set forth below, and business performance of the relevant company during the term in office of candidate has been in a deficit and with no dividend or is inferior when compared to those in the same industry in three consecutive periods :

•	A system of staggered terms of office;

•	A system of special resolution that is not by simple majority;

•	Shares of stock with multiple votes;

•	A takeover defense strategy that has not been approved by a resolution of a general meeting of shares;

•	No clause for exceptions exists in the event that there are competing candidates, even though a system of majority resolution has been introduced for the election of directors;

•	An unreasonable restriction is imposed on the authority of shareholders to convene an extraordinary general meeting of shareholders; or

•	An unreasonable restriction is imposed on the shareholders’ right to seek approval or disapproval on the part of shareholders by means of a letter of consent by shareholders;

•

In principle we will oppose or withhold approval of all candidates for reelection as directors in the event that a dead hand or similar provision is included in a poison pill, until this provision is abolished.

•

In principle we will oppose or withhold approval of all candidates for reelection as directors in the event of introducing a new poison pill with an effective duration of 12 months or more (a long-term pill), or any renewal of a poison pill including a short-term pill with an effective period of less than 12 months, by the board of directors without the approval of a general meeting of shareholders.

Nevertheless we will in principle vote in favor of all candidates for reelection as directors in the event of a new introduction if a commitment is made by binding resolution to seek approval of the new introduction at a general meeting of shareholders.

•

In principle we will oppose or withhold approval of all candidates for reelection as directors in the event that a significant amendment to the disadvantage of shareholders is added to a poison pill, by the board of directors without the approval of a general meeting of shareholders.

(5) Business Performance of a Company

•

We will consider opposing or withholding a candidate for reelection as a director in the event that business performance of the relevant company during the term in office of the candidate experienced a deficit in three consecutive periods and no dividends were paid.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•

We will consider opposing or withholding candidate for reelection as a director in the event that business performance of the relevant company during the term in office of the candidate was inferior when compared to others in the same industry.

(6) Antisocial Activities on the Part of the Company

•

In principle we will oppose or withhold a candidate for reelection as a director in the event that during the term in office of the candidate a corporate scandal occurred that had a significant impact on society and caused or could cause damage to of shareholder value.

•

In principle we will oppose or withhold approval of a candidate for reelection as a director who was a member of the audit committee, if inappropriate accounting practices occurred at the relevant company such as window dressing, accounting treatment that deviates from GAAP (generally accepted accounting principles), or a significant omission in disclosure pursuant to Article 404 of the Sox Law.

(7) Other

•	In principle we will oppose or withhold a candidate for director in the event that information concerning the relevant candidate has not been sufficiently disclosed.

(8) Amendment of the Number and Composition of Directors

•

A decision regarding a proposal concerning amendment of the number of directors or the composition of the board of directors will be made by making a comparison with the existing situation and considering, inter alia, the impact on the relevant company and the economic interests of shareholders.

•	In principle we will vote in favor of a proposal to diversify the composition of a board of directors.

•	In principle we will vote in favor of a proposal to fix the number of members of a board of directors, except when it is determined that this is a takeover defense strategy.

•	In principle we will oppose a proposal to make shareholder approval unnecessary in connection with an amendment of the number of members or composition of the board of directors.

(9) Amendment of Qualification Requirements, Period of Service, or Extent of Liability of Directors

•

A decision regarding a proposal concerning amendment of the required qualifications of directors, their terms of office or scope of liabilities will be made by making a comparison with the existing situation and considering, inter alia, the impact on the relevant company and the economic interests of shareholders

•	In principle we will oppose a proposal requesting retention of a certain number of a

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company’s own shares as a condition of installation or continuation in office of a director.

•	In principle we will oppose a proposal to restrict a term in office of a director.

•	In principle we will oppose a proposal to institute normal retirement age of directors.

•	In principle we will oppose a proposal to reduce the liabilities of a director from liability in connection with financial damage as a result of a violation of the fiduciary duties.

(10) Amendment of the Procedural Method for Election of Directors

•

We will decide on proposal concerning amendment of the procedural method of electing directors will be made by making a comparison with the existing situation and considering, inter alia, the reasonability of the amendment.

•	In principle we will vote in favor of a proposal to require the approval of the majority of the valid votes for an election of a director.

•	In principle we will vote in favor of a proposal to prohibit the US style voting system.

3. Election of Statutory Auditors

•	A decision regarding a proposal in connection with electing a statutory auditor shall be made by considering, inter alia, the independence and suitability of the statutory auditor candidate.

•	In principle we will oppose a candidate for reelection as a statutory auditor in the event that significant concerns exist in an audit report that has been submitted or audit proceedings.

•

A person who is independent shall mean a person for whom there is no relationship between the relevant company and the candidate for statutory auditor other than that of being selected as a statutory auditor.

4. Election of Accounting Auditor

We will decide on proposals concerning the election of an accounting auditor by considering, inter alia, the suitability of the candidate for accounting auditor, and the level of audit fees.

•

In principle we will oppose a candidate for accounting auditor in the event that the accounting auditor can be determined to have expressed an opinion that is not accurate concerning the financial condition of the relevant company.

•

In principle we will oppose in the event that a contract for non-auditing work exists between the accounting auditor and the relevant company, and it is determined that the non-auditing work can be found to present a conflict of interest with the auditing work.

•	In principle we will oppose a candidate for accounting auditor in the event that an excessive auditing fee is paid.

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•

In principle we will oppose a proposal requesting a change of accounting auditor in the event that the reason for the change can be determined to be a result of a difference in interpretation between the accounting auditor and the relevant company regarding accounting policy.

5. Compensation of Directors, Statutory Auditors, Officers and Employees

(1) Compensation (Including Bonus)

•	Proposals concerning compensation will be decided in consideration of, inter alia, levels of compensation, business performance of the company, and the reasonability of the framework.

•	In principle we will vote in favor of a proposal to obtain approval of compensation reports, except in the following cases:

•	A negative correlation appears to exist between the business performance of the company and compensation.

•	A compensation framework or practice exists which presents an issue.

•	In principle we will oppose a proposal to set an absolute level or maximum compensation.

•	In principle we will oppose a proposal to pay compensation only by granting shares.

(2) Stock Option Plan

•

A proposal to introduce or amend a stock option plan will be decided in consideration of, inter alia, the impact that introducing or amending the plan will have on shareholder value and the rights of shareholders, as well as the level of compensation, the scope of implementation and the reasonability of the plan.

•	In principle we will oppose a proposal to reduce the exercise price of a stock option plan.

•	In principle we will vote in favor of a proposal to request that an amendment of the exercise price of a stock option plan be made a matter for approval by the shareholders.

(3) Stock Purchase Plan

•

A decision regarding a proposal requesting the introduction or amendment of a stock purchase plan will be made in consideration of, inter alia, the impact that introducing or amending the plan will have on shareholder value and the rights of shareholders, the scope of implementation and the reasonability of the plan.

(4) Retirement Bonus of Directors or Statutory Auditors

•

A decision regarding a proposal in connection with awarding a retirement bonus to a director or a statutory auditor will be made in consideration of, inter alia, the extent of the persons who are to be recipients, the existence or absence of antisocial activities in the past on the part of the prospective recipients, the business performance of the company, and the existence or absence of antisocial activities on the part of the company. In principle we will

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oppose awarding a retirement bonus in the event that a significant criminal act has been committed by the recipient during his or her term in office. Moreover we will also consider opposing the awarding of a retirement bonus in the event that the business performance of the relevant company during the term in office of the candidate experienced a deficit in three consecutive periods and no dividends were paid or they were inferior when compared to others in the same industry. In principle we will oppose awarding a retirement bonus in the event that during the term in office of the recipient inappropriate accounting practices occurred such as window dressing or accounting treatment that deviates from generally accepted accounting principles or a significant omission in disclosure, or a corporate scandal occurred, which had a significant impact on society and caused or could cause damage to shareholder value.

6. Equity Financing Policy

(1) Amendment of the Number of Authorized Shares

•

A decision regarding a proposal requesting an increase in the number of authorized shares of stock shall be made by considering, inter alia, the impact that amending the number of authorized shares will have on shareholder value and the rights of shareholders, as well as the reasonability of the amendment of the number of authorized shares, and the impact on the listing of shares as well as on the continuity of the company.

•

In principle we will vote in favor of a proposal requesting an increase in the number of authorized shares if it can be determined that unless an increase is made to the number of authorized shares the company will be delisted or that there is a risk of a significant impact on the continuity of the company.

•	In principle we will oppose a proposal to increase the number of authorized shares after the appearance of an acquirer.

(2) Issuing of New Shares

•

In principle if the existing shareholders will be granted new share subscription rights (pre-emptive purchase rights) we will vote in favor of a proposal to issue new shares up to 100 percent of the number of shares issued and outstanding.

•

If the existing shareholders will not be granted new share subscription rights (pre-emptive purchase rights) we will in principle vote in favor of a proposal to issue new shares up to 20 percent of the number of shares issued and outstanding.

•	In principle we will oppose a proposal to issue new shares after an acquirer has appeared.

(3) Acquisition or Reissue by a Company of Its Own Shares

•	A decision regarding a proposal for a company to acquire or reissue its own shares shall be made by considering, inter alia, its reasonability.

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(4) Stock Split

•	In principle we will vote in favor of a proposal involving a stock split.

(5) Consolidation of Shares (Reverse Split)

•	A decision regarding a proposal involving a consolidation of shares (reverse split) shall be made by considering, inter alia, its reasonability.

(6) Reduction in Par Value of Shares

•	In principle we will vote in favor of a proposal reducing the par value of shares.

(7) Preferred Shares

•

A decision regarding a proposal in connection with creating new preferred shares or amending the number of authorized preferred shares shall be made by considering, inter alia, the existence or absence of voting rights, dividends, conversion or other rights to be granted to the preferred shares as well as the reasonability of those rights.

•

In principle we will oppose a proposal requesting the creation of new preferred shares or increasing the authorized number of preferred shares, by way of a blank power of attorney that does not specify the voting rights, dividends, conversion or other rights.

•

In principle we will vote in favor of a proposal to create new preferred shares or to increase the number of authorized preferred shares if the voting rights, dividends, conversion and other rights are stipulated and these rights can be determined to be reasonable.

•	In principle we will vote in favor of a proposal to make the issuing of preferred shares a matter for approval by the shareholders.

(8) Classified Shares

•	In principle we will oppose a proposal requesting the creation of new shares with differing voting rights or increasing the authorized number of shares with differing voting rights.

•	In principle we will vote in favor of a proposal to convert to a capital structure in which there is one vote per share.

(9) Issuing of Convertible Bonds

•

A decision regarding a proposal to issue convertible bonds shall be made by considering, inter alia, the number of shares into which the bonds are to be converted, and the period to maturity of the bonds.

(10) Issuing of Non-Convertible Bonds, and Increasing a Borrowing Limit

•	A decision regarding a proposal to issue non-convertible bonds will be made by considering, inter alia, the financial condition of the relevant company.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•	A decision regarding a proposal to increase a borrowing limit shall be made by considering, inter alia, the financial condition of the relevant company.

(11) Equitization of Debt

•

A decision regarding a proposal requesting an amendment of the number of authorized shares or issuing of shares of the company in relation to a debt restructuring shall be made in consideration of, inter alia, the conditions of amending the number of authorized shares or issuing shares of the company, the impact on shareholder value and on the rights of shareholders, the reasonability thereof, as well as the impact on listing of the shares and on the continuity of the company.

(12) Capital Reduction

•

A decision regarding a proposal in connection with a capital reduction will be made in consideration of, inter alia, the impact on shareholder value and on the rights of shareholders, the reasonability of the capital reduction, as well as the impact on listing of the shares and on the continuity of the company.

•	In principle we will approve a proposal requesting a capital reduction in the form of a standard accounting processing.

(13) Financing Plan

•

A decision regarding a proposal in connection with a financing plan will be made in consideration of, inter alia, the impact on shareholder value and on the rights of shareholders, as well as the reasonability thereof, and the impact on the listing of shares as well as on the continuity of the company.

•	In principle we will vote in favor of a proposal requesting approval of a financing plan.

(14) Capitalization of Reserves

•	In principle we will vote in favor of a proposal requesting a capitalization of reserves.

7. Corporate Governance

(1) Amendment of Settlement Period

•	In principle we will vote in favor of a proposal requesting an amendment of the settlement period, except when it can be determined that the objective is to delay a general meeting of shareholders.

(2) Amendment of Articles of Incorporation

•

A decision regarding a proposal in connection with an amendment of the articles of incorporation will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders as well as the necessity and the reasonability of amending

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

the articles of incorporation.

•	In principle we will vote in favor of a proposal to amend the articles of incorporation if amendment of the articles of incorporation is necessary by law.

•

In principle we will oppose a proposal to amend the articles of incorporation if it can be determined that there is a risk that the rights of shareholders will be infringed or a risk that a reduction in shareholder value will occur as a result of the relevant amendment.

(3) Amendment of the Quorum of a General Meeting of Shareholders

•

A decision regarding a proposal in connection with amending the quorum of a general meeting of shareholders and a special resolution of a general shareholders meeting will be made in consideration of, inter alia, the impact on shareholder value and on the rights of shareholders as well as the customs of the region or country.

•	In principle we will oppose a proposal to reduce the quorum of a general meeting of shareholders.

•	In principle we will oppose a proposal to reduce the quorum of a special resolution.

(4) Omnibus Proposal of a General Meeting of Shareholders

•	In principle we will oppose an omnibus proposal at a general meeting of shareholders if the entire proposal will not be in the best interests of shareholders.

(5) Other

(Anonymous Voting)

•

In principle we will vote in favor of a proposal requesting anonymous voting, an independent vote counter, an independent inspector, and separate disclosure of the results of voting on a resolution of a general meeting of shareholders.

(Authority to Postpone General Meetings of Shareholders)

•	In principle we will oppose a proposal requesting to grant to a company the authority to postpone a general meeting of shareholders.

(Requirement of Super Majority Approval)

•	In principle we will vote in favor of a proposal requesting a relaxation or abolishment of the requirement for a super majority.

8. Corporate Behavior

(1) Amendment of Tradename or Location of Corporate Registration

•	In principle we will vote in favor of a proposal requesting amendment of a tradename.

•	In principle we will vote in favor of a proposal requesting amendment of a location of

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

corporate registration.

(2) Corporate Restructuring

A decision regarding a proposal in connection with a merger, acquisition, assignment or acquisition of business, company split (spin-off), sale of assets, being acquired, corporate liquidation or other corporate restructuring will be made in consideration of, inter alia, the respective impact on shareholder value and on the rights of shareholders, the impact on the financial condition and on the business performance of the relevant company, as well as the reasonability thereof, and the impact on the listing of shares and on the continuity of the company.

•

A decision regarding a proposal in connection with a corporate reorganization as set forth below will be made in consideration of, inter alia, the respective impact on shareholder value and on the rights of shareholders, the impact on the financial condition and on the business performance of the relevant company, as well as the reasonability thereof, and the impact on the listing of shares as well as on the continuity of the company:

Merger or acquisition;

Assignment or acquisition of business;

Company split (spin-off);

Sale of assets;

Being acquired; or

Liquidation.

(3) Proxy Contest

•

A decision regarding a proposal in connection with election of a director from among opposing candidates will be made in consideration of the independence, suitability, existence or absence of any antisocial activities in the past on the part of a candidate for director, the actions in corporate governance, accountability the business performance of the company, the existence or absence of antisocial activities of the company, and the background to the proxy contest.

•

A person who is considered to be independent shall mean a person for whom there is no relationship between the relevant company and the candidate for director other than that of being selected as a candidate director of the relevant company.

(4) Defense Strategy in Proxy Contest

•	Staggered Board

In principle we will oppose a proposal requesting the introduction of staggered board of directors:

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•	In principle we will oppose a proposal requesting the introduction of a staggered board of directors.

•	In principle we will vote in favor of a proposal requesting that the terms in office of directors be one year.

•	Authority to Dismiss Directors

In principle we will oppose a proposal requesting more stringent requirements for the shareholders to be able to dismiss a director.

•	Cumulative Voting

•

In principle we will vote in favor of a proposal to introduce cumulative voting in connection with the election of directors. However, in principle we will oppose a proposal which a majority of valid votes is required to elect a director except in the event that shareholders are able to write-in their own candidate in the convening notice or ballot of the company and the number of candidates exceeds a prescribed number.

•	In principle we will oppose a proposal requesting the abolition of cumulative voting in connection with the election of directors.

•	Authority to Call an Extraordinary General Meeting of Shareholders

•	In principle we will vote in favor of a proposal requesting a right of shareholders to call an extraordinary general meeting of shareholders.

•	In principle we will vote in favor of a proposal to abolish restrictions on the right of shareholders to call an extraordinary general meeting of shareholders.

•	In principle we will oppose a proposal to restrict or prohibit the right of shareholders to call an extraordinary general meeting of shareholders.

•	Letter of Consent Seeking Approval or Disapproval from Shareholders

•	In principle we will vote in favor of a proposal requesting that shareholders have the right to seek approval or disapproval on the part of shareholders by means of a letter of consent.

•	In principle we will vote in favor of a proposal to abolish restrictions on the right of shareholders to seek approval or disapproval on the part of shareholders by means of a letter of consent.

•	In principle we will oppose a proposal to restrict or prohibit the right of shareholders to seek approval or disapproval on the part of shareholders by means of a letter of consent.

(5) Takeover Defense Strategies

•	Rights Plan (Poison Pill)

A decision regarding a proposal in connection with introducing a rights plan (poison pill) will be made in consideration of, inter alia, the triggering conditions, the effective period,

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

the conditions of disclosure of content, the composition of directors of the relevant company, and the status of introducing other takeover defense strategies.

•	Fair Price Conditions

A decision regarding a proposal in connection with introducing fair price conditions will be made in consideration of, inter alia, the triggering conditions, the decision-making process for triggering, and the reasonability of the plan.

•	In principle we will vote in favor of a proposal requesting the introduction of fair price conditions, provided that the following is satisfied.

•	At the time of triggering the fair price provision, the approval of a majority or not more than a majority of shareholders without a direct interest in the acquisition is to be sought

•	In principle we will vote in favor of a proposal to reduce the number of approvals by shareholders that is necessary to trigger fair price provision.

•	Anti-Greenmail Provision

A decision regarding a proposal in connection with introducing an anti-greenmail provision will be made in consideration of, inter alia, the triggering conditions, the decision-making process for triggering, and the reasonability of the plan.

•	In principle we will vote in favor of a proposal requesting the introduction of anti-greenmail provisions, provided that all of the following standards are satisfied:

•	The definition of greenmail is clear

•

If a buyback offer is to be made to a person who holds a large number of shares, that the buy-back offer will be made to all shareholders, or confirmation will be made that shareholders who do not have a direct interest in the takeover do not oppose the buyback offer to the person who holds a large number of shares.

•	No clause is included which would restrict the rights of shareholders, such as measures to deter being bought out.

•	Golden Parachute and Tin Parachute Conditions

A decision regarding a proposal in connection with introducing a golden parachute or a tin parachute will be made in consideration of, inter alia, the triggering conditions, the decision-making process for triggering, the level of compensation to be provided and the reasonability of the plan.

•	In principle we will vote in favor of a proposal to introduce or amend a golden parachute or a tin parachute if all of the following criteria are satisfied:

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•	The triggering of the golden parachute or the tin parachute will be determined by an independent committee.

•	The payable compensation shall be no more than three times the employment compensation payable for a year.

•	Payment of compensation shall be made after the transfer of control.

•	Classified Shares

In principle we will oppose a proposal in connection with creating new classified shares with multiple voting rights.

A decision regarding a proposal in connection with creating new classified shares with no voting rights or less voting rights will be made in consideration of, inter alia, the terms of the classified shares.

•	In principle we will oppose a proposal to create classified shares with multiple voting rights.

•	In principle we will vote in favor of a proposal to create new classified shares with no voting rights or less voting rights if all of the following conditions are satisfied.

•	The objective of creating the new classified shares is to obtain financing while minimizing the dilution of the existing shareholders.

•	The creation of the new classified shares does not have an objective of protecting the voting rights of shareholders that have a direct interest in a takeover or of major shareholders.

•	Issuing New Shares to a White Squire or a White Knight

A decision regarding a proposal in connection with issuing shares to a white squire or a white knight will be made in consideration of, inter alia, the conditions of issuing the shares.

•	Relaxation of Requirements to Amend the Articles of Incorporation or Company Regulations

A decision regarding a proposal to relax the requirements to amend the articles of incorporation or company regulations will be made in consideration of, inter alia, the impact on shareholder value and the rights of shareholders.

•	Relaxation of Requirements for Approval of a Merger

A decision regarding a proposal to relax the requirements to approve a merger will be made in consideration of, inter alia, the impact on shareholder value and on the rights of shareholders.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•	Introduction or Amendment of Takeover Defense Strategy

In principle we will oppose a proposal in connection with introducing or amending a takeover defense strategy that will reduce shareholder value or infringe the rights of shareholders.

9. Social, Environmental and Political Problems

A decision regarding a proposal in connection with a social, environmental or political problems will be made in consideration of, inter alia, the impact that the actions on the part of the company will have on shareholder value and the rights of shareholders, the impact on the financial condition and the business performance of the company, the reasonability of these actions, and the impact on the listing of shares as well as on the continuity of the company.

10. Information Disclosure

•	In principle we will oppose a proposal for which sufficient information is not disclosed for the purpose of making a voting decision.

•	In principle we will vote in favor of a proposal to increase information disclosure, if all of the following criteria are satisfied.

•	The information will be beneficial to shareholders.

•	The time and expense required for the information disclosure will be minimal.

11. Other

(1) Directors

•	Ex Post Facto Approval of Actions by Directors and Executive Officers

In principle we will vote in favor of a proposal requesting ex post facto approval of an action taken by the directors or executive officers as long as there are no material concerns such as having committed an act in violation of fiduciary duties.

•	Separation of Chairman of the Board of Directors and CEO

•

In principle we will vote in favor of a proposal to have a director who is independent from the relevant company serve as the chairman of the board of directors as long as there are not sufficient reasons to oppose the proposal, such as the existence of a corporate governance organization that will counter a CEO who is also serving as chairman.

•	A person considered to be independent shall mean a person for whom there is no relationship between the relevant company and the director other than that of being selected as a director.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

•	Independence of Board of Directors

•

In principle we will vote in favor of a proposal to have directors who are independent from the relevant company account for at least a majority or more than two-thirds of the members of the board of directors.

•	In principle we will vote in favor of a proposal that the audit committee, compensation committee and nominating committee of the board of directors shall be composed solely of independent directors.

•	A person considered to be independent shall mean a person for whom there is no relationship between the relevant company and the director other than that of being selected as a director.

(2) Statutory Auditors

•	Ex Post Facto Approval of Actions by Statutory Auditors

In principle we will vote in favor of a proposal requesting ex post facto approval of an action taken by a statutory auditor as long as there are no material concerns such as having committed an act in violation of fiduciary duties.

•	Attendance by a Statutory Auditor at a General Meeting of Shareholders

In principle we will vote in favor of a proposal requesting that a statutory auditor attend a general meeting of shareholders.

(3) Accounting Auditor

•	Fees of an accounting auditor

•	In principle we will vote in favor of a proposal requesting that the decision on the fees of an accounting auditor is left up to the discretion of the board of directors.

•	In principle we will oppose a proposal to reduce or waive the liability of an accounting auditor.

•	Selection of the Accounting Auditor by a General Meeting of Shareholders

•	In principle we will vote in favor of a proposal to make the selection of an accounting auditor a matter for resolution by a general meeting of shareholders.

12. Conflicts of Interest

We will abstain from exercising shareholder voting rights in a company that would constitute a conflict of interest.

B19-2 Giudeline on Exercising Shareholder Voting Rights and Policies for Deciding on the Exercise of Shareholder Voting Rights. April 20, 2011

The following company is determined to be a company that would constitute a conflict of interest:

•	Invesco Limited.

13. Shareholder Proposals

A decision regarding shareholders’ proposals will be made in accordance with the Guideline along with company’s proposal, however, will be considered on the basis of proposed individual items.

Proxy Policies and Procedures

for

Invesco Asset Management Deutschland GmbH

April 2013

INVESCO CONTINENTAL EUROPE

VOTING RIGHTS POLICY

INVESCO ASSET MANAGEMENT SA (& BRANCHES IN AMSTERDAM, BRUSSELS, MADRID, MILAN, STOCKHOLM)

INVESCO ASSET MANAGEMENT DEUTSCHLAND GMBH

INVESCO ASSET MANAGEMENT ÖSTERREICH GMBH

Approach

This document sets out the high level Proxy Voting Policy of the companies outlined above and referred to as Invesco Continental Europe (“Invesco CE”). The principles within this policy are followed by these companies or to any of its delegates as applicable.

Invesco CE is committed to the fair and equitable treatment of all its clients. As such Invesco CE has put in place procedures to ensure that voting rights attached to securities within a UCITS or portfolio for which it is the Management Company are exercised where appropriate and in the best interests of the individual UCITS/ portfolio itself. Where Invesco CE delegates the activity of Investment Management it will ensure that the delegate has in place policies and procedures consistent with the principles of this policy.

Voting Opportunities

Voting opportunities which exist in relation to securities within each individual UCITS/ portfolio are monitored on an ongoing basis in order to ensure that advantage can be taken of any opportunity that arises to benefit the individual UCITS/ portfolio.

When is has been identified that a voting opportunity exists, an investment decisions is taken whether or not the opportunity to vote should be exercised and, if relevant, the voting decision to be taken. Considerations which are taken into account include:

•	The cost of participating in the vote relative to the potential benefit to the UCITS/portfolio.

•

The impact of participation in a vote on the liquidity of the securities creating the voting opportunity due to the fact that some jurisdictions will require that the securities are not sold for a period if they are the subject of a vote.

•	Other factors as deemed appropriate by the Investment Manager in relation to the investment objectives and policy of the individual UCITS/ portfolio.

It may be the case that an investment decision is taken not to participate in a vote. Such decisions can be equally appropriate due to the considerations applied by the investment team to determine the relative benefit to the individual UCITS/ portfolio, based on criteria such as fund size, investment objective, policy and investment strategy applicable.

Conflicts of Interest:

Invesco CE has a Conflicts of Interest Policy which outlines the principles for avoiding, and where not possible, managing conflicts of interest. At no time will Invesco CE use shareholding powers in respect of individual UCITS/portfolio to advance its own commercial interests, to pursue a social or political cause that is unrelated to a UCITS’/portfolio’s economic interests, or to favour another UCITS/ portfolio or client or other relationship to the detriment of others. This policy is available, free of cost, from any of the Invesco CE companies.

Information on Voting Activity:

Further information on votes which were available to individual UCITS and actions taken are available to unitholders free of charge and by request to the UCITS Management Company.

PART C

OTHER INFORMATION

Item 28.	Exhibits

a(1)	Agreement and Declaration of Trust-Short Form*

(2)	Amended and Restated Agreement and Declaration of Trust*

b(1)	By-Laws(*)

c

Articles II, VI, VII, VIII and IX of the Amended and Restated Agreement and Declaration of Trust and Articles IV, V and VI of the Bylaws, as amended, both as previously filed define rights of holders of shares.

d(1)	Master Investment Advisory Agreement dated September 30, 2015(*)

d(2)	Form of Master Intergroup Sub-Advisory Agreement dated September 30, 2015(*)

(a)	Termination Agreement for Invesco Australia*

e	Omitted pursuant to General Instruction B.2 of Form N-1A

f	Not Applicable

g(1)	Custodian Contract(42)

(2)(a)	Transfer Agency and Service Agreement dated September 30, 2015(*)

(3)(a)	Master Fund Administrative Services Agreement(*)

h	Not Applicable

i	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	Omitted pursuant to General Instruction B.2 of Form N-1A.

k	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	Not Applicable

m	Not Applicable

n	Not Applicable

o	Not Applicable

p(1)	Invesco Advisers, Inc. and Code of Ethics, amended January 1, 2015*

(2)	Invesco Asset Management Limited (IAML)(UK) Code of Ethics dated 2014*

(3)	Invesco Ltd. Code of Conduct dated October 2014, for Invesco Asset Management (Japan) Limited Code of Ethics*

(4)	Invesco Staff Ethics and Personal Share Dealing, dated January 2014, and Invesco Hong Kong Limited Policy on Gifts and Entertainment dated February 2014, and Invesco Hong Kong Limited Code of Ethics dated January 1, 2015 for Invesco Hong Kong Limited.*

(5)	Invesco Ltd. Code of Conduct, revised October 2014, relating to, Invesco Canada Ltd.; Invesco Canada Ltd., Policy No. D-6 Gifts and Entertainment, revised May 2014, and Policy No. D-7 Invesco Canada Personal Trading Policy, revised July 2014, together the Code of Ethics relating to Invesco Canada Ltd*

(6)	Invesco EMEA UK Employees Code of Ethics dated 2014, for Invesco Asset Management Deutschland GmbH. *

(7)	Invesco Senior Secured Management Code of Ethics revised March 4, 2015 and Invesco Advisers Inc. Code of Ethics amended January 2015.*

*	Filed herewith

Item 29.	Persons Controlled by or Under Common Control with Fund

None.

Item 30.	Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Amended and Restated Agreement and Declaration of Trust and Article VIII of its Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Amended and Restated Agreement and Declaration of Trust, amended and restated effective as of May 19, 2015, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust act, the Registrant’s Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic insurers, with limits up to $80,000,000 (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (Invesco) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco or any of its officers, directors or employees, that Invesco shall not be subject to liability to the Registrant or to any shareholder of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Registrant in connection with the matters to which the Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under the Sub-Advisory Contract.

Item 31.	Business and Other Connections of Investment Adviser

See “Management, Organization and Capital Structure” in Part A and “Management of the Fund” in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser’s current Form ADV (File No. 801-33949) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

Item 32.	Principal Underwriters

Not applicable.

Item 33.	Location of Accounts and Records

All accounts, books and other documents of the Fund required by Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules thereunder to be maintained (i) by the Fund will be maintained at its offices, located at at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046 or at State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171; and (ii) by the Adviser will be maintained at its offices, located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309.

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Fund, Invesco Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, and the State of Georgia, on the 30th day of September, 2015.

INVESCO EXCHANGE FUND

By:	/s/ Philip A. Taylor
Philip A. Taylor
President

INVESCO EXCHANGE FUND

INDEX TO EXHIBITS

TO AMENDMENT NO. 51

Description of Exhibits

a (1)	Agreement and Declaration of Trust – Short Form dated May 6, 2015
(2)	Amended and Restated Agreement and Declaration of Trust- dated May 19, 2015

b (1)	By-Laws

d (1)	Master Investment Advisory Agreement
(2)	Form of Master Intergroup Sub-Advisory Agreement dated September 30, 2015
(2) (a)	Termination Agreement for Invesco Australia

g (2)(a)	Transfer Agency and Service Agreement dated September 30, 2015
(3)(a)	Master Administrative Services Agreement*

P(1)	Invesco Advisers, Inc. and Code of Ethics, adopted January 1, 2015, relating to Invesco Advisers, Inc. and any of its subsidiaries.

p (2)	Invesco Asset Management Limited (IAML) (UK) Code of Ethics dated 2014

p (3)	Invesco Ltd. Code of Conduct dated October 2014, for Invesco Asset Management (Japan) Limited Code of Ethics

p (4)	Invesco Staff Ethics and Personal Share Dealing dated February 2014 and Invesco Hong Kong Limited Policy on Gifts and Entertainment dated February 2014, and Invesco Hong Kong Limited Code of Ethics dated January 1, 2015 for Invesco Hong Kong Limited.

p (5)	Invesco Ltd. Code of Conduct, revised October 2014, Policy No. D-6 Gifts and Entertainment, revised May 2014, and Policy No. D-7 Personal Trading Policy revised July 2014, together the Code of Ethics relating to Invesco Canada Ltd

p (6)	Invesco EMEA-UK Employees Code of Ethics dated 2014, for Invesco Asset Management Deutschland GmbH

p (7)	Invesco Senior Secured Management Code of Ethics Policy, revised March 4, 2014 and Invesco Advisers, Inc. Code of Ethics amended January 1, 2015